Exhibit 10.3

EXECUTION VERSION

[THIS LEASE IS NOT TO BE RECORDED]

MASTER LEASE

by and among

SERITAGE SRC FINANCE LLC

and

SERITAGE KMT FINANCE LLC,

Landlord,

and

KMART OPERATIONS LLC

and

SEARS OPERATIONS LLC,

Tenant

i

ARTICLE IX TRANSFER		68
9.1	Transfer; Subletting and Assignment	68
9.2	Permitted Subletting	69
9.3	Permitted Assignments	69
9.4	Required Assignment and Subletting Provisions	70
9.5	Costs	71
9.6	No Release of Tenant’s Obligations	71
9.7	No Restriction on Landlord	71
9.8	Free-Standing SAC Leases	71

ARTICLE X MAINTENANCE AND COMMON AREAS		72
10.1	Maintenance and Repair; Trade Fixtures	72
10.2	Common Areas	75
10.3	Landlord’s Responsibility for Leasehold Improvements Subsequent to Multi-Tenant Occupancy Date	78
10.4	Landlord’s Warranties and Guaranties	78
10.5	Tenant’s Responsibility under Lands’ End Agreements and Sears Hometown License Agreement	79

ARTICLE XI INSURANCE		81
11.1	General Insurance Requirements	81
11.2	Landlord’s “All-Risk” Insurance	83
11.3	Additional Insurance	83
11.4	Waiver of Subrogation	83
11.5	Policy Requirements	84
11.6	Increase in Limits	84
11.7	Blanket Policy	84
11.8	No Separate Insurance	84

ARTICLE XII CASUALTY AND CONDEMNATION		84
12.1	Casualty; Property Insurance Proceeds	84
12.2	Tenant’s Obligations Following Casualty	86
12.3	No Abatement of Rent	86
12.4	Waiver	87
12.5	Insurance Proceeds Paid to Landlord Mortgagee	87
12.6	Tenant’s Right to Terminate Upon Damage Near End of Term	87
12.7	Tenant’s Right to Terminate Upon Total Destruction	88
12.8	Condemnation	88
12.9	Condemnation Proceeds Paid to Landlord Mortgagee	89
12.10	Landlord’s Restoration Obligations	90
12.11	Nonprofitable Properties	91

ARTICLE XIII DEFAULT		91
13.1	Events of Default	91
13.2	Certain Remedies	94
13.3	Damages	94
13.4	Receiver	95
13.5	Waiver	96
13.6	Application of Funds	96
13.7	Landlord’s Right to Cure Tenant’s Default	96
13.8	Default by Entities Comprising Tenant	96

ARTICLE XIV LANDLORD’S FINANCING		96
14.1	Landlord’s Financing	96
14.2	Attornment	97
14.3	Compliance with Landlord Mortgage Documents	98
14.4	Landlord Mortgagee Generally	98
14.5	Limitation of Successor Landlord Liability	99
14.6	Lease Modifications	99
14.7	Notice of Default to Landlord Mortgagee	99
14.8	Delivery of Notices to Landlord Mortgagee	99
14.9	Right of Landlord Mortgagee to Enforce Lease	100
14.10	Exercise of Landlord’s Discretion	100
14.11	Cure of Landlord Defaults	100
14.12	Indemnification	100

ARTICLE XV TENANT FINANCING		103
15.1	No Leasehold Mortgages	103
15.2	Rights of Lenders to Obtain Collateral	103

ARTICLE XVI NO MERGER		103
16.1	No Merger	103

ARTICLE XVII CONVEYANCE BY LANDLORD		103
17.1	Conveyance by Landlord	103

ARTICLE XVIII QUIET ENJOYMENT		104
18.1	Quiet Enjoyment	104

ARTICLE XIX NOTICES		104
19.1	Notices	104

ARTICLE XX ENVIRONMENTAL INDEMNITY		105
20.1	Hazardous Substances	105
20.2	Notices	105
20.3	Remediation	106
20.4	Indemnity	107
20.5	Environmental Inspections	108
20.6	Additional Provisions	109
20.7	Survival	109

ARTICLE XXI MISCELLANEOUS		109
21.1	Survival	109
21.2	Partial Invalidity	109
21.3	Non-Recourse	109
21.4	Successors and Assigns	110
21.5	Governing Law	110
21.6	Consent to Jurisdiction; Waiver of Trial by Jury	110
21.7	Entire Agreement	111
21.8	Headings	111
21.9	Counterparts	111
21.10	Interpretation	111

21.11	Time of Essence	112
21.12	Further Assurances	112
21.13	Landlord’s Right to Inspect and Show the Demised Premises	112
21.14	Acceptance of Surrender	112
21.15	Non-Waiver	112
21.16	Accord and Satisfaction	112
21.17	Recording	113
21.18	Liens	113
21.19	Cumulative Remedies	113
21.20	Rules and Regulations	113
21.21	Confidentiality and Media Releases	114
21.22	Authority	114
21.23	Overdue Rate	114
21.24	Delivery of Information	114
21.25	Puerto Rico Premises	116

ARTICLE XXII MEMORANDUM OF LEASE		117
22.1	Memorandum of Lease	117

ARTICLE XXIII BROKERS		117
23.1	Brokers	117

ARTICLE XXIV ANTI-TERRORISM		118
24.1	Anti-Terrorism Representations	118

ARTICLE XXV REIT PROTECTION		118
25.1	REIT Protection	118

ARTICLE XXVI FAIR MARKET RENT—APPRAISAL		120
26.1	Fair Market Rent	120

ARTICLE XXVII OFFICERS’ CERTIFICATES—STATUS OF LEASE		121
27.1	Certificate of Tenant	121
27.2	Certificate of Landlord	121

ARTICLE XXVIII CONDITION OF DEMISED PREMISES ON EXPIRATION OR TERMINATION OF MASTER LEASE		121
28.1	Delivery of Demised Premises	121

ARTICLE XXIX ALTERNATIVE DISPUTE RESOLUTION—EXPEDITED ARBITRATION		122
29.1	Attempted Dispute Resolution	122
29.2	Binding Arbitration	123

Schedules and Exhibits

Exhibit A	Properties
Exhibit B	Prohibited Uses
Exhibit C	Form of SNDA
Exhibit D	Lands’ End Premises

Schedule 1.7(d)	Form of Recapture Notice
Schedule 1.7(j)(ii)	General Requirements and Conditions
Schedule 1.8(a)	Form of Additional Recapture Space Termination Notice
Schedule 2.1(a)	EBITDAR Methodology
Schedule 2.1(b)	Lease Guarantors
Schedule 10.2(e)	Operating Expenses
Schedule 14.4	Landlord Mortgage Documents
Schedule 20.6	Additional Provisions with Respect to Environmental Matters with Respect to the Demised Premises and SACs

v

MASTER LEASE

This MASTER LEASE (this “Master Lease”) is entered into as of July 7, 2015, by and among Seritage SRC Finance LLC and Seritage KMT Finance LLC (together with their successors and assigns, collectively, jointly and severally, “Landlord”), and Kmart Operations LLC (“Kmart Tenant”) and Sears Operations LLC (“Sears Tenant”) (together with their permitted successors and assigns, collectively, jointly and severally, “Tenant”).

RECITALS

Capitalized terms used in this Master Lease and not otherwise defined herein are defined in Article II hereof.

Landlord is the fee owner of those certain properties identified on Exhibit A attached hereto, as the same may be deleted from time to time as further provided herein (each a “Property”, and collectively, “Properties”). Pursuant to that certain Subscription, Distribution and Purchase and Sale Agreement, dated as of June 8, 2015 (the “Purchase Agreement”), by and between Sears Holdings Corporation and Seritage Growth Properties, Landlord desires to lease the Demised Premises (as defined below), as one economic unit, to Tenant and Tenant desires to lease the Demised Premises, as one economic unit, from Landlord upon the terms set forth in this Master Lease.

1. As described in Section 1.2, below, this Master Lease constitutes one single, unitary, indivisible lease of the entirety of the Demised Premises and not separate or severable leases governed by similar terms. The Demised Premises constitutes one indivisible economic unit, and the Base Rent (as defined below) and all other economic and other material lease provisions have been extensively negotiated and agreed to, based on the understanding and agreement of the parties (and each of the parties has entered into this Master Lease in reliance thereon, and it is a material inducement to each of them), that the demise of all of the Demised Premises to Tenant herein is a single, unitary, indivisible, composite, and inseparable transaction. Except as expressly provided in this Master Lease for specific purposes (and then only to the extent so expressly provided), all provisions of this Master Lease apply equally and uniformly to all of the Demised Premises as one indivisible unit. The parties intend that this Master Lease shall be, and the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single, unitary, indivisible lease of all of the Demised Premises and, in particular but without limitation, that, for purposes of 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, or any attempt thereunder to assume, reject or assign this Master Lease in whole or in part, this Master Lease is one indivisible and nonseverable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Demised Premises.

2. Exhibit A attached hereto also contains a list of the 224 retail stores currently operated by or under the authority of either (a) Kmart Tenant (such retail stores as may be operated by Kmart Tenant or its Affiliates from time to time, individually, a “Kmart Store,” and collectively, “Kmart Stores”), or (b) Sears Tenant (such retail stores as may be operated by Sears Tenant or its Affiliates from time to time, individually, a “Sears Store,” and collectively,

“Sears Stores”) (which Sears Stores shall include each related Sears automotive care center (individually, a “SAC” and collectively, “SACs”); each Kmart Store and each Sears Store being referred to individually as a “Store”)).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEMISED PREMISES

1.1 Demised Premises. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to the following assets and interests as described in Section 1.1(a)-(c) below (individually and collectively, as the context may require, as one economic unit, the “Demised Premises”), further subject to the terms, covenants and conditions in Section 1.1(d)-(f) below:

(a) (i) Prior to the Multi-Tenant Occupancy Date with respect to each individual Property, all of such Property and (ii) after the Multi-Tenant Occupancy Date, the portion of each individual Property on which the Store and all Leased Improvements (as hereinafter defined) is located (but excluding, in each case, all real property which is (y) subject to a Lease (as hereinafter defined) as of the date hereof or (z) part of the Common Areas (except the Exclusive Store Areas, as hereinafter defined) (subject to Tenant’s rights to use the Common Areas as provided herein), collectively, the “Land”);

(b) (i) all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land (as the Land may be constituted before or after the Multi-Tenant Occupancy Date, as applicable), including, as applicable, the Store, all free-standing buildings and all other buildings and improvements connected thereto (including all physical entranceways to an adjacent mall to the extent located in the wall of a Store or other such building), together with (ii) prior to the Multi-Tenant Occupancy Date with respect to each individual Property, (A) all alleyways and connecting tunnels, passageways and entranceways to any adjacent malls, shopping centers or other third-party properties, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has any interest in the same), and (B) all parking areas and roadways appurtenant to such buildings and structures (collectively, the “Leased Improvements”); provided, that “Leased Improvements” shall exclude any asset not constituting “real property” as that term is defined in Treasury Regulations § 1.856-3(d);

(c) All equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements and (ii) qualify as Long-Lived Assets, together with all replacements, modifications, alterations and additions thereto, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including all HVAC equipment, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air- and water-pollution-control, waste-disposal, air-cooling and air-conditioning systems and apparatus, security systems, sprinkler systems and fire- and theft-protection equipment, elevators, escalators and lifts and Environmental Equipment (the “Fixtures”), all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing and all replacements, modifications, alterations and additions thereto; provided, that the foregoing shall exclude all items included within Tenant’s Property; provided, further, that “Fixtures” shall exclude any asset not constituting “real property” as that term is defined in Treasury Regulations § 1.856-3(d);

(d) The Demised Premises is leased together with and shall be subject to all of the following (individually, an “Encumbrance” and collectively, “Encumbrances”): (i) any mortgage, deed of trust, lien, charge, pledge, improvisation, security interest, defect in title, encroachment, or other matter whatsoever affecting title to any of the Demised Premises or any portion thereof or any interest therein, whether or not of record, (ii) all Operating Agreements identifying and all covenants, conditions, restrictions, declarations, easements, rights of way, rights and obligations under the Operating Agreements and other matters relating to or appertaining to the Property, the Land, the Leased Improvements, the Common Areas or affecting the Demised Premises as of the Commencement Date and such subsequent Operating Agreements, covenants, conditions, restrictions, easements, declarations and other matters as may be agreed to by Landlord (or by Tenant, with Landlord’s prior reasonable consent) so long as the same do not adversely affect the Property and otherwise are consistent with the terms and conditions of this Master Lease, in each case whether or not of record, and (iii) all Permitted Encumbrances, including any matters which would be disclosed by an inspection or accurate survey of the Demised Premises; provided, however, that Landlord shall not from and after the date of this Master Lease without Tenant’s prior written consent further encumber the Demised Premises (other than under or in connection with any Landlord Mortgages and Landlord Mortgage Documents, subject to the provisions of Article XIV) in such a manner as would materially interfere with Tenant’s use, occupancy or operation of the Demised Premises or materially increase Tenant’s obligations or liabilities or materially decrease Tenant’s rights or remedies under this Master Lease. For the avoidance of doubt, Landlord shall have the right in its reasonable discretion exercised in good faith without Tenant’s consent to grant, convey or enter into easements, covenants, restrictions, declarations, rights of way agreements, agreements in lieu of condemnation, street widening or improvement or traffic control or other similar agreements, and agreements in connection with utilities, storm and sanitary sewers drainage and similar agreements, with governmental authorities and/or utility companies and which are for the benefit of the Demised Premises or the Property or Common Areas (together with all further encumbrances which may be consented to by Tenant, “Further Encumbrances”); and

(e) Landlord shall, within a reasonable time after receipt thereof, forward to Tenant a copy of any and all default notices and/or demands received by Landlord pursuant to the Operating Agreements with respect to the Demised Premises and keep Tenant reasonably apprised with respect thereto.

1.2 Single, Unitary, Indivisible Lease. This Master Lease constitutes one single, unitary, indivisible lease of the entirety of the Demised Premises and not separate or severable leases governed by similar terms. The Demised Premises constitutes one indivisible economic unit, and the Base Rent and all other economic and other material lease provisions have been extensively negotiated and agreed to, based on the understanding and agreement of the parties (and each of the parties has entered into this Master Lease in reliance thereon, and it is a material inducement to each of them), that the demise of all of the Demised Premises to Tenant herein is a single, unitary, indivisible, composite, and inseparable transaction. Except as expressly provided in this Master Lease for specific purposes (and then only to the extent so expressly provided), all provisions of this Master Lease apply equally and uniformly to all of the Demised Premises as one indivisible unit. An Event of Default with respect to any portion of the Demised Premises is an Event of Default as to all of the Demised Premises. The parties intend that this Master Lease shall be, and the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create, a single, unitary, indivisible lease of all of the Demised Premises and, in particular but without limitation, that, for purposes of 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, or any attempt thereunder to assume, reject or assign this Master Lease in whole or in part, this Master Lease is a single, unitary, indivisible and nonseverable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Demised Premises. The parties may amend this Master Lease from time to time or terminate this Master Lease as to one or more Demised Premises, or separate and include one or more Demised Premises in a separate lease for technical and/or administrative reasons; but no such termination or separation shall in any way change the single, unitary, indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions of this Section 1.2 shall continue to apply in full force. This Master Lease is separate and distinct from any and all other master leases or leases now or hereafter entered into between Landlord and Tenant or any of their respective Affiliates, and (except with respect to the New Leases, as hereinafter provided) no breach or default under this Master Lease, on the one hand, or any such other master leases or leases, on the other hand, shall constitute a breach or default under such other master lease or leases or this Master Lease, as the case may be.

1.3 Joint and Several Liability. (a) In furtherance of the provisions of Section 1.2, and notwithstanding any provisions herein to the contrary, including the specified obligations of Kmart Tenant with respect to the Kmart Stores and the specified obligations of Sears Tenant with respect to the Sears Stores, respectively, as provided in this Master Lease, it is understood and agreed that each Tenant Party shall be liable and responsible for the payment of all sums payable and for the performance of all obligations performable by one or more of the entities comprising Tenant, and each Tenant Party is and shall be and remain at all times jointly and severally obligated and liable as Tenant for (a) all acts, omissions, failures or refusals of the other Tenant Party to comply with its own respective obligations and the obligations of Tenant under this Master Lease or (b) any breach or default or Event of Default suffered, incurred or created by the other Tenant Party under this Master Lease ((a) and (b) collectively, “Tenant Party Breach”), and Landlord shall be entitled to enforce against Tenant, Kmart Tenant and/or Sears Tenant, individually and collectively, any and all rights and remedies under this Master Lease or otherwise available at law or in equity, including without limitation, as applicable, termination of the Master Lease, recovery of any or all of possession of the Demised Premises, recovery of all Rent and other sums and charges and monetary damages, and all injunctive and other equitable relief, in any order and in any manner as Landlord may elect in its sole discretion, in whole or in part. Without limiting the foregoing:

(1) Each and every Tenant Party Breach shall constitute a breach or default or Event of Default by Tenant under this Master Lease.

(2) Although the separate respective covenants and agreements of Kmart Tenant and Sears Tenant to exclusively and continuously use, occupy and operate the Kmart Stores and the Sears Stores, respectively, may be specifically enforced against the Tenant Party under whose authority such Store is intended to be operated, each and both of such Tenant Parties shall remain jointly and severally liable as Tenant for any Tenant Party Breach with respect to the breach or default of such covenants.

(3) Although as a matter of administrative convenience for the Parties (i) the Base Rent and Additional Charges have been determined and are intended to be assessed separately for accounting purposes with respect to the Kmart Stores and the Sears Stores, and (ii) it is contemplated that Kmart Tenant and Sears Tenant shall as a practical matter discharge their joint and several respective obligations for repair, maintenance, insurance, Alterations, Recapture Separation Work, CAM Expenses, Property Document CAM Expenses, casualty restoration and all other obligations under this Master Lease separately with respect to the Kmart Stores and the Sears Stores, which they respectively occupy, and the Common Areas with respect to each (collectively, “Premises Obligations”), Landlord shall be entitled to demand and collect all of the Base Rent and Additional Charges, and shall be entitled to demand and obtain performance of all the Premises Obligations, from either or both Kmart Tenant and/or Sears Tenant in Landlord’s sole discretion; the foregoing provisions of this Section 1.3(a)(3) shall not limit or vary any provisions of Section 1.2 or this Section 1.3.

(4) Each of Kmart Tenant and Sears Tenant hereby unconditionally and absolutely waives and relinquishes, and covenants not to claim or assert, in all cases for the express benefit of the Landlord, any and all rights of contribution, indemnity, subrogation or recovery (if any) against the other Tenant Party which may otherwise now or hereafter be available to the nonbreaching Tenant Party, of any and all amounts which Landlord may recover or be entitled to recover against one Tenant Party on account of a Tenant Party Breach by the other Tenant Party, until and unless Landlord has fully recovered and received payment of all amounts and full performance of all obligations by Tenant under this Master Lease for the entire Term to which Landlord is entitled (including all contingent obligations, indemnities and liabilities of Tenant).

(b) Each of the entities comprising Landlord shall be jointly and severally liable to Tenant for the performance of all terms, covenants, conditions and obligations of Landlord under this Master Lease.

1.4 Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Master Lease (the “Initial Term”) shall commence on the date hereof (the “Commencement Date”) and end on the last day of the calendar month in which the tenth (10th) anniversary of the Commencement Date occurs, subject to renewal as set forth in Section 1.5.

1.5 Renewal Terms. (a) The Initial Term of this Master Lease may be extended at the option of Tenant for an aggregate of four (4) consecutive renewal terms (“Renewal Terms”)

of five (5) years each (except the fourth (4th) renewal term shall be for four (4) years) with respect to all but not less than all of the Demised Premises which are then subject to this Master Lease, if: (i) at least three hundred sixty (360) days prior to the end of the then-current Term, Tenant delivers to Landlord Notice that it desires to exercise its right to extend this Master Lease for one (1) Renewal Term (a “Renewal Notice”); and (ii) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Renewal Exercise Date”) and no Event of Default for any nonpayment of Rent shall have occurred and be continuing on the first day of the applicable Renewal Term. During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect. Each Renewal Term shall commence on the expiration date of the current Term (as previously extended) and shall end on the date immediately preceding the fifth (5th) anniversary thereof. For the avoidance of doubt, no Renewal Notice shall be effective and no Renewal Term shall commence in the event Landlord exercises any right to terminate this Master Lease by reason of any Event of Default which has occurred and is continuing after the Renewal Exercise Date.

(b) [Intentionally Omitted]

(c) Tenant may not exercise its option with respect to any Renewal Term unless it has validly exercised its option as to all immediately preceding Renewal Terms.

(d) Notwithstanding the foregoing, in the event the Base Rent for any Renewal Term is subject to the determination of Fair Market Rent, Tenant shall have the right to irrevocably revoke any Renewal Notice by Notice to Landlord (“Renewal Revocation Notice”) given not less than the later of (x) thirty (30) days after the Fair Market Rent (if applicable) has been determined for the Demised Premises and (y) two hundred seventy (270) days prior to the commencement of the then applicable Renewal Term, if Tenant does not wish to renew this Master Lease after the determination of Fair Market Rent for such Renewal Term pursuant to Article XXVI, and in such event, the Master Lease shall terminate on the last day of the then-current Term and Tenant shall not have any further rights of renewal with respect thereto or with respect to any other Renewal Terms.

(e) Further notwithstanding the foregoing provisions of this Section 1.5 or the provisions of Section 1.6, 1.7, 1.8, or 1.9, Tenant shall be deemed to automatically revoke the Renewal Notice, and the same shall be automatically revoked without any further action, with respect to a Nonprofitable Property or any Recapture Space or Additional Recapture Space (but not with respect to the remainder of the Demised Premises as to which such Renewal Notice shall remain in full force and effect) subject to any Tenant Termination Election Notice pursuant to Section 1.6(b) given within two hundred seventy (270) days prior to the commencement of the then applicable Renewal Term or any recapture notice given by Landlord pursuant to Section 1.6, 1.7, 1.8 or 1.9 subsequent to such Renewal Notice and prior to the commencement of the applicable Renewal Term.

1.6 Nonprofitable Property. (a) Subject to and in accordance with all of the terms of this Section 1.6, Tenant shall have the right to terminate this Master Lease as to any Nonprofitable Property (as hereinafter defined).

(b) Subject to the annual limitation in this Section 1.6(b), if at any time during the Term after the end of the first Lease Year any Store becomes Nonprofitable (a “Nonprofitable Property”), then Tenant shall have the right to terminate this Master Lease with respect to such Nonprofitable Property by giving written Notice to Landlord of such election (a “Tenant Termination Election Notice”), which Notice shall be accompanied by an Officer’s Certificate setting forth financial data reasonably establishing that the Store is a Nonprofitable Property, and shall set forth the date for termination which shall be a regularly scheduled date for the payment of Base Rent (“Tenant Termination Election Date”) not fewer than ninety (90) days nor more than one hundred twenty (120) days after the date of the Tenant Termination Election Notice; provided, however, that the Tenant Termination Election Date shall not occur until the following conditions are met: (i) no Event of Default for any nonpayment of Rent shall have occurred and be continuing, (ii) Tenant has paid the Tenant Termination Fee (as hereinafter defined) not later than thirty (30) days prior to the Tenant Termination Election Date, as well as all other amounts due to Landlord as provided for in subsection (f) below and (iii) Tenant has substantially complied with the provisions of Sections 28.1(a), (b) and (d). The actual date on which all such conditions have been fulfilled and the Master Lease has in fact been terminated as to the Nonprofitable Property is hereafter referred to as the “Nonprofitable Property Termination Date.” Tenant shall remain liable to Landlord for the performance of the obligations set forth in Sections 28.1(c), (e) and (f), which, if not performed prior to the Nonprofitable Property Termination Date, shall be performed as expeditiously as reasonably practicable thereafter, but in no event later than one-hundred eighty (180) days following the Nonprofitable Property Termination Date (subject to reasonable extensions according to the nature of the work to be performed, further subject to additional reasonable extensions for delays due to customary acts or occurrences of force majeure), but in any such case subject to Section 1.11(d). Landlord agrees to provide access to the Nonprofitable Property as reasonably necessary for Tenant to satisfy the obligations set forth in the immediately preceding sentence provided that Landlord has approved the duration and scope of work and Tenant has provided such other information as Landlord may reasonably request. Notwithstanding any provision to the contrary herein, in no event shall Tenant remove any Alterations which are required pursuant to Legal Requirements or Insurance Requirements. For the avoidance of doubt, as further provided in Section 1.6(k), a Nonprofitable Property shall remain a Nonprofitable Property for the purposes of termination of the Master Lease with respect thereto notwithstanding any improvement in such property’s EBITDAR following any Tenant Termination Election Notice and prior to the Nonprofitable Property Termination Date.

(c) In addition to all other amounts payable pursuant to this Section 1.6, not later than thirty (30) days prior to the Nonprofitable Property Termination Date, Tenant shall pay Landlord with respect to each Nonprofitable Property as to which a Tenant Termination Election Notice has been delivered an amount equal to the sum of the Base Rent (including all increases therein) attributable to such Nonprofitable Property (as calculated in accordance with the “SHC Base Rent Adjustment” as specified in and otherwise as provided in Schedule 2 attached to the Side Letter) plus any payments under the Lands’ End Agreements or the Sears Hometown License Agreement relating to the Nonprofitable Property, in each case that would be payable for a period (a “Calculation Period”) equal to the lesser of (x) one (1) calendar year and (y) the balance of the then-current Term (excluding unexercised renewals), in either case starting from the Nonprofitable Property Termination Date, plus all Property Charges and all other Additional Charges attributable to such Nonprofitable Property, including any Lands’ End Space and Sears Hometown Space, that would be payable during the Calculation Period, which shall be initially determined based on the amount payable during the one (1)-year period immediately preceding the Nonprofitable Property Termination Election Notice, or the most current available records therefor, subject to final adjustment when actual Property Charges and any other Additional Charges attributable to such Nonprofitable Property that are payable during the Calculation Period are known (collectively, “Termination Fee”). When the actual amount of such Property Charges and any other Additional Charges has been finally determined for the applicable Calculation Period, Landlord and Tenant shall promptly adjust such amount and refund or pay any difference to the other.

(d) From and after the Nonprofitable Property Termination Date, the Base Rent schedule attached to the Side Letter as Schedule 2 shall be adjusted downward as provided in Schedule 2 to the Side Letter. Except for such Base Rent adjustment, such termination shall not otherwise affect any other terms or conditions of this Master Lease with respect to the remainder of the Demised Premises, all of which shall remain in full force and effect.

(e) Tenant shall not have the right to exercise any termination rights in any one (1) Lease Year with respect to any Nonprofitable Properties if the effect of such termination would be to reduce the Base Rent (as then in effect from time to time) payable under the Master Lease for the immediately succeeding Lease Year by more than twenty percent (20%) from the Base Rent in effect on the first day of the then-current Lease Year without giving effect to any reduction in Base Rent since such date as a result of the exercise by Landlord of its rights pursuant to Section 1.7, 1.8 or 1.9 hereof (“Nonprofitable Property Limitation”); provided, however, that any such Nonprofitable Properties as to which termination of the Master Lease would exceed the Nonprofitable Property Limitation may be carried over to the next succeeding Lease Year in which such termination would be permitted under the Nonprofitable Property Limitation.

(f) Notwithstanding the foregoing provisions of this Section 1.6, Tenant shall not have the right to exercise any termination right with respect to any Nonprofitable Property if the same would constitute a breach or default under any Encumbrances; provided, however, that for the purpose of this Section 1.6(f) only the Landlord Mortgage shall not constitute an Encumbrance which would prevent the exercise of such termination right.

(g) On or before the date which is 30 days prior to the Tenant Termination Election Date, Tenant shall (A) deliver to Landlord an updated title commitment (“Updated Title Commitment”) with respect to the applicable Nonprofitable Property, and (B) cooperate with Landlord in obtaining (at Landlord’s option) an owner’s and/or lender’s policy of title insurance (or an endorsement reasonably satisfactory to Landlord with respect to any existing Landlord or Landlord Mortgagee title insurance policy) and an endorsement to any existing Landlord Mortgagee title insurance policy (collectively, “Current Title Policy”) from a national title insurer selected by Landlord (“Title Insurer”) in reasonable amount as reasonably determined by Landlord or Landlord Mortgagee, committing to insure or insuring, as the case may be, Landlord’s fee title (or Landlord’s ground leasehold interest, if any) to the Nonprofitable Property and the lien of the Landlord Mortgage free and clear of all Encumbrances other than (1) Permitted Encumbrances (except for (a) Permitted Encumbrances in subdivisions (i), (ii), (iv) or (v) of the definition thereof (“Excepted Liens”), and (b) Subleases, Lands’ End Agreements and the Sears Hometown License Agreement); (2) any other Encumbrances suffered or created by Landlord which either are not otherwise Tenant’s obligations or a result of Landlord performing Tenant’s obligations under this Master Lease (“Landlord Encumbrances”); or (3) any Excepted Liens to the extent Tenant deposits Cash or other security satisfactory to Landlord, Landlord’s Mortgagee or the Title Insurer in an amount equal to not less than one hundred twenty percent (120%), or such other amount reasonably required by the Title Insurer, of the amount of all such Liens as security for the payment and discharge of such Liens, or Tenant bonds the same in accordance with applicable Legal Requirements (“Security for Excepted Liens”); provided, however, that in the event the Security for Excepted Liens is inadequate to satisfy all Excepted Liens (including all reasonable costs and expenses of satisfaction, including reasonable attorneys’ fees), Tenant shall remain liable for such payment and discharge of all Excepted Liens. Upon satisfaction in full of all such Excepted Liens, any remaining balance (if any) of the Security for Excepted Liens shall be returned to Tenant without interest. Without limiting the foregoing, Tenant shall execute, acknowledge and deliver all affidavits and other documentation which the Title Insurer may reasonably require from Tenant in accordance with the Title Insurer’s customary practice.

(h) Tenant hereby agrees to pay, without duplication, all reasonable, documented out-of-pocket expenses of Landlord and Landlord Mortgagee (or any of their respective Affiliates) in connection with any actions taken pursuant to this Section 1.6, including, without limitation, reasonable costs incurred by Landlord or Landlord Mortgagee of the following nature: audits; travel; accounting services; environmental and engineering reports (limited to one consultant); property evaluations (limited to one consultant); Updated Title Commitment and all title reports and fees and expenses of Title Insurer (other than the title premiums (including endorsements) for the Current Title Policy); surveys; preparation, negotiation, execution and delivery of documents; attorneys’ fees and expenses of Landlord and Landlord Mortgagee; transfer, transfer gains, intangibles and other recording taxes; title insurance; and any amendment to any memorandum of lease, lease termination agreement, mortgage amendments and other documents reasonably requested by Landlord, any Landlord Mortgagee or the Title Insurer (and Tenant agrees to promptly execute, acknowledge and deliver the same), and document recordings and filings and fees and taxes in accordance therewith, but expressly excluding all costs and expenses of reletting or future development of such Nonprofitable Property (collectively, “Transaction Expenses”), provided that such Transaction Expenses shall not exceed $10,000 with respect to any individual Demised Premises.

(i) On or before the Tenant Termination Election Date if required by Landlord, Tenant shall cause each Lease Guarantor to execute, acknowledge and deliver to Landlord a Guaranty Amendment with respect to the remainder of the Demised Premises.

(j) After receipt of the Tenant Termination Election Notice and the Termination Fee, and subject to satisfaction of all conditions in this Section 1.6, then upon the Nonprofitable Property Termination Date, this Master Lease shall terminate as aforesaid with respect to the Nonprofitable Property only, and Tenant and Lease Guarantor shall be released from all further liabilities with respect to the Nonprofitable Property only, which first arise or accrue after the Nonprofitable Property Termination Date, subject to all obligations of Tenant and Lease Guarantor which survive expiration and termination of the Master Lease.

(k) For the avoidance of doubt, if the Master Lease cannot be terminated with respect to any Nonprofitable Property in any Lease Year solely because of the application of the Nonprofitable Property Limitation, such Nonprofitable Property shall remain a Nonprofitable Property and shall continue to qualify as a Nonprofitable Property for purposes of future termination (regardless of future Store operations and without any updating or further certification of the original financial data or any subsequent data establishing its qualification as a Nonprofitable Property), and shall be entitled to the benefit of a Master Lease termination in any succeeding Lease Year (subject to the Nonprofitable Property Limitation applicable to such Succeeding Lease Year), such termination to occur (at Tenant’s election) at such time as the Nonprofitable Property Limitation permits such termination upon not less than ninety (90) days’ Notice by Tenant.

1.7 Recapture Space. In addition to and separate from any potential Nonprofitable Property, Tenant acknowledges and agrees that as of the date hereof each Demised Premises contains space within each Store as presently constituted which is, and/or may become, excess for the efficient operation of each Store and that may be recaptured by Landlord in its sole discretion. To optimize the utilization of any excess space, thereby increasing its rental value to Landlord, such space may be severed from this Master Lease on the terms and conditions herein. For the avoidance of doubt, for the purpose of this Section 1.7 the term “Store” shall expressly exclude all Additional Recapture Space. Accordingly, Landlord and Tenant further agree as follows:

(a) With respect to each Demised Premises, subject to the further provisions of this Section 1.7, it is the understanding and intention of the parties that at the election of Landlord the space in each Store may be physically separated into two (2) separate premises consisting of, (i) the space in which the Tenant presently intends to continue to occupy and maintain retail business operations as a Store with a reduced footprint (the aggregate amount thereof, “Tenant Retained Space”), and (ii) the remainder of the space (the “Recapture Space”) which is currently occupied by the respective Store (and which is not subject to any Lease as of the date hereof) and which may be recaptured by Landlord. Subject to the further provisions hereof, the aggregate Recapture Space shall consist generally of approximately fifty percent (50%) of the total Gross Leasable Square Footage of each Store (excluding from this calculation all Additional Recapture Space and all space which is subject to a Lease as of the date hereof), all or a portion of which shall be available for recapture by Landlord over time for its sole and exclusive use and benefit as hereinafter set forth; provided, however, that in no event shall the Tenant Retained Space at any particular Demised Premises comprise less than an aggregate of forty thousand (40,000) square feet of Gross Leasable Square Footage; provided further, however, the Gross Leasable Square Footage of any interior SAC must either be recaptured in its entirety by Landlord, or shall be excluded from the computation of 40,000 square foot minimum; provided, further, however, that with respect to Lands’ End Space which is in excess of approximately twelve thousand (12,000) Gross Leasable Square Footage in any one (1) Demised Premises, such Gross Leasable Square Footage will be included in the calculation of (and may potentially reduce) the amount of the Recapture Space. By way of example only: (i) if Tenant is presently operating in eighty percent (80%) of the space in a Sears

Store (excluding any Additional Recapture Space) and twenty percent (20%) of the space is subject to a Lease as of the date hereof, the aggregate amount of Recapture Space shall consist of approximately forty percent (40%) of the space in the Sears Store (subject to the forty thousand (40,000) square-foot minimum for the Tenant Retained Space); and (ii) if a Sears Store contains one hundred thousand (100,000) Gross Leasable Square Footage and there is a Lands’ End Space of twenty thousand (20,000) Gross Leasable Square Footage, Landlord can recapture up to forty thousand (40,000) Gross Leasable Square Footage (50% of 80,000 Gross Leasable Square Footage).

(b) It is the understanding and intention of the parties that the following general principles shall govern such separation and recapture: taking into account all separations and divisions previously made in connection with all Leases as of the date of this Master Lease, the separation and division of any Store shall be accomplished such that the Tenant Retained Space as constituted from time to time, shall (i) be reasonably functional for continued use by the Kmart Tenant or Sears Tenant, as applicable, for retail operations as such operations were constituted immediately prior to the separation and recapture (excluding any occupancy or operations under any Subleases in the Tenant Retained Space); (ii) substantially comparable in size, location and utility, including exterior or mall access, windows, frontage and loading docks, and not materially disadvantaged, in comparison with the Recapture Space (for the avoidance of doubt, if Landlord recaptures portions of the Recapture Space in a series of multiple recaptures, each recapture shall result in the Tenant Retained Space from time to time having the foregoing attributes); (iii) contain or have access to certain Exclusive Store Areas which shall be designated as Common Areas on the Final Recapture Plans, which (A) are reasonably necessary or useful for the commercially viable use, operation and occupancy of the Recapture Space and the Tenant Retained Space, and (B) will not materially interfere with Tenant’s continued use and operation of the Tenant Retained Space; (iv) comply with all Legal Requirements; including those of the ADA (other than preexisting conditions or by reason of Tenant’s Acts) as hereinafter defined); (v) reasonably accommodate Tenant’s needs with respect to the preparations for and implementation of Tenant’s relocation in the Tenant Retained Space; including without limitation minimization to the extent commercially reasonably practicable of disruption to Tenant’s retail operations (including with respect to multiple recaptures by Landlord of portions of the Recapture Space); and (vi) are physically separate and secure from Landlord’s or any third-party tenant’s operations, other than shared Exclusive Store Areas (“Division Principles”). Consistent with the Division Principles and subject to the further provisions of this Section 1.7, the Parties agree to work together cooperatively and in good faith to minimize to the extent commercially reasonable the costs of the Recapture Separation Work, including the cost of relocating Tenant, Lands’ End, Sears Hometown and Tenant’s occupants under the Subleases in a commercially reasonable manner.

(c) The parties have attached as Schedule 1.7(c) to the Side Letter a set of initial, incomplete, preliminary conceptual and schematic plans (“Preliminary Recapture Plans”) for each of the Stores (except for the 100% Recapture Property) which roughly outline the Recapture Space and the Tenant Retained Space, which shall be completed and further developed and refined by the Parties in accordance with the Division Principles within ninety (90) days after the Commencement Date; provided, however, that due to the particular circumstances and requirements of the individual spaces as generally shown thereon, including configurations with respect to common areas and adjacent malls, it is understood and agreed that the Preliminary Recapture Plans will require further notes, annotations and changes, including without limitation those which solve for particular issues of sharing window space/frontage, access, loading docks and the like in which there may be slight variations from the approximate fifty percent (50%) recapture concept as provided above. The Parties intend that the Preliminary Recapture Plans shall be subject to written changes from time to time as shall be negotiated reasonably and in good faith by the Parties, including such additional notes, annotations and changes and identification of additional Common Areas which shall be available for the shared use by the Tenant Retained Space (and all third-party Lease improvements), and the Recapture Space, and generally identifying and describing the Recapture Separation Work and promptly upon the execution of this Master Lease the Parties shall continue to work together expeditiously, continuously and in good faith to further develop and refine the Preliminary Recapture Plans and prepare and implement final plans for such physical separations in accordance with such Division Principles with respect to all Stores (such final plans as mutually agreed to in writing by the Parties, the “Final Recapture Plans”). If and to the extent the Parties determine after the Commencement Date that Preliminary Recapture Plans and Final Recapture Plans are necessary for any or all of the 100% Recapture Property, the Parties shall agree on the same in good faith in accordance with the Division Principles. Each Recapture Notice shall contain Landlord’s proposal for further refinements of the Preliminary Recapture Plans (including designation of Exclusive Store Areas as Common Areas), and the configuration, separation and division of the subject Recapture Space and the Tenant Retained Space, and Landlord and Tenant shall meet and confer from time to time as necessary or desirable to discuss Landlord’s proposal (which shall reflect the Parties’ prior discussions to the extent reasonably practicable) and the Parties shall use all good faith efforts to agree on the Final Recapture Plans for such configuration, separation and division as soon as reasonably practicable after the date hereof. Without limiting the foregoing, the work to be performed by Landlord to effectuate the separation and recapture of any Demised Premises pursuant to this Section 1.7 shall include the following:

•	Construct the demising wall separating the Recapture Space and the Tenant Retained Space;

•	Separate the HVAC and utilities so that the Tenant Retained Space operates on existing stand-alone facilities after the separation of such Demised Premises (including separate meters);

•	Construct an exterior entrance for the Tenant Retained Space if, and only if, the Tenant Retained Space is left without an exterior entrance as a result of the layout/design of the separation, subject to full compliance with ADA and all other Legal Requirements, or as required by Subleases existing as of the Commencement Date;

•	Construct new vertical transportation for the Tenant Retained Space if, and only if, the Tenant Retained Space is located on two (2) floors and is left without any vertical transportation as a result of the layout/design of the separation, subject to full compliance with ADA and all other Legal Requirements;

•	Construct new restrooms for the Tenant Retained Space if, and only if, the Tenant Retained Space is left without any restrooms (or insufficient restrooms to satisfy municipal code requirements) as a result of the layout/design of the Recapture Separation Work, subject to full compliance with ADA and all other Legal Requirements; and

•	Perform asbestos and other environmental remediation directly caused by the Recapture Separation Work, except to the extent expressly provided on Schedule 20.3 to the Side Letter.

Notwithstanding the foregoing, Landlord shall have no obligation to “modernize” or otherwise to do any work in connection with the Tenant Retained Space to a higher standard than the standard of the improvements and finish work in the interior of the Retained Space existing as of the Commencement Date (including with respect to HVAC and utilities), subject to any Upgrades requested by Tenant as provided below at Tenant’s sole cost and expense; provided, however, that all entrances, exits and exterior facades, treatments, signage and windows for the Tenant Retained Space and Recapture Space shall be harmonious in style, and consistent in general treatment and overall aesthetics.

(d) Landlord shall have the right in its sole discretion, at any time and from time to time upon not less than one hundred eighty (180) days’ Notice to Tenant (the “Recapture Notice,” a form of which is attached hereto as Schedule 1.7(d), which shall include a copy of the title report referred to below), subject to the further provisions of Section 1.7(j)(vi) to terminate this Master Lease with respect to the whole of the Recapture Space with respect to a particular Demised Premises or any portion thereof, on a Property by Property basis as identified in the Recapture Notice, on the earlier of (i) the date (“Proposed Recapture Date”) set forth in the Recapture Notice and (ii) the date (“Tenant Recapture Termination Date”) set forth in a Notice from Tenant after receipt of the Recapture Notice (“Tenant Recapture Termination Notice”) given not later than sixty (60) days after receipt of the Recapture Notice, which Tenant Recapture Termination Date shall be not less than ninety (90) days after receipt of the Recapture Notice. The date for the conveyance of the Recapture Space and the termination of the Master Lease with respect thereto shall occur on the earlier of (A) the Proposed Recapture Date, and (B) any Tenant Recapture Termination Date, and is referred to as the “Actual Recapture Date.” On or before the Actual Recapture Date, Tenant shall have substantially complied with the provisions of Sections 28.1(a), (b) and (d). Tenant shall remain liable to Landlord for the performance of all unperformed obligations set forth in Article XXVIII, which shall be performed as expeditiously as possible following the Actual Recapture Date, but in no event later than one hundred eighty (180) days following the Actual Recapture Date (subject to reasonable extensions according to the nature of the work to be performed, further subject to additional reasonable extensions for delays due to customary acts or occurrences of force majeure). Landlord agrees to provide access to the Recapture Space as reasonably necessary for Tenant to satisfy the obligations set forth in the immediately preceding sentence provided that Landlord has approved the duration and scope of Tenant’s work and Tenant has provided such other information as Landlord may reasonably request. Tenant shall avoid any interference with the Recapture Separation Work when accessing the Recapture Space following the Actual Recapture Date in accordance with this subsection (d). Landlord shall, at its sole cost and expense, provide removable, temporary partitions or screens between the Tenant Retained Space and the

Recapture Space during the performance of the Recapture Separation Work. Notwithstanding any provision to the contrary herein, Landlord shall not have the right to recapture all or substantially all of the Recapture Space at more than fifty (50) of the individual Demised Premises in any one (1) Lease Year. In no event shall Landlord remove any Alterations which are required pursuant to Legal Requirements or Insurance Requirements.

(e) Landlord shall order a title report, at Tenant’s sole cost and expense, with respect to the Property in question from the Title Insurer which confirms that the Property is, and Tenant shall convey the Recapture Space, on the Actual Recapture Date, free and clear of all Encumbrances, in the same manner and subject to the requirements as set forth in Section 1.6(g) for the clearance of title with respect to a Nonprofitable Property. Landlord shall provide a copy of the title report to Tenant with the Recapture Notice, and Tenant shall reimburse Landlord for the cost of such title report within fifteen (15) days of receipt of an invoice from Landlord therefor.

(f) Tenant shall execute, acknowledge and deliver (without cost or expense to Landlord, other than Tenant’s reasonable, documented out-of-pocket expenses, including reasonable attorneys’ fees and expenses) to Landlord all instruments in recordable form (including assignments, bills of sale, memoranda of termination of lease and quitclaim deeds) as may be reasonably required (and prepared) by Landlord or such Title Insurer to confirm such termination of the Master Lease with respect to, and Landlord’s title to, the Recapture Space and all Leased Improvements and Fixtures comprising the same and all reasonable requests with respect to any Landlord Mortgage. Except by reason of Tenant’s Acts, and subject to Tenant’s obligations pursuant to Section 1.7(e), and further subject to the provisions hereof with respect to the Recapture Separation Work, Landlord shall reimburse Tenant for its reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) with respect to the actions required to be taken by Tenant pursuant to this Section 1.7 (other than as provided in Section 1.7(e)).

(g) At Landlord’s request and at its expense, Tenant agrees to reasonably cooperate with Landlord in obtaining a Current Title Policy (including with respect to any Landlord Mortgage) with respect to the Recapture Space, including executing, acknowledging and delivering such leasehold affidavits and documents as any Title Insurer may reasonably request. Except for Tenant’s Obligation in Section 1.7(e), the cost of all Transaction Expenses shall be borne by Landlord.

(h) Subject to the further provisions hereof, on the Actual Recapture Date, the Recapture Space with respect to the applicable Store shall automatically be severed and separated from this Master Lease and this Master Lease shall automatically terminate with respect thereto as if the Actual Recapture Date were the date set forth for the expiration of the Term as to such space, without otherwise affecting any other terms and conditions of this Master Lease with respect to the remainder of the Demised Premises, all of which shall remain in full force and effect, and Tenant and Lease Guarantor shall be released from all further liabilities with respect to the Recapture Space only, which first arise or accrue after the Actual Recapture Date subject to all obligations of Tenant which survive expiration or termination of the Master Lease; provided, however, that from and after the Actual Recapture Date with respect to any Recapture Space, the Base Rent shall be adjusted downward in accordance with the “SHC Base

Rent Adjustment” as specified in and otherwise as provided in Schedule 2 to the Side Letter, and all other charges shall be adjusted downward in accordance with, and Tenant shall pay only, Tenant’s Proportionate Share of all Property Charges, in accordance with the Recapture Notice (subject to and provided that, pending resolution of any Tenant’s disagreement (if any) with respect thereto as provided in Sections 1.7(j)(vi) and 1.7(j)(vii).

(i) On or before the Actual Recapture Date, if requested by Landlord, Tenant shall cause Lease Guarantors to execute, acknowledge and deliver to Landlord a Guaranty Amendment with respect to the remainder of the Demised Premises.

(j) From and after the date hereof and as may be required from time to time, and continuing after any Recapture Notice as may be required, Tenant and Landlord shall continue to cooperate in good faith to agree on, and to implement as soon as practicable thereafter, plans, specifications, processes and agreements (including applications for all required permits) to physically separate and divide the Recapture Space from the Tenant Retained Space, including separate entrances, exits and loading docks as Landlord or Tenant may reasonably require (“Recapture Separation Work”), and providing for (A) easements and other agreements for ingress, egress and access which are useful or necessary between said spaces, and the spaces occupied pursuant to the Leases, (B) easements and other agreements for sharing building services and facilities, building service equipment, mechanical rooms, stockrooms, elevators, escalators and other Fixtures, as appropriate, including all Exclusive Store Areas which are included in Common Areas, and (C) other joint arrangements as necessary or desirable in the reasonable and good faith judgment of the Parties to ensure the harmonious operation of the Tenant Retained Space and the Recapture Space, and all space occupied pursuant to the Leases, all in accordance with the Division Principles.

(i) Landlord shall select, in full consultation with Tenant, all architects, engineers, contractors and vendors (collectively, “Approved Vendors”) for, and shall bear all costs and expenses of, all of the foregoing and all other costs and expenses of the Recapture Separation Work, including without limitation (A) compliance with all Legal Requirements (including ADA and all new requirements of building, fire and other codes which may become applicable to any previously “grandfathered” work of construction in the Demised Premises), (B) customary insurance and all costs of asbestos remediation (including any disturbance or removal of asbestos containing materials not otherwise requiring remediation but for the work) and other environmental remediation directly caused by the Recapture Separation Work (but expressly excluding all environmental remediation required (I) with respect to Known Environmental Problems or other violations of Environmental Laws which exist on the Commencement Date or at any time during the Term (including those which become known in the course of the work) in the Tenant Retained Space or the Recapture Space, (II) in connection with the Tenant Retained Space which is not directly caused by the Recapture Separation Work, (III) in connection with all other improvements and work unrelated to the Recapture Separation Work, which Tenant performs within the Tenant Retained Space, or (IV) by Tenant’s violation of any Environmental Laws during the Term), and (C) to the extent not paid by Landlord, reimbursement of costs related to Tenant’s direct physical separation and relocation (including relocation of space related to

Subleases and all Lands’ End Space and Sears Hometown Space that are located within the Recapture Space) with respect to the Tenant Retained Space incurred and paid by Tenant after the Recapture Notice. Except as expressly set forth in this Section 1.7, all Recapture Separation Work shall be performed at the sole cost and expense of Landlord;

(ii) All Recapture Separation Work shall be done in a good and workmanlike manner with all new materials and substantially in accordance with the General Requirements and Conditions and Construction Procedures on Schedule 1.7(j)(ii) attached hereto. The Recapture Separation Work shall include installation of a new meter or meters with respect to Utility Charges for the Recapture Space.

(iii) Notwithstanding anything contained herein to the contrary, if, and to the extent that, Tenant elects to include, in the Tenant Retained Space, as part of the Recapture Separation Work, certain improvements or upgrades to Tenant’s existing Leased Improvements or Fixtures to be retained in the Tenant Retained Space (“Upgrades”), Landlord shall include such Upgrades in the Recapture Separation Work and Tenant shall be solely responsible to pay all extra or increased costs and expenses directly incurred or fairly allocable to such Upgrades. No Upgrades shall include any structural changes or Alterations without Landlord’s consent in Landlord’s sole discretion.

(iv) All Exclusive Store Areas which become a part of the Common Areas shall be used on a nonexclusive basis in common by Tenant and its Related Users (as hereinafter defined), on the one hand, and Landlord and its Related Users, on the other hand, in a manner so as not to materially interfere with, the use, occupancy or business of each other group of Related Users.

(v) At Landlord’s request, all Recapture Separation Work shall be scheduled and coordinated with the work of Landlord and/or any of its tenants in or with respect to the Recapture Space or under the Leases (and Tenant agrees to reasonably cooperate therein). All Recapture Separation Work shall be performed in a manner so as to minimize, to the extent reasonably practicable, disruption to the business and activities in all spaces affected thereby. Within a reasonable time of Landlord’s request after any Actual Recapture Date, Tenant shall assign to Landlord all of Tenant’s right, title and interest (if any), without warranty or representation, in and to all warranties, guaranties, permits, plans and specifications in Tenant’s possession at the time of such request, which relate to all Alterations or other work performed by Tenant from and after the Commencement Date in the Recapture Space; provided, however, that if such Alterations or other work also relate to any Retained Space, Tenant shall retain all nonexclusive rights of use in all such plans and specifications, and the Parties shall cooperate in good faith to bifurcate such warranties, guaranties and permits to the maximum extent feasible, or otherwise ensure that both Parties have the full benefit of such warranties, guaranties and permits to their respective spaces.

(vi) Landlord shall set forth in the Recapture Notice: (a) a description of the Tenant Retained Space, (b) the new annual Base Rent, the new Tenant’s Proportionate Share of all Property Charges, and the new monthly Installment Expenses payable by Tenant with respect to the applicable modified Demised Premises, (c) a revised Schedule 2 to the Side Letter reflecting the applicable adjustments for the applicable modified Demised Premises, and (d) a site plan showing the applicable modified Tenant Retained Space and Recapture Space. If Tenant disagrees with any of the foregoing items in Landlord’s Recapture Notice, Tenant shall send Landlord a Notice within thirty (30) days of receipt of Landlord’s Recapture Notice setting forth the nature of Tenant’s disagreement in reasonable detail, and thereafter, the Parties shall confer in good faith and mutually agree on all such items and a written statement thereof. Within thirty (30) days after the Actual Recapture Date, the Parties shall confirm the same in writing.

(vii) All disputes and disagreements between the Parties arising in connection with this Section 1.7 (including Section 1.7(j)(vi)) shall be resolved in accordance with the alternative dispute resolution provisions in accordance with Article XXIX, provided, however, that if Landlord and Tenant fail to agree on any Final Recapture Plans and the dispute is submitted for resolution under Article XXIX, then Landlord shall be entitled to proceed with a proposed recapture in accordance with the Preliminary Recapture Plans (as last modified by mutual agreement of the Parties) so long as the Conciliator or arbitrator, as the case may be, determines that they conform to, and Landlord implements the same in accordance with, the Division Principles.

(k) Landlord shall not pay any additional fee, compensation or consideration to Tenant for the right to exercise any rights to recapture any Recapture Space, the consideration therefor having been fully reflected in the Rent and other terms and conditions of this Master Lease and the purchase price for the Demised Premises paid by Landlord pursuant to the Purchase Agreement.

(l) Notwithstanding any provision to the contrary contained in this Master Lease, Landlord shall indemnify, defend and hold harmless Tenant with respect to all claims, expenses (including reasonable attorneys’ fees), damages and losses in connection with Landlord’s performance of all Recapture Separation Work (excluding all consequential damages and damages for lost revenues or profits), other than matters arising out of the negligence or willful misconduct of Tenant or any of Tenant’s Related Users.

1.8 Landlord’s Termination Right as to Additional Recapture Space. In addition to all other rights of termination and/or recapture by Landlord herein, Landlord shall have the separate independent option, in its sole discretion, and from time to time during the Term, exercisable from time to time and at any time, to terminate this Master Lease as to one hundred percent (100%) of any or all Additional Recapture Space as identified by Landlord in the Additional Recapture Space Termination Notice below (“Additional Recapture Space Termination Right”). Landlord shall not pay any additional fee, compensation or consideration to Tenant to enable exercise of any right to recapture any Additional Recapture Space, the consideration therefor having been fully reflected in the Rent and other terms and conditions of this Master Lease and the purchase price for the Demised Premises paid by Landlord pursuant to the Purchase Agreement.

(a) If Landlord elects to exercise any Additional Recapture Space Termination Right, it shall do so by giving irrevocable Notice to Tenant (“Additional Recapture Space Termination Notice,” a form of which is attached hereto as Schedule 1.8(a) which shall include a copy of the title report referred to below) identifying the specific Additional Recapture Space as to which the Master Lease is to be terminated. The date for the conveyance of such Additional Recapture Space and the termination of the Master Lease with respect thereto (the “Actual Additional Recapture Space Termination Date”) shall occur on the earlier of (i) the date which is not less than ninety (90) nor more than one hundred twenty (120) days after the date of the Additional Recapture Space Termination Notice and specified therein (“Proposed Additional Recapture Space Date”) and (ii) the date (“Tenant Additional Recapture Space Termination Date”) set forth in a Notice from Tenant after receipt of the Additional Recapture Space Termination Notice (“Tenant Additional Recapture Space Termination Notice”) given not later than sixty (60) days after receipt of the Additional Recapture Space Termination Notice, which Tenant Additional Recapture Space Termination Date shall be not less than ninety (90) days after receipt of the Additional Recapture Space Termination Notice. On or before the Actual Additional Recapture Space Termination Date, Tenant shall have substantially complied with the provisions of Sections 28.1(a), (b) and (d). Tenant shall remain liable to Landlord for the performance of all unperformed obligations set forth in Article XXVIII and any other provisions of this Section 1.8, which shall be performed as expeditiously as reasonably practicable following the Actual Additional Recapture Space Termination Date, but in no event later than one hundred eighty (180) days following the Actual Additional Recapture Space Termination Date. Landlord agrees to provide access to the Additional Recapture Space as reasonably necessary for Tenant to satisfy the obligations set forth in the immediately preceding sentence (subject to reasonable extensions of time according to the nature of the work to be performed, further subject to additional reasonable extensions for delays due to customary acts or occurrences of force majeure) provided, that Landlord has approved the duration and scope of Tenant’s work and Tenant has provided such other information as Landlord may reasonably request. Tenant shall avoid any interference with the Landlord’s work when accessing the Additional Recapture Space following the Actual Additional Recapture Space Termination Date in accordance with this subsection (a). Notwithstanding any provision to the contrary herein, in no event shall Tenant remove any Alterations which are required pursuant to Legal Requirements or Insurance Requirements.

(b) On or before the Actual Additional Recapture Space Termination Date, subject to satisfaction of all conditions in this Section 1.8:

(i) Landlord shall order a title report, at Tenant’s sole cost and expense, with respect to the Property in question from the Title Insurer which confirms that the Property is, and Tenant shall convey the Additional Recapture Space, on the Actual Additional Recapture Space Termination Date, free and clear of all Encumbrances, in the same manner and subject to the requirements as set forth in Section 1.6(g) for the clearance of title with respect to a Nonprofitable Property. Landlord shall provide a copy of the title report to Tenant with the Additional Recapture Space Termination Notice, and Tenant shall reimburse Landlord for the cost of such title report within fifteen (15) days of receipt of an invoice from Landlord therefor.

(ii) Tenant shall execute, acknowledge and deliver (without cost or expense to Landlord, other than Tenant’s reasonable, documented out-of-pocket expenses, including reasonable attorneys’ fees and expenses) all title affidavits and documents reasonably requested by Title Insurer to issue to Landlord and any Landlord Mortgagee a Current Title Policy, including all instruments in recordable form (including assignments, bills of sale, memoranda of termination of lease and quitclaim deeds) as may be requested by Landlord or such Title Insurer, to confirm such termination of the Master Lease and Landlord’s title to the Additional Recapture Space and all Leased Improvements and Fixtures comprising the same. Except for Tenant’s obligations in Section 1.8(b)(i), Landlord shall be responsible for all costs and expenses in connection with the conveyance of the Additional Recapture Space, including those similar to the Transaction Expenses (as and to the extent applicable), and Landlord shall reimburse Tenant for its reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) with respect thereto the actions required to be taken by Tenant in this Section 1.8.

(iii) On the Actual Additional Recapture Space Termination Date, upon the conveyance of the Additional Recapture Space to Landlord, the Additional Recapture Space shall automatically be severed and separated from this Master Lease, and this Master Lease shall automatically terminate with respect to the Additional Recapture Space, and the Master Lease shall remain unmodified and in full force and effect with respect to the remainder of the Demised Premises; provided, however, that from and after such date, the Base Rent shall be adjusted downward in accordance with the “SHC Base Rent Adjustment” as specified in and otherwise as provided in Schedule 2 to the Side Letter and all Property Charges and other charges shall be adjusted in the same manner as provided in Section 1.7(h). Except for such Base Rent adjustment, such termination shall not otherwise affect any other terms or conditions of this Master Lease with respect to the remainder of the Demised Premises, all of which shall remain in full force and effect, subject to all obligations of Tenant which survive termination of the Master Lease. On the Actual Additional Recapture Space Termination Date, Tenant shall pay all Base Rent and Additional Charges related to the applicable Additional Recapture Space which are due and payable under the Master Lease through the date of such conveyance, and the Parties shall prorate and adjust the same for any amounts which may have been prepaid or underpaid by Tenant, and shall finally adjust any amounts not yet known or ascertainable promptly after they have been determined; provided that, on the first Payment Date after the Actual Recapture Date and thereafter until and unless Tenant receives a Landlord’s Notice in Section 1.8(b)(vi), Tenant shall make the foregoing payments in an amount reasonably calculated by Tenant in good faith in accordance with the provisions of this Master Lease; provided further that, at such time as Landlord provides such Notice, Tenant shall pay in accordance with such Notice pending resolution of any disagreement (if any) with respect thereto as provided in Sections 1.8(b)(vi) and 1.8(b)(vii).

(iv) Landlord shall be solely responsible for all costs and expenses incurred in the recapture of all Additional Recapture Space, including the recapture and separation of any Appendage SAC from the remainder of the Store, together with all ancillary separation costs and expenses with respect to all facilities as are in place immediately prior to the recapture and separation, including installation of separate meters for utilities which are not currently separately metered (as and to the extent commercially reasonably practicable under the circumstances), and all fiber optics, cables and other equipment and systems which also serve the Stores. Notwithstanding any provision to the contrary contained in this Master Lease, Landlord shall indemnify and hold harmless Tenant with respect to all claims, expenses (including reasonable attorneys’ fees and expenses), damages and losses in connection with Landlord’s performance of all recapture and separation work with respect to the Additional Recapture Space (excluding all consequential damages and damages for lost revenues or profits), other than matters arising out of the negligence or willful misconduct of Tenant or Tenant’s Related Users.

(v) If required by Landlord, Tenant shall cause the Lease Guarantors to execute, acknowledge and deliver to Landlord a Guaranty Amendment with respect to the remainder of the Demised Premises.

(vi) Landlord shall set forth in the Additional Recapture Space Termination Notice: (a) a description of the Tenant Retained Space, (b) the new annual Base Rent and Tenant’s Proportionate Share of all Property Charges, and the new monthly Installment Expenses payable by Tenant with respect to the applicable modified Demised Premises, (c) a revised Schedule 2 to the Side Letter reflecting the applicable adjustments for the applicable modified Demised Premises, and (d) a site plan showing the applicable modified Tenant’s retained space and the Additional Recapture Space. If Tenant disagrees with any of the items in Landlord’s notice, the Parties shall confer in good faith and mutually agree on all such items and a written statement thereof. Within thirty (30) days after the Actual Additional Recapture Space Termination Date, the Parties shall confirm the same in writing.

(vii) All disputes and disagreements between the Parties arising in connection with this Section 1.8 (including Section 1.8(b)(vi)) shall be resolved in accordance with the alternative dispute resolution provisions in accordance with Article XXIX.

1.9 Landlord’s Termination Right as to 100% Recapture Property. Landlord shall have the several independent options, in its sole discretion, and from time to time during the Term, exercisable at any time to buy out Tenant’s entire leasehold interest in and to terminate this Master Lease as to any or all of the Demised Premises which are listed on Schedule 1.9 attached to the Side Letter (each, a “100% Recapture Property,” and collectively, the “100% Recapture Properties,” and such right, a “Landlord 100% Recapture Property Termination Right”), as follows:

If Landlord elects to exercise any Landlord 100% Recapture Property Termination Right, it shall do so by giving irrevocable Notice to Tenant (“100% Recapture Property Termination Notice,” which shall include a copy of the title report referred to below) identifying the specific 100% Recapture Property as to which the Master Lease is to be terminated, and at the election of Landlord, may include the Tenant ROFO Notice referred to below. The 100% Recapture Property Termination Notice shall confirm that the entire 100% Recapture Property Termination Fee (as provided below) has been deposited in cash in escrow by Landlord with an escrow agent mutually reasonably acceptable to Landlord and Tenant (“100% Recapture Property Termination Fee Escrow”), which escrow shall provide that such funds shall be released to Tenant automatically on the Actual 100% Property Recapture Termination Date. Such deposit in escrow shall be a condition precedent to the effectiveness of any 100% Recapture Property Termination Notice, which shall otherwise be null and void ab initio.

The date for the conveyance of the applicable 100% Recapture Property and the termination of the Master Lease with respect thereto (the “Actual 100% Property Recapture Termination Date”) shall occur on the earlier of (i) the date which is not less than one hundred twenty (120) nor more than one hundred fifty (150) days after the date of the 100% Recapture Property Termination Notice and specified therein (“Proposed 100% Recapture Property Date”) and (ii) the date (“Tenant 100% Property Recapture Termination Date”) set forth in a Notice from Tenant after receipt of the 100% Recapture Notice (“Tenant 100% Property Recapture Termination Notice”) given not later than sixty (60) days after receipt of the 100% Recapture Notice, which Tenant 100% Recapture Property Termination Date shall be not less than (90) days after receipt of the 100% Recapture Notice. On or before the Actual 100% Property Recapture Termination Date, Tenant shall have substantially complied with the provisions of Sections 28.1(a), (b) and (d). Tenant shall remain liable to Landlord for the performance of all unperformed obligations set forth in Article XXVIII, which shall be performed as expeditiously as reasonably practicable following the Actual 100% Property Recapture Termination Date, but in no event later than one hundred eighty (180) days following the Actual 100% Property Recapture Termination Date (subject to reasonable extensions of time according to the nature of the work to be performed, further subject to additional reasonable extensions for delays due to customary acts or occurrences of Force Majeure). Landlord agrees to provide access to the 100% Recapture Property as reasonably necessary for Tenant to satisfy the obligations set forth in the immediately preceding sentence provided that Landlord has approved the duration and scope of Tenant’s work and Tenant has provided such other information as Landlord may reasonably request. Tenant shall avoid any interference with the Landlord’s work when accessing the 100% Property Recapture following the Actual 100% Property Recapture Termination Date in accordance with this subsection (a). Notwithstanding any provision to the contrary herein, in no event shall Tenant remove any Alterations which are required pursuant to Legal Requirements or Insurance Requirements.

(a) On or before the Actual 100% Property Recapture Termination Date, subject to satisfaction of all conditions in this Section 1.9:

(i) Landlord shall order a title report, at Tenant’s sole cost and expense, with respect to the Property in question from the Title Insurer which confirms that the Property is, and Tenant shall convey the 100% Recapture Property, on the Actual 100% Property Recapture Termination Date, free and clear of all Encumbrances, in the same manner and subject to the requirements as set forth in Section 1.6(g) for the clearance of title with respect to a Nonprofitable Property. Landlord shall provide a copy of the title report to Tenant with the Recapture Space Termination Notice, and Tenant shall reimburse Landlord for the cost of such title report within fifteen (15) days of receipt of an invoice from Landlord therefor. At Landlord’s request and at its expense, Tenant agrees to reasonably cooperate with Landlord in obtaining a Current Title Policy (including with respect to any Landlord Mortgage) with respect to the 100% Recapture Property, including executing, acknowledging and delivering such leasehold affidavits and documents as any Title Insurer may reasonably request. The cost of all Transaction Expenses shall be borne by Landlord.

(ii) Tenant shall execute, acknowledge and deliver (without cost or expense to Landlord, other than Tenant’s reasonable, documented out-of-pocket expenses, including reasonable attorneys’ fees and expenses) all title affidavits and documents reasonably requested by Title Insurer to issue to Landlord and any Landlord Mortgagee a Current Title Policy, including all instruments in recordable form (including assignments, bills of sale, memoranda of termination of lease and quitclaim deeds) as may be requested by Landlord or such Title Insurer, to confirm such termination of the Master Lease and Landlord’s title to the 100% Recapture Property and all Leased Improvements and Fixtures comprising the same. Except for Tenant’s obligations in Section 1.9(a)(i), Landlord shall be responsible for all costs and expenses in connection with the conveyance of the Additional Recapture Space, including those similar to the Transaction Expenses (as and to the extent applicable), and Landlord shall reimburse Tenant for its reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) with respect thereto the actions required to be taken by Tenant in this Section 1.9.

(iii) On the Actual 100% Property Recapture Termination Date, upon the conveyance of the 100% Recapture Property to Landlord, the 100% Recapture Property shall automatically be severed and separated from this Master Lease, and this Master Lease shall automatically terminate with respect to the 100% Recapture Property, and the Master Lease shall remain unmodified and in full force and effect with respect to the remainder of the Demised Premises; provided, however, that from and after such date, the Base Rent shall be adjusted downward in accordance with the “SHC Base Rent Adjustment” specified in and otherwise as provided in Schedule 2 to the Side Letter. Except for such Base Rent adjustment, such termination shall not otherwise affect any other terms or conditions of this Master Lease with respect to the remainder of the Demised Premises all of which shall remain in full force and effect, subject to all obligations of Tenant which survive termination of the Master Lease. On the Actual 100% Property Recapture Termination Date, Tenant shall pay all Base Rent and Additional Charges related to the applicable 100% Recapture Property which are due and payable under the Master Lease through the date of such conveyance, and the Parties shall prorate and adjust the same for any amounts which may have been prepaid or underpaid by Tenant, and shall finally adjust any amounts not yet known or ascertainable promptly after they have been determined.

(iv) On or before the Actual 100% Property Recapture Termination Date, subject to satisfaction of all conditions in this Section 1.9, Landlord shall pay to Tenant a termination fee (“100% Recapture Property Termination Fee”) with respect to each 100% Recapture Property an amount equal to the greater of (A) the amount specified in the applicable column on Schedule 1.9 to the Side Letter and (B) the product of (x) ten (10), multiplied by (y) the EBITDA of the applicable 100% Recapture Property for the twelve (12) months ending on the last day of the most recently completed fiscal quarter of Tenant’s Parent preceding the 100% Recapture Property Termination Notice attributable to the fifty percent (50%) of space located on the specified 100% Recapture Property which is not part of the Recapture Space (the parties having separately taken into account the right of Landlord to recapture fifty percent (50%) of the space (i.e., the Recapture Space) at each 100% Recapture Property). For the avoidance of doubt, for purposes of this Section 1.9(b)(iv) EBITDA shall not include any rent payable by Lands’ End or Sears Hometown or any other Affiliate of Tenant.

(v) If required by Landlord, Tenant shall cause the Lease Guarantors to execute, acknowledge and deliver to Landlord a Guaranty Amendment with respect to the remainder of the Demised Premises.

(b) In the event of Landlord’s buy-out and subsequent redevelopment in its sole discretion of any 100% Recapture Property which contains retail use, upon Landlord’s election in its sole discretion to offer for lease and market any portion of the 100% Recapture Property for lease for retail use, which comprises a space that is suitable for the operation of a Sears or Kmart store, Landlord shall give Tenant written Notice of such space which will be offered for lease (“Offer Space”) on or prior to the Actual 100% Property Recapture Termination Date, together with an architect’s site plan and rendering in reasonable detail showing the square footage, entrances and exits and all other material elements and features of the Offer Space and the remainder of the development including parking and other common areas (“Rendering”), and together with such Notice, collectively, “Tenant ROFO Notice”), in which event Tenant shall have the option for a period of sixty (60) days following the Tenant ROFO Notice (“Offer Period”) to submit a written offer to lease the Offer Space (“Tenant Offer”). Any Tenant’s Offer shall entitle Tenant to an exclusive negotiating period of thirty (30) days, during which Landlord shall not solicit or consider any other third-party offer for the subject space, so long as the Tenant Offer is made in good faith and generally consistent with market rents at the time of the offer. In considering any Tenant Offer together with any competing offers (after such thirty (30)-day period of exclusivity), Landlord may take into account each offeror’s proposed base rent (equivalent or similar to Base Rent), additional charges (equivalent or similar to Additional Charges), credit quality, operating experience, tenant mix, intended use and other factors (including prevailing market terms) that are relevant to Landlord in maximizing value at the subject 100% Recapture Property. If Tenant and Landlord do not reach agreement on and execute a lease, or agree on all material terms and conditions for a lease and execute a binding and enforceable term sheet (after using reasonable good faith efforts to do so), within the Offer Period, Landlord shall be free to offer and/or lease the Offer Space or any part thereof on such terms as Landlord may determine and Tenant shall not have any other rights in or to the Offer Space or any part thereof or any other rights in the 100% Recapture Property. Without limiting any other provision of this Section 1.9, Landlord shall have no obligation to redevelop any 100% Recapture Property or to include any retail space therein or to offer or make available for lease in the first instance any retail space (including space suitable for a Kmart or Sears store) in any redeveloped 100% Recapture Property.

1.10 Reservation of Rights Concerning Leases and Recapture Space. Subject to the provisions of this Master Lease, the Parties acknowledge and agree that Landlord (for itself and its authorized agents, representatives, vendors and invitees and guests and tenants, as applicable) retains and reserves all rights of access, ingress and egress in, on, over and through the Demised Premises for all reasonable purposes except in case of emergencies upon reasonable notice during normal business hours in connection with, and to the fullest extent now or hereafter provided or contemplated pursuant to the terms and conditions of, (i) the existing Leases, or as may be reasonably useful or necessary for the use and occupancy of the premises under such Leases, (ii) the effectuation or evaluation of any potential recapture or property termination right provided in accordance with terms of this Master Lease (both before and following delivery of applicable notices relating thereto) and (iii) the exercise of all rights and remedies of Landlord under this Master Lease, including, without limitation, the following:

(a) From and after the Multi-Tenant Occupancy Date only, access, ingress and egress to and from all entrances and exits to or from each Store during normal business hours, all including any adjacent shopping center, mall, or other third-party property, parking areas or other Common Areas;

(b) From and after the Multi-Tenant Occupancy Date only, shared utilization of restrooms, stairwells, escalators and elevators, stockrooms, storage rooms, loading docks and other similar areas and facilities, according to the terms of any Leases, and as may be established by mutual agreement between Landlord and Tenant in connection with any Recapture Space and the Exclusive Store Areas, and any areas occupied under the Leases;

(c) At all times, upon reasonable prior notice to Tenant (except in the case of an emergency), maintaining, repairing, altering, servicing, adjusting and/or installing mechanical rooms, boiler rooms, telecommunications, HVAC, plumbing, electrical and other facilities and building service equipment, including all pipes, conduits, wires and other ancillary items in connection with Landlord’s right to perform maintenance and repairs as provided elsewhere in this Master Lease;

(d) From and after the Multi-Tenant Occupancy Date only, nonexclusive use, in common with Tenant, its authorized contractors, vendors, invitees and licensees of all parking areas and other Common Areas and public facilities;

(e) At all reasonable times upon reasonable notice during normal business hours, as may be necessary to comply with Landlord’s obligations under any Landlord Mortgage Document; and

(f) At all times, general access and right of entry reasonably necessary for or incidental to the exercise of all rights and remedies of Landlord in connection with the foregoing and otherwise under this Master Lease.

Landlord shall have the right to grant any of the foregoing rights to its authorized contractors, tenants, vendors, invitees and licensees. Notwithstanding the foregoing, all rights of access and entry shall be exercised reasonably and in such a manner as not to materially interfere with Tenant’s business operations at the Demised Premises or Tenant’s use of any Common Areas in connection with its business.

1.11 General Provisions. (a) Notwithstanding any provision contained herein to the contrary, with respect to any Nonprofitable Property, Recapture Space, 100% Recapture Property, Additional Recapture Space or Removal Property as to which this Master Lease is terminated, or any Demised Premises as to which the Master Lease is terminated by reason of casualty or condemnation in accordance with Article XII (“Article XII Terminated Space”) (and, collectively, “Terminated Space”), from and after the respective date of termination of the Master Lease with respect thereto, the respective Terminated Space shall no longer be a part of the Demised Premises for any and all purposes under this Master Lease and Tenant and Lease Guarantors shall be released from any and all further obligations to pay Base Rent and from all further obligations and liabilities under this Master Lease with respect to the Terminated Space which first arise or accrue from and after such termination; provided, however, that Tenant and Lease Guarantors shall remain obligated to pay and/or perform all such other amounts and obligations which are to be paid and/or performed upon the surrender or termination of the Master Lease with respect to the Terminated Space, or which survive the expiration or termination of this Master Lease.

(b) From and after the conveyance or termination of this Master Lease with respect to the Recapture Space and/or the Additional Recapture Space, as applicable, Tenant shall pay Tenant’s Proportionate Share of all Property Charges, and the Base Rent pursuant to Schedule 2 to the Side Letter, as adjusted pursuant to Section 1.7(h), Section 1.8(b)(iii), and/or Section 1.9(b)(iii), as applicable, with respect to the Tenant Retained Space.

(c) Notwithstanding any provision to the contrary contained in Section 1.6, 1.7, 1.8 or 1.9, if there shall be an Event of Default which is continuing either on the date of any Tenant Termination Election Date, any Proposed Recapture Date, any Proposed Additional Recapture Date, any Proposed 100% Recapture Property Termination Date, Nonprofitable Property Termination Date, Actual Recapture Date, Actual Additional Recapture Date, or Actual 100% Property Recapture Termination Date, or any date of any Tenant election to terminate or the actual date of termination with respect to any Article XII Terminated Space, Landlord may in its sole discretion waive any such Event of Default (and any or all other conditions to the Master Lease termination with respect thereto, as the case may be, of Section 1.6, 1.7, 1.8, 1.9 or Article III which may be dependent on or impacted by such Event of Default) solely with respect to the termination of the Master Lease as to the

Nonprofitable Property, Recapture Space, Additional Recapture Space or 100% Recapture Property, or Article XII Terminated Space, as the case may be, and Landlord shall have the right to retain the Termination Fee, Total Destruction Termination Fee and 12-Month Destruction Fee under Article XII (as applicable) and proceed with the termination of the Master Lease with respect to such respective Terminated Space, subject to and without any prejudice to Landlord’s exercise of all other rights and remedies with respect to such Event of Default, all of which rights and remedies shall be retained unimpaired by Landlord. Without limiting the foregoing, any such waiver shall apply only to the specific Termination Space involved but no such waiver shall apply to any other Demised Premises.

(d) Notwithstanding any provision of this Master Lease to the contrary, if Tenant does not vacate any (x) Recapture Space on or before the 30th calendar day following the Actual Recapture Date, (y) Additional Recapture Space on or before the 30th calendar day following the Actual Additional Recapture Space Termination Date, or (z) 100% Recapture Property on or before the 30th calendar day following the Actual 100% Property Recapture Termination Date, then in any such case, until such time as Tenant vacates the applicable Recapture Space, Additional Recapture Space or 100% Recapture Property, as the case may be (the “Holdover Period”):

(i) Tenant shall continue to be fully responsible for the faithful performance of all of the terms set forth in this Master Lease, except Tenant shall pay as additional rent on the first day of each month during the Holdover Period for use and occupancy of the applicable Recapture Space, Additional Recapture Space and/or 100% Recapture Property (“Holdover Space”) an amount equal to the sum of (x) one and three quarters (1.75) times the Base Rent that would otherwise then be applicable to the Holdover Space plus (y) Tenant’s Proportionate Share of all Property Charges applicable to the Holdover Space for such period as if this Master Lease had not been terminated or expired with respect to the Holdover Space.

(ii) Tenant shall occupy the Holdover Space during the Holdover Period in its “as is” condition. Nothing contained in this Master Lease shall be construed as a consent by Landlord to the possession by Tenant of the Holdover Space during the Holdover Period, and Landlord, upon commencement of the Holdover Period, shall be entitled to the benefits of all legal remedies that may now be in force or may hereafter be enacted relating to immediate repossession of the Holdover Space by Landlord.

1.12 Separation of Leases. (a) From time to time, at the election of Landlord in its sole discretion, so long as there shall be no material adverse effect on Tenant, Landlord may remove one or more Properties (individually, “Removal Property,” and collectively, “Removal Properties”) from this Master Lease and place one (1) or more Removal Properties in one (1) or more separate leases with Tenant on terms and conditions substantially similar to, and in any case no less favorable to Tenant than, those set forth in this Master Lease and as otherwise provided in this Section 1.12 (individually, “New Lease,” and collectively, “New Leases”), for technical or administrative reasons or to facilitate the sale, financing or other disposition of such Removal Properties, or for another legitimate business purpose of Landlord, all as determined by Landlord in its sole discretion.

(b) If Landlord elects to so remove any Removal Properties, Landlord shall give Tenant not less than thirty (30) days’ Notice thereof (a “Removal Notice”), and Tenant shall thereafter, within said thirty (30)-day period, execute, acknowledge and deliver to Landlord (or any new owner of the Removal Properties, as designated by Landlord) at no cost or expense to Tenant, one (1) or more New Leases with respect to one (1) or more Removal Properties as determined by Landlord effective as of the date set forth in the Removal Notice (“Removal Date”) for the remaining Term and on substantially the same, and in any case no less favorable to for Tenant than, terms and conditions as this Master Lease, except for appropriate adjustments (including to Exhibits and Schedules), including as follows:

(i) Base Rent. The initial Base Rent for each Removal Property shall be computed in accordance with Schedule 2 to the Side Letter with respect to the property release/recapture amount ascribed to such Removal Property under this Master Lease as of the Removal Date and thereafter shall be increased on the same basis as provided in this Master Lease.

(ii) Tenant’s Proportionate Share. Tenant’s Proportionate Share with respect to each Removal Property shall continue to be calculated in the same manner with respect to such Removal Property as provided in this Master Lease.

(iii) Liabilities and Obligations. The New Lease shall provide that each tenant and each landlord shall be responsible for the payment, performance and satisfaction of all of the duties, obligations and liabilities of Tenant and Landlord, respectively, arising under this Master Lease, insofar as they relate to the Removal Property, that were not paid, performed and satisfied in full prior to the commencement date of the New Lease (and Tenant and Landlord under this Master Lease shall each also remain responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the commencement date of such New Lease), and shall further provide that the Tenant thereunder shall not be responsible for the payment, performance or satisfaction of any duties, obligations and liabilities of Tenant under this Master Lease first arising after the Removal Date.

(iv) Deletion of Provisions. At the election of Landlord, any one or more of the provisions of the New Lease pertaining to the REIT status of any member of Landlord (or any Affiliate of any member of Landlord) shall be deleted. In addition, Landlord may delete and eliminate from such New Lease such provisions herein as it elects, provided such deletion and elimination do not in any material respect affect any of the obligations, liabilities, rights or remedies of Tenant under such New Lease with respect to the affected Removal Property.

(v) Amendments to this Lease. Upon execution of such New Lease, and effective as of the Property Removal Date, this Master Lease shall be deemed to be amended as follows: (i) the Removal Properties shall be excluded from the Demised Premises hereunder; (ii) Base Rent hereunder shall be reduced by the amount of the Base Rent allocable to the Removal Properties; and (iii) Schedule 2 attached to the Side Letter shall be modified so as to remove the Removal Properties. Such amendments shall occur automatically and without the necessity of any further action by Landlord or Tenant, but, at Landlord’s election, the same shall be reflected in a formal amendment to this Master Lease, which amendment shall be promptly executed by Tenant.

(vi) Other Undertakings. Tenant shall take such actions and execute and deliver such documents, including, without limitation, the New Lease and new or amended Memorandum(s) of Lease and, if requested by Landlord, an amendment to this Master Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 1.12(b), and as otherwise are appropriate or as Landlord or any Title Insurer may reasonably request to evidence such removal and new leasing of the Removal Properties, including memoranda of lease with respect to such New Leases and amendments of all existing memoranda of lease with respect to this Master Lease and an amendment of this Master Lease.

(c) Without limitation of the foregoing, all New Leases shall remain cross-defaulted with this Master Lease unless otherwise required by Landlord; provided, however, that if the landlord under any New Lease shall not be Landlord or an Affiliate of Landlord, any such New Lease shall not be or remain cross-defaulted with this Master Lease. In all cases, whether or not cross-defaulted with this Master Lease, so long as any Landlord Mortgage shall apply to any Removal Property or New Lease, such Removal Property and/or New Lease shall continue to be subject either to the existing SNDA with respect to the Master Lease, or subject to a new SNDA to be delivered by Landlord Mortgagee, Landlord and Tenant on substantially the same terms and conditions as the existing SNDA (having regard to the terms and conditions of the New Lease).

(d) To the extent requested by Landlord, Tenant shall cause Lease Guarantors to execute, acknowledge and deliver a separate New Lease Guaranty with respect to each New Lease and a Guaranty Amendment with respect to this Master Lease the remainder of the Demised Premises.

(e) For the avoidance of doubt, all costs and expenses relating to the New Leases (including reasonable attorneys’ fees and other reasonable, documented out-of-pocket costs incurred by Tenant or Lease Guarantor for outside counsel, if any) shall be borne by Landlord, and not Tenant.

1.13 Self-Help. Notwithstanding that Landlord may be the direct party to any or all Operating Agreements and ground leases, before the Multi-Tenant Occupancy Date, Tenant shall continue to be the responsible party for Landlord’s obligations under all Operating Agreements and any ground lease (where applicable) and Tenant shall comply with all non-monetary terms thereof which are applicable to the Demised Premises and shall pay Tenant’s Proportionate Share of expenses (as set forth in Schedule 2 to the Side Letter) with respect to such Operating Agreements. Landlord shall use all commercially reasonable efforts to comply or cause the compliance with all terms of the Operating Agreements to the extent applicable to the Common Areas and any portions of the Property leased to third parties (“Applicable Terms”). In the event Landlord defaults in the performance of any of the Applicable Terms or fails to enforce the obligations of any other obligee under any Operating Agreement with respect to the Applicable Terms and such default or failure would reasonably be expected to result in a material adverse effect on Tenant or any individual Demised Premises, Tenant may, but shall not be obligated to, after thirty (30) days’ Notice to Landlord of Tenant’s intention to take such specified action (except in the event of an emergency, defined as a condition presenting an imminent threat of harm to persons and property, in which case no notice shall be required), cure any default by Landlord under the Operating Agreements with respect to the Applicable Terms and/or enforce, in its own name, the obligations of any other obligor under the Operating Agreements with respect to Applicable Terms (to the extent Landlord would be permitted to do so, subject to the terms and conditions under the Operating Agreements with respect to Applicable Terms). Notwithstanding anything herein to the contrary (except in the event of an emergency), Tenant’s foregoing right to exercise self-help with respect to the obligations of any Person under the Operating Agreements with respect to the Applicable Terms shall be tolled during such time that Landlord is using commercially reasonable efforts to enforce such obligations. Landlord shall, within ten (10) Business Days after receipt of Tenant’s demand and supporting documentation in reasonable detail, reimburse Tenant for the reasonable costs incurred by Tenant in performing any of Landlord’s obligations under the Operating Agreements or enforcing the obligations of any Person under any Operating Agreements with respect to the Applicable Terms (including reasonable attorneys’ fees and expenses), as to which Tenant has provided such thirty (30)-day Notice. The foregoing rights of Tenant are referred to as “Self-Help”.

ARTICLE II

DEFINITIONS

2.1 Definitions. For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision; and (vi) for the calculation of any financial ratios or tests referenced in this Master Lease, this Master Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense.

“10-Day Period”: As defined in Section 29.1(c).

“100% Recapture Property” or 100% Recapture Properties”: As defined in Section 1.9.

“100% Recapture Property Termination Fee”: As defined in Section 1.9(a)(iv).

“100% Recapture Property termination Fee Escrow”: As defined in Section 1.9.

“100% Recapture Property Termination Notice”: As defined in Section 0.

“12-Month Destruction”: As defined in Section 12.2(a).

“12-Month Destruction Fee”: As defined in Section 12.6.

“AAA”: As defined in Section 29.2(a).

“Actual 100% Property Recapture Termination Date”: As defined in Section 1.9.

“Actual Additional Recapture Space Termination Date”: As defined in Section 1.8(a).

“Actual Recapture Date”: As defined in Section 1.7(d).

“ADA”: The Federal Americans with Disabilities Act (as amended) and similar Legal Requirements with respect to persons with disabilities.

“Additional Charges”: 100% of the amount, or Tenant’s Proportionate Share, as applicable as determined in this Master Lease, of all Property Charges, subject to termination of such payments for future Property Charges with respect to all Terminated Space, as provided herein; and all other amounts, sums, charges, liabilities and obligations which Tenant assumes or agrees to pay or may become liable for under this Master Lease at any time and from time to time, other than Base Rent; provided, however, in no event shall Additional Charges include, nor shall Tenant be responsible to pay, any costs, expenses, fees or charges under or with respect to (a) any mortgage, deed of trust, lien, charge, pledge, hypothecation, security interest, or other matter whatsoever affecting title to any of the Demised Premises or any portion thereof or any interest therein (other than Known Environmental Problems or Retail Operations Claims), whether or not of record which was not in existence on the Commencement Date, or thereafter, which was not a result of Tenant’s Acts or incurred for Tenant’s benefit, (b) any Landlord Mortgage Documents, or (c) any liens, charges or encumbrances suffered or created by Landlord or Landlord’s Related Users (but expressly including Further Encumbrances); and, in the event of any failure on the part of Tenant to pay any of those items (except where such failure is directly due to the acts or omissions of Landlord or any of Landlord’s tenants), every fine, penalty, interest and cost which may be added for nonpayment or late payment of such items, including, without limitation, all amounts for which Tenant is or may become liable to indemnify Landlord and Indemnified Parties under this Master Lease (including reasonable attorneys’ fees and court costs). All Additional Charges (however denominated) shall be collectible and payable as additional rent under this Master Lease.

“Additional Recapture Space”: Each Appendage SAC and each Free-Standing SAC, and each so-called “outlot”, “outparcel” or portion of any parking or Common Area (other than a Free-Standing SAC), whether or not now or hereafter considered as a separate legal or tax parcel, and which is not subject to any Leases (and in respect of any parking or Common Areas, so long as any such Additional Recapture Space is without any material adverse impact on the retail operations of the applicable Store (as the same is reconfigured and constituted from time to time), including access, egress, parking and loading docks).

“Additional Recapture Space Termination Notice”: As defined in Section 1.8(a).

“Additional Recapture Space Termination Right”: As defined in Section 1.8.

“Adverse Impact”: As defined in Section 8.1(b).

“Affiliate”: When used with respect to any corporation, limited liability company, or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, partnership interests or other equity interests.

“All Risk”: As defined in Section 11.2(a).

“Alterations”: As defined in Section 8.1.

“Appendage SAC”: A SAC which is physically attached as an “appendage” to a Store but is not located wholly within the interior of the Store and which may be physically separated from the Store without any physical relocation of any other retail operations within the Store.

“Applicable Terms”: As defined in Section 0.

“Appraiser: As defined in Section 26.1.

“Approved Vendors”: As defined in Section 1.7(j)(i).

“Arbitration Rules”: As defined in Section 29.2(a).

“Article XII Terminated Space”: As defined in Section 1.11(a).

“Award”: All compensation, sums or anything of value awarded, paid or received on a total or partial Taking.

“Base Rent”:

(a) During the Initial Term and each of the first (1st) and second (2nd) Renewal Terms, the Base Rent shall be as follows: (i) during the first (1st) Lease Year, the Base Rent shall be an annual amount equal to $134,007,772, adjusted downward from time to time in accordance with the “SHC Base Rent Adjustment” as specified in and otherwise as provided in Schedule 2 attached to the Side Letter; and (ii) during each Lease Year commencing with the second (2nd) Lease Year, the Base Rent shall be increased by an annual amount equal to two percent (2%), cumulative and compounded, over the Base Rent for the immediately preceding Lease Year (as so increased).

(b) Commencing with the third (3rd) and any subsequent Renewal Term (if any), the Base Rent shall be an annual amount equal to the greater of (a) the Base Rent for the immediately preceding Lease Year and (b) the Fair Market Rent for the entire Demised Premises, determined with respect to each such Renewal Term promptly after the delivery of the applicable Renewal Notice.

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York, are authorized, or obligated, by law or executive order, to close.

“Calculation Period”: As defined in Section 1.6(c).

“CAM Expenses”: As defined in Section 10.2(c)(ii).

“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

“Change of Control”: Except as permitted or required hereunder, (i) the direct or indirect sale of all or substantially all of the assets of Tenant or Tenant’s Parent, whether held directly or through Subsidiaries, in one transaction or in a series of related transactions (excluding sales to Tenant’s Parent or its Subsidiaries) and excluding any transaction permitted pursuant to Section 9.3, or (ii) (a) Tenant ceasing to be a wholly owned Subsidiary (directly or indirectly) of Tenant’s Parent or (b) Tenant’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Tenant. For the avoidance of doubt, subject to compliance with Section 9.3, the transfer of publicly traded Equity Interests of Tenant’s Parent shall not constitute a Change of Control.

“Claim”: As defined in Section 14.12(a).

“Code”: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date”: As defined in Section 1.4.

“Common Areas”: The sidewalks, walkways, alleyways, connecting tunnels, passageways and entranceways to third-party properties, sidewalks, utility pipes, conduits and lines, service drives, parking aisles, driveways, doorways (other than located in the wall of any

Leased Improvements), and parking lots and parking areas and other external areas which shall exist from time to time on or adjacent to the Properties or Demised Premises, including such areas which may be available as part of a Shopping Center by the owner thereof or designated as “common areas” or areas for “common use,” by Landlord, Tenant and/or other occupants and/or owners of the Demised Premises or any Recapture Space, Additional Recapture Space and/or any Shopping Centers, and their respective Related Users, provided, however, that at such time as the Recapture Space or any Additional Recapture Space shall cease to be a portion of the Demised Premises, the Common Areas shall also include such of the loading docks, elevators, escalators, store rooms, restrooms and other facilities which are, as of the date hereof, located within or exclusively serving the applicable Store (“Exclusive Store Areas”) as are mutually agreed by the Parties and identified on the Final Recapture Plans for the separation of the Tenant Retained Space and the Recapture Space, subject to all Legal Requirements and Encumbrances to the particular Demised Premises; provided, further, that “Common Areas” shall specifically exclude those areas which may be occupied from time to time by buildings or structures or parking areas which shall be designed or designated for the exclusive use of Landlord or any other owners, tenants, licensees or occupants of the Properties or Demised Premises or any Shopping Center, as the case may be, and their respective agents, employees, customers, licensees and invitees. Notwithstanding the foregoing, until the occurrence of the Multi-Tenant Occupancy Date, all areas and facilities which would otherwise constitute “Common Areas” located wholly on the Property shall be deemed to be a part of the Demised Premises, and shall be subject to Tenant’s exclusive use and possession and shall be Tenant’s sole responsibility (except as otherwise provided herein), subject to all Legal Requirements, Encumbrances and all other provisions of this Master Lease.

“Conciliator”: As defined in Section 29.1(b).

“Condemnation”: As defined in Section 12.8(a).

“Construction Professionals”: As defined in Schedule 1.7(j)(ii)B.2.

“Current Title Policy”: As defined in Section 1.6(g).

“Demised Premises”: As defined in Section 1.1.

“Destruction Termination Fee”: As defined in Section 12.7.

“Dispute”: As defined in Section 29.1(a).

“Dispute Notice”: As defined in Section 29.1(c).

“Division Principles”: As defined in Section 1.7(b).

“dollars and “$” shall mean the lawful money of the United States.

“EBITDA,” “EBITDAR”: With respect to any Store, the net income (which for the purposes of this calculation shall include all rents collected) or loss calculated with respect to the operations of such Store on a Property-by-Property or “four wall” basis, determined in accordance with GAAP using the methodologies and practices of Tenant’s Parent currently in effect, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs, including, without limitation, those related to goodwill or intangible assets, Long-Lived Assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any noncash items of expense (other than to the extent such noncash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses, (9) unusual or nonrecurring gains or items of income or loss and (10) in the case of EBITDAR, Base Rent payable under this Master Lease; provided that each of net income and the foregoing adjustments shall be determined using the methodologies and practices of Tenant’s Parent in effect as of the Commencement Date as shown on Schedule 2.1(a) hereto.

“Encumbrance” or “Encumbrances”: As defined Section 1.1(d).

“Environmental Costs”: As defined in Section 20.4.

“Environmental Equipment”: All above-ground or underground storage tanks for petroleum, petroleum products, solvents, chemicals or other liquids; above-ground or in-ground hydraulic or mechanical lifts; solvent recovery systems; oil-water separator systems; alignment racks; gasoline pumps, dispensers, pipes and pipelines, and dispensing islands and canopies, and ancillary equipment; and all other machinery, equipment, facilities, fixtures and installations now or hereafter used, operated, installed, altered or maintained in connection with or associated with the use, storage, generation, treatment, recycling, transportation, removal or disposal of Hazardous Substances, now or hereafter located at, on or about the Demised Premises.

“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decisions, determinations, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to pollution, the environment, natural resources, public health and safety and industrial hygiene, including the management, use, generation, manufacture, labeling, registration, production, storage, release, discharge, spilling, leaking, emitting, injecting, escaping, abandoning, dumping, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of or exposure to any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

“Environmental Ordinary Course of Business”: As defined in Section 20.1.

“Environmental Permits”: As defined in Schedule 20.6(c)(i).

“Equity Interests”: With respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Event of Default”: As defined in Section 13.1.

“Event of Default Notice”: As defined in Section 13.2(b).

“Excepted Liens”: As defined in Section 1.6(g).

“Excess Expenses”: As defined in Schedule 10.2(e)(17).

“Exclusive Store Areas”: As defined in definition of “Common Areas.”

“Fair Market Rent”: With respect to the Properties or any portion thereof (including any space offered to Tenant in any 100% Recapture Property), the prevailing market rent (including all fixed, percentage and Additional Charges) which is generally obtained by owners or landlords of real property on an arm’s-length basis for leases of similar space (size, location and amenities) in the geographical market where the subject space is located, taking into account all of the material terms and conditions of the prospective lease, including tenant improvements and allowance, delayed or free rent, security deposits and the like, and in the case of the Demised Premises, subject to the applicable terms and conditions of this Master Lease including with respect to the termination or recapture of Nonprofitable Property, Recapture Property and 100% Recapture Property, such Fair Market Rent to be determined by mutual agreement by the parties or in accordance with Article XXVI.

“Final Recapture Plans”: As defined in Section 1.7(c).

“Financial Statements”: (i) For a Fiscal Year, consolidated statements of Tenant’s Parent and its consolidated subsidiaries of income, stockholders’ equity and cash flows for such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a fiscal quarter, consolidated statements of Tenant’s Parent’s income, stockholders’ equity and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP.

“Fiscal Year”: The fiscal year of Tenant’s Parent for public reporting purposes.

“50% Go Dark”: As defined in Section 7.3(b).

“50% Go Dark Date”: As defined in Section 7.3(b).

“50% Go Dark Notice”: As defined in Section 7.3(b).

“50% Go Dark Operating Standard: As defined in Section 7.3(b).

“50% Go Dark Period”: As defined in Section 7.3(b).

“50% Go Dark Property” and “50% Go Dark Properties”: As defined in Section 7.3(b).

“Fixtures”: As defined in Section 1.1(c).

“Force Majeure”: A delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or similar causes beyond the reasonable control of Tenant; provided, that (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstances and shall continue only so long as Tenant is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.

“Foreclosure Purchaser”: As defined in Section 14.1.

“Free-Standing SAC”: A SAC which comprises a free-standing building separate and apart from a Store, expressly excluding any Appendage SAC.

“Free-Standing SAC Lease”: As defined in Section 9.8(b)(ii).

“Further Encumbrances”: As defined in Section 1.1(d).

“GAAP”: United States generally accepted accounting principles, as in effect from time to time.

“General Tax Indemnity”: As defined in Section 4.3.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Gross Leasable Square Footage”: With respect to any Demised Premises, the gross square footage available for lease at such Demised Premises or any other building or improvement now or hereafter located on the applicable Property, (a) with respect to Tenant’s Space, as measured and determined in accordance with the same methods and manner applied in the determination of the “Initial Leased Square Feet” of the Demised Premises as set forth on Schedule 2 to the Side Letter, and (b) with respect to all other space, the greater of (i) such gross square footage as measured and determined in accordance with the same methods and manner as in clause (a) or (ii) any other measure of gross square footage as set forth in any lease or other occupancy agreement by Landlord with respect to the Property. Disputes with respect to the determination of Gross Leasable Square Footage shall be resolved in accordance with Article XXIX.

“Guaranty Amendment”: As defined in definition of “Lease Guaranty.”

“Handling”: As defined in Section 20.4.

“Hazardous Substances”: Each and every element, compound, chemical mixture, emission, contaminant, pollutant, material, waste or other substance (including radioactive substances, whether solid, liquid or gaseous) which is defined, determined or identified as hazardous, or toxic or under any Environmental Law or for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, including, without limitation, asbestos, asbestos containing materials, urethane, polychlorinated biphenyls, any petroleum product, petroleum derived products and/or its constituents or derivatives, and any caustic, flammable or explosive materials. Without limiting the generality of the foregoing, the term shall mean and include:

(a) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; excluding, however, common maintenance and cleaning products regularly found at properties with a standard of operation and maintenance comparable to the applicable Property;

(b) “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(c) “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder;

(d) “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder; and

(e) “hazardous materials” as defined under all applicable environmental protection statutes of each state and municipality in which the Demised Premises are located.

“Holdover Period”: As defined in Section 1.11(d).

“Holdover Space”: As defined in Section 1.11(d)(i).

“Hometown Rents”: As defined in Section 10.5.

“Impositions”: All taxes, including capital stock, franchise, margin and other state taxes of Landlord, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes, including tax increases and re-assessments; assessments including assessments for supplemental assessments and public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Demised Premises or the Property and/or the Rent and Additional Charges (other than Impositions) and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Demised Premises or the Property, (ii) the Demised Premises or any part thereof or any rent therefrom or any estate, right, title or interest therein, (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Demised Premises or the property or the leasing or use of the Demised Premises or the property or any part thereof, or (iv) any Tenant’s Property; provided, however, that nothing contained in this Master Lease shall be construed to require Tenant to pay (a) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other Person, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Demised Premises or the proceeds thereof (excluding any recapture of any Recapture Property or Additional Recapture Space or any development, redevelopment or leasing thereof), or (d) any principal or interest on any Indebtedness on or secured by the Demised Premises owed to a Landlord Mortgagee for which Landlord or its Subsidiaries is the obligor; provided, further, that Impositions shall include any tax, assessment, tax levy or charge set forth in the foregoing clause (a) or (b) that is levied, assessed or imposed in lieu of, or as a substitute for, any Imposition. Notwithstanding the foregoing, from and after the date of the termination of this Master Lease in respect of any Recapture Space, Tenant shall pay Tenant’s Proportionate Share of all Impositions (except in the case of any separate assessment of the Recapture Space and Tenant Retained Space for tax purposes, in which case Tenant shall pay only one hundred percent (100%) of the Impositions which are separately assessed (if any) with respect to the Tenant Retained Space), and Tenant’s obligations for all future Impositions (i.e., Impositions first accruing or otherwise first payable subsequent to the Actual Recapture Date) shall cease with respect to all other Terminated Space. Notwithstanding any provision herein to the contrary, the Parties acknowledge and agree that for the sole purpose of any Imposition which may be assessed based upon the rentals payable under this Master Lease, the applicable “SHC Base Rent Adjustment” set forth on Schedule 2 of the Side Letter shall apply with respect to each individual Demised Premises.

“Indebtedness”: With respect to any Landlord Mortgage, all indebtedness for borrowed money and related obligations (including all principal, interest, late charges, prepayment or other penalties, or any other charges solely in connection with the payment, prepayment or nonpayment thereof). For the avoidance of doubt, Indebtedness shall expressly exclude (i) all costs, expenses or obligations directly related to the use, occupancy, repair, allocation or maintenance of the Demised Premises or otherwise arising out of the Demised Premises and (ii) all Impositions, Utility Charges and all other costs, fees or charges (other than Indebtedness) under all Encumbrances, all of which shall remain the obligation of Tenant.

“Indemnified Parties”: Landlord and Landlord Mortgagee, and each of their respective successors and assigns, their members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives.

“Initial Term”: As defined in Section 1.4.

“Inspections”: As defined in Section 20.5(a).

“Installment Expense” or “Installment Expenses”: As defined in Section 4.5(a).

“Installment Expense Statement”: As defined in Section 4.5(b)(iii).

“Insurance Requirements”: The terms and conditions of all insurance policies required to be maintained by Tenant by this Master Lease, any Landlord Mortgage, and any other Encumbrances, and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy, including all of Tenant’s permitted self-insurance.

“Kmart Store(s)”: As defined in the Recitals.

“Kmart Tenant”: As defined in the Preamble.

“Known Environmental Problems”: As defined in Section 14.12(b)(ii).

“Land”: As defined in Section 1.1(a).

“Landlord”: As defined in the Preamble.

“Landlord Authorized Work”: As defined in Section 21.18.

“Landlord Encumbrances”: As defined in Section 1.6(g).

“Landlord Mortgage”: As defined in Section 11.1.

“Landlord Mortgage Documents”: With respect to each Landlord Mortgage and Landlord Mortgagee, the applicable Landlord Mortgage, loan agreement, debt agreement, credit facility agreement, indenture, lease, note, collateral assignment instruments, guarantees, environmental and indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto, as amended and supplemented from time to time in accordance with Article XIV.

“Landlord Mortgagee”: As defined in Section 11.1.

“Landlord 100% Recapture Property Termination Right”: As defined in Section 1.9.

“Landlord’s Insurance Costs”: As defined in Section 11.2(b).

“Landlord Tax Returns”: As defined in Section 4.1(b).

“Landlord’s Work”: As defined in Schedule 1.7(i)(ii).

“Lands’ End Agreements”: That certain (a) Master Lease Agreement dated April 4, 2014, as amended on July 6, 2015 (and as hereafter amended) by and between Sears, Roebuck and Co. and Lands’ End, Inc. (“Lands’ End”) and (b) that certain Retail Operations Agreement dated April 4, 2014 (as now or hereafter amended) by and between and between Sears, Roebuck and Co. and Lands’ End, Inc. Those Demised Premises which contain space demised to Lands’ End (“Lands’ End Space”) pursuant to the Lands’ End Agreements are listed on Exhibit D attached hereto. Tenant shall continue to retain all right, title and interest in the Lands’ End Agreements, and the same shall not be assigned to Landlord, except to the extent provided in Section 10.5(b).

“Lands’ End Lease”: That certain (a) Master Lease Agreement dated April 4, 2014, as amended on July 6, 2015 (and as hereafter amended) by and between Sears, Roebuck and Co. and Lands’ End.

“Lease” or “Leases”: Any and all leases of a portion of any Property by Tenant or any Affiliate of Tenant to any unaffiliated third party existing immediately prior to the consummation of the Purchase Agreement, as the same may be amended from time to time, and all replacements thereof, and all new leases or subleases entered into by Landlord after the date hereof (including with respect to any Recapture Space or Additional Recapture Space), but excluding all Subleases. The Lands’ End Agreements and the Sears Hometown License Agreement shall not constitute or be deemed to be Leases. The Leases which are in existence as of the date hereof have been assigned by separate instrument by Tenant or an Affiliate of Tenant to Landlord in connection with Landlord’s acquisition of the Demised Premises.

“Lease Guarantor”: Tenant’s Parent and each entity that guarantees the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Master Lease from time to time, including without limitation those entities set forth on Schedule 2.1(b). Tenant shall cause each Subsidiary of Tenant’s Parent that, now or in the future becomes liable in respect of Tenant Parent’s principal working capital credit facility (presently the Second Amended and Restated Credit Agreement dated as of April 8, 2011, as amended), to be a Lease Guarantor and execute a Lease Guaranty; provided that Landlord shall, other than in connection with the sale or other disposition (including without limitation by equity distribution or rights offering) of all or substantially all of the assets in one transaction or a series of related transactions of Tenant’s Parent (in respect of which this proviso shall not apply), upon Tenant’s request and at Tenant’s expense pursuant to reasonable and customary forms prepared by Tenant, release any Lease Guarantor that ceases to be a Subsidiary of Tenant’s Parent from its Lease Guaranty. For avoidance of doubt, no Lease Guarantor that remains a Subsidiary of Tenant’s Parent will be released from the Guaranty or entitled to release from the Guaranty whether or not it ceases to be liable in respect of Tenant Parent’s principal working capital credit facility.

“Lease Guaranty”: Any guaranty by a Lease Guarantor of the obligations of Tenant under this Master Lease, as the same may be amended, supplemented or replaced from time to time with Lender’s prior written consent or otherwise in accordance with the terms of this Master Lease. Any Lease Guaranty shall terminate and be of no force or effect with respect to any Property or portion thereof as to which this Master Lease is terminated pursuant to the express terms of Section 1.6, 1.7, 1.8, or 1.9 or by reason of casualty or Condemnation as provided herein (except in each case for all obligations of Tenant which have accrued as of the Master Lease termination date or which survive the termination of the Master Lease) and shall continue in full force and effect with respect to the Master Lease with respect to the remainder of the Demised Premises, provided, however, that Landlord may require Lease Guarantor to, and Lease Guarantor shall, execute, and acknowledge an amendment to any existing Least Guaranty (“Guaranty Amendment”) ratifying and reconfirming the Lease Guaranty with respect to such remainder of the Demised Premises. In the event of any New Lease, or any new lease to any Successor Landlord, any Lease Guaranty shall continue to apply to same and Tenant shall cause each then-existing Lease Guarantor of this Master Lease to execute, acknowledge and deliver an amendment to any existing Lease Guaranty or a new Lease Guaranty (each, a “New Lease Guaranty”) on all of the same terms and conditions of the existing Lease Guaranty, modified appropriately to reflect such New Lease or new lease to Successor Landlord, as the case may be.

“Leased Improvements”: As defined in Section 1.1(b).

“Leasehold Estate”: As defined in Section 15.1.

“Leasehold Property”: As defined in the Recitals.

“Lease Provisions”: As defined in Section 21.15.

“Lease Year”: The first (1st) Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year.

“Legal Requirements”: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law and Environmental Laws) affecting either the Demised Premises or Tenant’s Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Demised Premises and/or Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance. For the avoidance of doubt, so long as Tenant is not in violation of any Legal Requirements (including, without limitation, by reason of applicable provisions with respect to “grandfathering,” notice, grace or cure periods, protest, dispute and contests, negotiations of terms and conditions of remedial action, and the like), Tenant shall be deemed to be in compliance with any Legal Requirements (including Environmental Law), and Tenant’s liability for any performance by Landlord of Tenant’s obligations to so comply (as permitted in this Master Lease) shall be similarly conditioned or limited thereby.

“LE-SHO Letter Agreement”: As defined in Section 10.5.

“LE Rents”: As defined in Section 10.5.

“Local Remedies”: As defined in Section 21.5.

“Long-Lived Assets”: All property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of the owner thereof at or about the time of acquisition thereof (and, for the avoidance of doubt, with respect to property acquired by Landlord pursuant to the Purchase Agreement, the books and records of Tenant’s Parent at the time of acquisition thereof by Tenant’s Parent or its applicable Subsidiary).

“Liability” or “Liabilities” means with respect to any Person, any and all claims, debts, demands, actions, causes of action, suits, damages, costs, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements of such Person, including all contractual obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, reserved or unreserved, known or unknown, or determined or determinable, whenever arising and including those arising under any applicable Law, rule, regulation, Action, threatened or contemplated Action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include reasonable attorneys’ fees, the costs and expenses of all demands, assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence.

“Master Lease”: As defined in the Preamble.

“Maximum Foreseeable Loss”: As defined in Section 11.2(a).

“Multi-Tenant Occupancy Date”: At any time during the Term, the earliest (including as of the Commencement Date) date on which any of the following shall occur with respect to a Demised Premises or Property”: (a) the Property shall be subject to any Lease, or (b) the Actual Recapture Date and/or the Actual Additional Recapture Space Termination Date (as applicable).

“New Lease” or “New Leases”: As defined in Section 1.12(a).

“New Lease Guaranty”: As defined in definition of “Lease Guaranty.”

“Nonprofitable”: With respect to any Store as of any date of determination, that the EBITDAR for such Store for the twelve (12)-month period ending as of the last day of the most recently completed fiscal quarter of Tenant Parent is less than the applicable ‘SHC Base Rent Adjustment” as specified in Schedule 2 (attached to the Side Letter), as increased from and after the first (1st) Lease Year as provided herein.

“Nonprofitable Property”: As defined in Section 1.6(b).

“Nonprofitable Property Limitation”: As defined in Section 1.6(e).

“Nonprofitable Property Termination Date”: As defined in Section 1.6(b).

“Non-Release Violation(s): As defined in Section 20.3.

“Notice”: A written notice given in accordance with Article XIX.

“OFAC”: As defined in Section 24.1.

“Offer Period”: As defined in Section 1.9(a)(v).

“Offer Space”: As defined in Section 1.9(a)(v).

“Officer’s Certificate”: A certificate of Tenant or Landlord, as the case may be, signed by a senior officer or managing or general partner of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement or partnership agreement, as applicable; provided, however, that any Officer’s Certificate with respect to a Nonprofitable Property shall be signed by the chief financial officer of Tenant.

“Operating Agreements”: All reciprocal easement, operating and/or construction agreements (“REAs”), easements and rights of way, covenants, conditions, restrictions, declarations and similar agreements or encumbrances affecting the access, ingress, egress, use, maintenance, construction, parking, signage, occupancy or operation of any Demised Premises, Property, or Common Area, in existence from time to time, whether or not of record.

“Operating Expenses”: As set forth on Schedule 10.2(e).

“Overdue Rate”: On any date, an annual rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

“Party” or “Parties”: Landlord and/or Tenant, their successors and assigns as party to this Master Lease, including Kmart Tenant and Sears Tenant (with Kmart Tenant and Sears Tenant each being referred to as a “Tenant Party”).

“Payment Date”: As defined in Section 3.1.

“Performing Parties”: As defined in Schedule 20.6(x)(B).

“Permitted Encumbrances”: (i) Liens imposed by law, such as mechanics and materialmen Liens in each case for sums not yet overdue for a period or more than thirty (30) days or which are being diligently contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Tenant (for purposes of this definition of “Permitted Encumbrances,” “Tenant” shall mean Tenant and any Person claiming by, through or under Tenant, as applicable) with respect to which Tenant shall then be proceeding with an appeal or other proceedings for review if enforcement of such Liens is bonded or stayed, (ii) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if enforcement of such Liens is bonded or stayed, (iii) all matters disclosed on the title commitment or title policy delivered to Landlord in connection with Landlord’s acquisition of the Properties, together with minor survey exceptions (or any state of facts an accurate survey might show), minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, Operating Agreements), or zoning or other restrictions as to the use of the Properties or Liens incidental to the conduct of the business of Tenant or to the ownership of its properties which were not incurred in connection with any indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of any Property or materially impair its use in the operation of the business of Tenant, (iv) Liens arising from Uniform Commercial Code financing statement filings regarding leases of Tenant’s Property entered into by Tenant in the ordinary course of business, (v) Liens securing judgments against Tenant (or any Person claiming by, through or under Tenant) for the payment of money (excluding judgments for payment of borrowed money) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (vi) Leases, or Subleases which are existing on the date hereof or entered into after the date hereof in accordance with the terms of this Master Lease and (vii) Liens pursuant to or in connection with the Operating Agreements which have not been created or incurred by Tenant. In addition, Permitted Encumbrances shall include any (A) Landlord Mortgage and Landlord Mortgage Documents (including any Liens securing any notes issued in connection therewith, but not for purposes of determining Tenant’s obligations, and (B) all other liens, changes and Encumbrances of whatsoever nature which are not incurred or caused by Tenant, Tenant’s Parent, any other Guarantor or Subsidiary of Tenant’s Parent or Tenant Related User (including all liens, changes and Encumbrances in connection with any work expressly requested to be performed or incurred by Landlord or on behalf of Landlord). Except where the terms of this Master Lease expressly require Tenant to comply with or perform the covenants and obligations of Landlord’s Mortgage Documents, Tenant shall not be deemed to have agreed to comply with or perform said covenants or obligations of Landlord’s Mortgage Documents, notwithstanding that Tenant shall remain obligated to make all other payments and to observe or perform all other obligations under the Permitted Encumbrances.

“Person” or “person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Preliminary Recapture Plans”: As defined in Section 1.7(c).

“Premises Obligations”: As defined in Section 1.3(c).

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided, that if JPMorgan Chase Bank, N.A.

ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord) to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

“Prohibited Persons”: As defined in Section 24.1.

“Prohibited Uses”: As set forth on Exhibit B.

“Promotional Rights”: As defined in Section 10.2(a)(ii).

“Property” or “Properties”: As defined in the Recitals.

“Property Charges”: Collectively, Impositions, Utility Charges, CAM Expenses, Property Document CAM Expenses, all rents, additional rent and other charges, Landlord’s Insurance Costs and Operating Expenses, and all other costs, fees and charges under all Encumbrances.

“Property Document CAM Expenses”: As defined in Section 10.2(c)(iii).

“Proposed 100% Recapture Property Date”: As defined in Section 1.9.

“Proposed Additional Recapture Space Date”: As defined in Section 1.8(a).

“Proposed Recapture Date”: As defined in Section 1.7(d).

“Purchase Agreement”: As defined in the Recitals.

“Puerto Rico Premises”: As defined in Section 21.25.

“REAs”: As defined in the definition of “Operating Agreements.”

“Rebranding and/or Alternative Retail Use”: As defined in Section 7.2(a).

“Recapture Notice”: As defined in Section 1.7(d).

“Recapture Separation Work”: As defined Section 1.7(j).

“Recapture Space”: As defined in Section 1.7(a).

“Related User” or “Related Users”: With respect to any Person, such Person’s tenants, subtenants, licensees, agents, employees, customers, invitees, contractors, vendors, agents and representatives, permitted by such Person to use the premises in question.

“Remediation Materials”: As defined in Schedule 20.6(c)(vii)(B).

“Removal Date”: As defined in Section 1.12(b).

“Removal Notice”: As defined in Section 1.12(b).

“Removal Property or “Removal Properties”: As defined in Section 1.12(a).

“Renewal Exercise Date”: As defined in Section 1.5(a).

“Renewal Notice”: As defined in Section 1.5(a).

“Renewal Revocation Notice”: As defined in Section 1.5(d).

“Renewal Terms”: As defined in Section 1.5(a).

“Rent”: Collectively, the Base Rent and all Additional Charges.

“Required Alterations”: Alterations which are required to comply with Legal Requirements.

“Restoration Standards”: As defined in Section 12.1(a).

“Retail Operations Claims”: As defined in Section 14.12(b)(i).

“SAC” or “SACs”: As defined in the Recitals.

“SAC Definitive Agreement”: As defined in Section 9.8(a).

“SAC Definitive Agreement Notice”: As defined in Section 9.8(a).

“SAC Negotiations”: As defined in Section 9.8(a).

“Sale”: As defined in Section 21.25.

“Sale Agreement” As defined in Section 21.25.

“Sale Counter-Party”: As defined in Section 21.25.

“Sears Store”: As defined in the Recitals.

“Sears Tenant”: As defined in the Preamble.

“SEC”: The United States Securities and Exchange Commission.

“Security for Excepted Liens”: As defined in Section 1.6(g).

“Self-Help”: As defined in Section 0.

“Sears Hometown” means Sears Authorized Hometown Stores, LLC.

“Sears Hometown License Agreement” means, solely to the extent related to the Property known as KM 9647 located at 4820 S. 4th Street, Leavenworth, KS (“KM 9647 Property”), that certain License Agreement dated as of November 20, 2008 by and between Sears Holdings Management Corporation, as agent for Sears, Roebuck and Co. and Kmart Corporation, as licensor, and Sears Authorized Hometown, as in effect on the date hereof.

“Sears Hometown Space” means the space at the KM 9647 Property occupied by Sears Hometown pursuant to the Sears Hometown License Agreement.

“Senior Representative”: As defined in Section 29.1(b).

“Shopping Center”: Any shopping center, shopping mall or other property of a third-party property owner located adjacent to the Demised Premises.

“Side Letter” means that certain letter agreement entered into between Landlord and Tenant and dated as of the Commencement Date.

“SNDA”: As defined in Section 14.1.

“State”: With respect to each Property, the state or commonwealth in which such Store is located.

“Statement”: As defined in Section 4.5(b)(iii).

“Stay Period”: As defined in Section 13.1(f).

“Store”: As defined in the Recitals.

“Sublease” or “Subleases”: As defined in Section 9.2.

“Subsidiary”: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Master Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

“Successor Landlord”: As defined in Section 14.2.

“Taxes”: As defined in Section 4.3.

“Tax Statement”: As defined in Section 4.5(b)(i).

“Tenant”: As defined in the Preamble and in definition of “Permitted Encumbrances.”

“Tenant 100% Property Recapture Termination Date”: As defined in Section 1.9(a).

“Tenant 100% Property Recapture Termination Notice”: As defined in Section 1.9(a).

“Tenant Additional Recapture Space Termination Date”: As defined in Section 1.8(a).

“Tenant Additional Recapture Space Termination Notice”: As defined in Section 1.8(a).

“Tenant Confidential Information”: As defined in Section 21.24.

“Tenant Free-Standing SAC Notice”: As defined in Section 9.8(a).

“Tenant Offer”: As defined in Section 1.9(a)(v).

“Tenant Party”: As defined in definition of “Party” or “Parties.”

“Tenant Party Breach”: As defined in Section 1.3(a).

“Tenant PR Rights”: As defined in Section 21.25.

“Tenant Recapture Termination Date”: As defined in Section 1.7(d).

“Tenant Recapture Termination Notice”: As defined in Section 1.7(d).

“Tenant Retained Space”: As defined in Section 1.7(a).

“Tenant ROFO Notice”: As defined in Section 1.9(a)(v).

“Tenant PR Rights”: As defined in Section 21.25.

“Tenant PR ROFO Rights”: As defined in Section 21.25.

“Tenant’s Acts”: Collectively, with respect to any matter, the (A) negligent act or omission or willful or intentional misconduct of Tenant, Tenant’s Parent, Tenant Related User any Subsidiary of Tenant’s Parent, each of their agents, representatives, employees, contractors or vendors, or (B) any breach of any of Tenant’s obligations under this Master Lease.

“Tenant’s Award”: As defined in Section 12.9(d).

“Tenant’s Parent”: Sears Holdings Corporation.

“Tenant’s Property”: With respect to each Property, all trade fixtures and other assets (other than the Demised Premises and property owned by a third party) owned by Tenant and primarily related to or used in connection with the operation of the business conducted on or about the Demised Premises, together with all replacements, modifications, additions, alterations and substitutes therefor, subject to terms, conditions and limitations of this Master Lease.

“Tenant’s Proportionate Share”: (a) Prior to the Multi-Tenant Occupancy Date, one hundred percent (100%) of all Property Charges and all other Additional Charges; and (b) from and after the Multi-Tenant Occupancy Date, (i) one hundred percent (100%) of all Property Charges and Additional Charges which are separately assessed or imposed with respect to the portion of the Property occupied by Tenant (as adjusted to take into account recaptures and terminations) or which are attributed solely to the use, operation, occupancy or consumption of or by Tenant in or on the Demised Premises, and (ii) otherwise, with respect to any individual Demised Premises, as calculated at the time of determination from time to time, a fraction, (A) the numerator of which shall be the Gross Leasable Square Footage in the Store (including the Lands’ End Space, Sears Hometown Space, any SAC and any other free-standing buildings, if any) which are then leased by Tenant, “Tenant’s Space”), and (B) the denominator of which shall be the aggregate of all Gross Leasable Square Footage of (1) Tenant’s Space, plus (2) all other buildings and improvements now or hereafter located on the Property, including all Recapture Space and Additional Recapture Space from and after the date of recapture, and including any new buildings or additions with respect to any Recapture Space, Additional Recapture Space or any other portions of the Property (from and after the issuance of a certificate of occupancy or equivalent thereof with respect to such new buildings or additions); provided, however, with respect to any expense paid by a third party occupying a building or other space at the Property directly to the taxing authority, utility or service provider or other vendor which are not included in any Property Charges, the foregoing denominator shall be reduced by the Gross Leasable Square Footage of the building or space leased by such third party for the purpose of calculating Tenant’s Proportionate Share for such expense item and Tenant shall have not liability in respect of such expense. Disputes with respect to Tenant’s Proportionate Share shall be resolved in accordance with Article XXIX. Notwithstanding the foregoing, Tenant’s Space shall include all space which may be subject to any Lease entered into by Landlord after the Commencement Date but only as to which (and only so long as) the applicable Actual Recapture Date, Actual Additional Recapture Space Termination Date or the Actual 100% Recapture Termination Date, as the case may be, has not occurred.

“Tenant Retained Space”: As defined in Section 1.7(a).

“Tenant’s Space”: As defined in the definition of “Tenant’s Proportionate Share.”

“Tenant Termination Election Date”: As defined in Section 1.6(b).

“Tenant Termination Election Notice”: As defined in Section 1.6(b).

“Tenant’s Work”: As defined in Schedule 1.7(j)(ii).

“Term”: As defined in Section 1.4.

“Terminated Space”: As defined in Section 1.11(a).

“Termination Fee”: As defined in Section 1.6(c).

“Third-Party Charges”: As defined in Section 3.1(a).

“Third-Party Late Charges”: As defined in Section 3.1(a).

“Title Insurer”: As defined in Section 1.6(g).

“Total Condemnation”: As defined in Section 12.8(c).

“Total Destruction”: As defined in Section 12.2(a).

“Transaction Expenses”: As defined in Section 1.6(h).

“Transfer”: Any sale, assignment, transfer, mortgage, pledge, hypothecation, granting of any security interest, lease, sublicense, license, or occupancy arrangement, whether directly or indirectly, voluntarily or involuntarily, or by operation of law, including without limitation any Change of Control (including any agreement, or granting any option or right, to do or effectuate any of the foregoing, whether conditional, provisional or absolute).

“Trustee”: As defined in Section 14.4.

“Unavoidable Delay”: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that lack of funds shall not be deemed a cause beyond the reasonable control of a Party.

“Union Bidding”: As defined in Schedule 1.7(j)(ii)B.3.

“Unrelated Successor Tenant”: As defined in Section 9.3.

“Unsuitable for Its Intended Use”: A state of any Store such that by reason of damage or destruction, or a partial taking by Condemnation, such Store cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its use for the operation of Sears store, taking into account, among other relevant factors, the amount of square footage (excluding the Recapture Space) and the estimated revenue affected by such damage or destruction.

“Updated Title Commitment”: As defined in Section 1.6(g).

“Upgrades”: As defined in Section 1.7(j)(iii).

“Utility Charges”: All fees, costs, expenses and charges for electricity, power, gas, oil, water, sanitary and storm sewer, septic system refuse collection, security, and other utilities and services used or consumed in connection with the applicable Demised Premises during the Term.

“Wire Transfer”: As defined in Section 3.3.

ARTICLE III

RENT

3.1 Rent. (a) Subject to Section 3.1(b), during the Term, Tenant will pay to Landlord the Base Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Base Rent during any Lease Year is payable in advance in consecutive monthly installments equal to one twelfth (1/12th) of the annual Base Rent on the first (1st) Business Day of each calendar month during that Lease Year (each, a “Payment Date”).

(b) Notwithstanding the foregoing, if the Commencement Date shall occur on a date which is other than the first Business Day of a calendar month, then the first Payment Date shall occur on the Commencement Date, and on such date Tenant shall pay the sum of (i) the amount of prorated Base Rent from and after the Commencement Date through the end of the applicable calendar month, plus (ii) the amount of Base Rent payable for the next succeeding calendar month.

3.2 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs and administrative complications not contemplated hereunder, the exact amount and scope of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent, other than Additional Charges payable to a Person other than Landlord (“Third-Party Charges”), shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs and expenses (including economic losses) that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment or payment of Rent (other than Third-Party Charges) shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment or payment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord. Notwithstanding the foregoing, Tenant shall be responsible for payment of all interest, late charges and other costs and fees imposed by third parties (“Third-Party Late Charges”) with respect to late payments of Third-Party Charges; provided that, if Landlord shall elect in its discretion to pay (without any obligation to do so) any Third-Party Charges which are not paid by Tenant when due (together with any Third-Party Late Charges), Tenant shall pay Landlord a late charge and interest, at the rates provided above, on all amounts so paid by Landlord and which Tenant fails to pay to Landlord within five (5) days (as to late charge) or ten (10) days (as to interest), respectively, after the date of Landlord’s payment. Any interest or late charge which is paid by Tenant and which is subsequently determined to have been charged to or paid by Tenant in error, shall be refunded by Landlord to Tenant without interest.

3.3 Method of Payment of Rent and Other Sums and Charges. Base Rent and Additional Charges to be paid to Landlord and all sums to be paid by Landlord to Tenant shall be paid by electronic funds transfer debit transactions through wire transfer or ACH payment of immediately available funds (“Wire Transfer”) and shall be initiated by Tenant for settlement on or before the applicable Payment Date (or when otherwise due and payable). The Parties shall provide each other with appropriate Wire Transfer information in a Notice from each Party to the other. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require. All other payments by Tenant of all other sums and charges hereunder (by way of example, and not limitation, payment of the Termination Fee), and all payments by Landlord to Tenant which are provided herein, shall be made by Wire Transfer. If Tenant makes payment to any third party as directed by Landlord or pursuant to any Landlord Mortgage Documents, upon receipt of such payment (subject to collection) the same shall be deemed to have been paid to Landlord without further recourse to Tenant.

3.4 Net Lease. Landlord and Tenant acknowledge and agree that (i) this Master Lease is, and is intended to be, what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Base Rent and Tenant’s Proportionate Share of Additional Charges throughout the Term with respect to the entire Demised Premises, all as more fully set forth in Article V and subject to any other provisions of this Master Lease that expressly provide for adjustment or abatement of Rent or other charges (if any). Except as otherwise expressly set forth in this Master Lease, Tenant assumes the responsibility for the condition, use, operation and maintenance of the Demised Premises, and Landlord shall have no responsibility or liability therefor. If Landlord commences any proceedings for nonpayment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings (nor move or agree to consolidate in such proceedings any claim by Tenant in any other proceedings). The covenants to pay Base Rent and Additional Charges amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset, deduct, credit against or fail to pay in full any such amounts for claimed or actual default or breach by Landlord of whatsoever nature or for any other reason whatsoever. For the avoidance of doubt, Tenant shall not have, and hereby expressly and absolutely waives, relinquishes, and covenants not to assert, accept or take advantage of, any right to deposit or pay with or into any court or other third-party escrow, depository account or tenant account with respect to any disputed Rent, or any Rent pending resolution of any other dispute or controversy with Landlord.

ARTICLE IV

IMPOSITIONS

4.1 Impositions. (a) Subject to Section 4.2 relating to permitted contests, and subject to Section 4.5, during the Term (whether prior or subsequent to any Multi-Tenant Occupancy Date), Tenant shall pay, or cause to be paid, either one hundred percent (100%) or Tenant’s Proportionate Share, as the case may be, of all Impositions before any fine, penalty, interest or cost may be added for nonpayment. Unless otherwise requested by Landlord (including to comply with Landlord Mortgage Documents), Tenant shall make such payments directly to the taxing authorities where feasible, or otherwise make such payments to Landlord as part of the Installment Expenses, and shall promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such direct payments. Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Demised Premises or any part thereof, subject to Section 4.2. Tenant shall also be responsible for all Impositions which, on the date of the Master Lease, is a lien upon the Demised Premises or any part thereof.

If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Notwithstanding the foregoing, if Tenant is making payments of Installment Expenses which include estimated Impositions, Landlord shall provide funds to Tenant for the direct payment of Impositions by Tenant not later than thirty (30) days before the due date, as a condition precedent to Tenant’s obligation to make such direct payments of Impositions.

(b) Landlord shall prepare and file or cause to be prepared and filed all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent and/or Lease Guarantor shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Demised Premises and Tenant’s Property.

(c) Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant, net of all of Landlord’s costs, fees and expenses reasonably incurred in connection with obtaining such refund (including all reasonable attorneys’ fees).

(d) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Demised Premises as may be necessary to prepare any required returns and reports. If any property covered by this Master Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e) Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof that identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f) Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Demised Premises customarily consent to in the ordinary course of business); provided, that Tenant is given reasonable opportunity to participate in the process leading to such agreement.

4.2 Permitted Contests. Tenant, upon not less than thirty (30) days’ prior written Notice to Landlord, on its own or in Landlord’s name, at Tenant’s sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim), and upon Tenant’s request Landlord shall reasonably cooperate with Tenant with respect to such contest at no cost or expense to Landlord; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim pursuant to any Legal Requirements, the commencement and continuation of such proceedings shall suspend the collection or enforcement thereof from or against Landlord and the Demised Premises; (ii) neither the Demised Premises, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge that exceeds five hundred thousand dollars ($500,000), Tenant shall give such reasonable security (in Cash, or by satisfactory letter of credit) as may be reasonably required by Landlord or any Title Insurer to insure ultimate payment of the same (including all interest, penalties and charges) and to prevent any sale or forfeiture of the Demised Premises or the Rent by reason of such nonpayment or noncompliance; (v) in the case of an Insurance Requirement, the coverage required by Section 10.3 shall be maintained; (vi) Tenant shall keep Landlord reasonably informed as to the status of and with copies of all material documents in the proceedings; and (vii) if such contest shall be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall have the right to join as a party therein and/or fully participate therein in conjunction with Tenant. The provisions of this Section 4.2 shall not be construed to permit Tenant to contest the payment of Rent payable by Tenant to Landlord hereunder. Without limiting any other provision of this Master Lease, Tenant shall indemnify, defend, protect and save Landlord and all Indemnified Parties and the Demised Premises harmless from and against any and all liability, costs, fees, damages, expenses, penalties, fines and charges of any kind (including reasonable attorneys’ fees, including those incurred in the enforcement of this indemnity) that may be imposed upon Landlord, the Property and/or the Demised Premises in connection with any such contest and any loss resulting therefrom. Notwithstanding anything in this Section 4.2, any contest with respect to any Demised Premises a portion of which has been recaptured by Landlord, shall be subject to Landlord’s prior reasonable approval, provided that, in such event, upon receipt of an invoice therefor in reasonable detail, Landlord shall promptly pay and reimburse Tenant for all reasonable fees, costs and expenses incurred by Tenant (including reasonable attorneys’ fees) in pursuing any such contest, in excess of Tenant’s Proportionate Share thereof.

4.3 General Tax Indemnity. Tenant will indemnify the Indemnified Parties against any fees or taxes (“Taxes”) imposed by the United States or any taxing jurisdiction or authority of or in the United States (or foreign taxing authority, to the extent such foreign jurisdiction imposes such taxes as a result of the location of Tenant or activities of Tenant in such jurisdiction) in connection with the Properties or the transactions contemplated herein (unless with respect to Lease Property which has been recaptured or terminated); provided that the amount of any indemnification payment in respect of Taxes shall be (i) decreased by any cash Tax benefit actually realized by the Indemnified Parties as a result of such Taxes; and (ii) increased by an amount equal to any cash Taxes attributable to the receipt of such indemnification payment by the Indemnified Parties. This general tax indemnity (“General Tax Indemnity”) will exclude: (i) Taxes based on net income or capital gains, or franchise or doing business taxes of an Indemnified Party imposed by a jurisdiction in which such Indemnified Party is otherwise resident for tax purposes or is subject to taxation as a result of the Properties being located in such jurisdiction (but only to the extent of the portion of rent or gains attributable to such Properties); (ii) Taxes on capital or net worth (including minimum and alternative minimum Taxes measured by any items of Tax preference); (iii) Taxes to the extent they would not have been imposed if the Indemnified Party or any of its Affiliates had not engaged in activities or had a presence in the jurisdiction imposing such Taxes that activities or presence are unrelated to the transaction contemplated hereby; (iv) Taxes resulting from a voluntary or involuntary transfer by an Indemnified Party of an interest in all or any part of the Properties, an Indemnified Party or any other interest created under the operative documents, other than during an Event of Default and other than pursuant to Tenant’s exercise of any rights or obligations (including any elections with respect to any Terminated Space) under the operative documents; (v) Taxes imposed because the Indemnified Party is not a U.S. person; (vi) Taxes resulting from the willful misconduct or gross negligence by the Indemnified Party or any of its Affiliates; and (vii) Taxes, with respect to any period after the termination of the Master Lease, with respect to a particular Property. The foregoing exclusions will not apply to sales, use, transfer, recording and similar taxes unrelated to Tenant’s Property or any Alterations which Tenant elects to remove or surrender, or the termination of the Master Lease with respect to any Terminated Space which is not the result of Tenant’s election. The General Tax Indemnity will be subject to Tenant’s right to contest Taxes in the manner provided in Section 4.2. Tenant will be entitled to all future refunds of, and tax savings of Landlord (but not any of its direct or indirect beneficial owners) resulting from or attributable to, any event giving rise to payment of a General Tax Indemnity or the making of such payment.

4.4 Utility Charges. Tenant shall pay or cause to be paid when due all Utility Charges. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever that at any time during the Term hereof, with respect to any Demised Premises, may be imposed against Landlord by reason of any of the Encumbrances (except as expressly provided to the contrary herein, including any and all costs and expenses associated with any utility, drainage and parking easements). Tenant will not enter into any agreements or consent to any transaction or instruments that will encumber the Demised Premises (except for permitted Subleases on the terms and conditions herein) or the Property or any that will affect the Demised Premises or the Property after the expiration of the Term. In the event of any termination of this Master Lease with respect to any Terminated Space (other than as a result of an Event of Default), Tenant’s obligation for new Utility Charges shall cease as to all Utility Charges applicable to each all such Terminated Space which first accrue from and after the date of termination; provided, that from and after termination, Tenant shall pay for all Utility Charges with respect to the Tenant Retained Space pursuant to a separate meter to be installed by Landlord at its expense (and, until installation of a separate meter is complete, Tenant shall pay all Utility Charges with respect to the Retained Space in accordance with Landlord’s and Tenant’s reasonable allocation of the Utility Charges as determined then in good faith based on the most current Utility bills available with respect to Tenant’s usage in the applicable Demised Premises) and all accessory lines and equipment which may be required (if any) to be installed by Landlord at its expense.

4.5 Installment Expenses. (a) Subject to the further provisions of this Section 4.5, from and after the Commencement Date, on each Payment Date for each individual Demised Premises, Tenant shall deposit with Landlord an amount equal to one-twelfth (1/12th) of the sum of the reasonable estimate of Landlord of annual Impositions, Operating Expenses, CAM Expenses, Property Document CAM Expenses, Landlord’s Insurance Costs and all other recurrent Property Charges (each an “Installment Expense”, and collectively, “Installment Expenses”) with respect to such individual Demised Premises, and in light of Tenant’s Proportionate Share, as determined from time to time based on (i) reasonably available information existing as at the Commencement Date, with respect to the first Lease Year, and (ii) thereafter, the prior Lease Year’s estimates (as adjusted for facts or circumstances known to Landlord and/or Tenant). Landlord will apply the amounts so deposited to the payment of Installment Expenses as the same shall become due and payable.

(b) The monthly installments on account of Installment Expenses shall be payable by Tenant as follows:

(i) Tenant’s Proportionate Share of all Impositions on an annual basis shall be paid to Landlord in equal monthly installments on each Payment Date in an amount based on one hundred five percent (105%) of the prior calendar year tax bill for all of the Demised Premises, or Landlord may elect, at its sole option, to bill such amounts in arrears; provided, that in the event Landlord is required under any mortgage covering the Property to escrow real estate taxes, Landlord may, but shall not be obligated to, use the amount so paid as a basis for its estimate of the monthly installments due from Tenant hereunder. Tenant shall pay initially, and until further notice by Landlord, the estimated amounts of Impositions set forth in Schedule 4.5 to the Side Letter. On an annual basis, no later than April 1 of each calendar year, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s Proportionate Share of Impositions (“Tax Statement”) and a copy of any and all tax bills and statements received from the taxing authority which serve as a basis for the determination of Impositions and Tenant’s Proportionate Share of Impositions. In the event no tax bill is available, Landlord will reasonably compute the amount of such tax and provide a copy of the tax bill when the same becomes available. If the total amount paid by Tenant under this Section 4.5(b)(i) for any calendar year during the Lease Term, or any Renewal Term, shall be less than the actual amount due from Tenant for such year, as shown on the applicable Tax Statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within forty-five (45) days after Landlord’s delivery of such statement; and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against the next installment of Impositions and assessments due from Tenant to Landlord hereunder. If the Term shall have expired and no further Impositions shall be due, Landlord shall refund difference to Tenant when Landlord sends the final Tax Statement.

(ii) Landlord shall reasonably estimate by Notice to Tenant given not less than sixty (60) days in advance of each calendar year the amounts Tenant shall owe for Installment Expenses other than Impositions for any full or partial calendar year of the Term. Tenant shall pay such estimated amounts in equal monthly installments on or before each Payment Date. Tenant shall pay initially, and until further notice by Landlord, the estimated amounts of Installment Expenses other than Impositions set forth in Schedule 4.5 to the Side Letter. Within a reasonable time following such Notice of estimated Installment Expenses, the Parties shall promptly confirm in writing a revision of Schedule 4.5 applicable to the next succeeding calendar year reflecting Landlord’s reasonable estimate.

(iii) Within ninety (90) days after the end of each calendar year, Landlord shall provide a statement to Tenant showing: (x) the amount of actual Installment Expenses by category of Installment Expense (i.e., Operating Expenses, CAM Expenses, etc.), for such year, with a listing of amounts for major items or categories of such Installment Expenses (“Installment Expense Statement”) (in the event no expense information is available for a particular Installment Expense, Landlord will reasonably compute the amount of such Installment Expense and provide a general ledger broken down by each individual Demised Premises and each category with which specific Installment Expenses apply and provide a copy of the Installment Expense Statement when such information becomes available), (y) any amount paid by Tenant towards Installment Expenses during such calendar year on an estimated basis, and (z) any revised estimate of Tenant’s obligations for Installment Expenses for the current calendar year (the “Statement”).

(iv) If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Installment Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates for the period from January 1 of the current calendar year through the month in which the foregoing Statement is sent, within thirty (30) days of Tenant’s receipt of the Statement.

(v) If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Installment Expenses, Tenant shall receive a credit for the difference against payments of Installment Expenses next due. If the Term shall have expired and no further Rent shall be due, Landlord shall refund such difference when Landlord sends the Statement.

(vi) At its option, Tenant may cause at any reasonable time, upon seven (7) days’ prior written notification to Landlord and during normal business hours in Landlord’s corporate office (but not more than once in any Lease Year), a complete review and audit to be made of Landlord’s invoices, bills and documentation justifying the Installment Expenses and Tenant’s share of these costs. Tenant agrees that no contingency fee auditor shall be employed by Tenant for the purpose of conducting any such audit. Any overpayment by Tenant revealed by such audit shall promptly be refunded by Landlord. In addition, if such an audit discloses that Tenant has been charged three percent (3%) or more in excess of the amount actually owed by Tenant, Landlord shall be responsible for and reimburse Tenant for the reasonable cost of the audit within thirty (30) days of Tenant’s demand for the same with all supporting documentation.

(vii) Landlord shall adjust the amount of Tenant’s estimated payments of Installment Expenses from time to time to reflect a reduction in Tenant’s Proportionate Share promptly after any Actual Recapture Date, Actual Additional Space Termination Date, and/or other events which result in such reduction, retroactive to the date of such reduction in Tenant’s Proportionate Share, and any overpayments of Installment Expenses based on such reduction shall be credited to the next installment(s) of Installment Expenses.

(viii) Notwithstanding the foregoing, prior to the Multi-Tenant Occupancy Date, Installment Expenses shall not include, and Tenant shall not make any monthly deposits for, any amounts for CAM Expenses, Utility Charges or Operating Expenses (it being understood that Tenant shall pay all such expenses directly to the party to whom they are due as and when due and the same shall constitute Property Charges).

(c) On the Commencement Date, Tenant shall deposit with Landlord an amount equal to: (1) the Installment Expenses that would have been payable on the first Business Day of the calendar month in which the Commencement Date occurs had the Commencement Date occurred prior to such date, ratably reduced for the number of days in such month prior to the Commencement Date, plus (2) a portion of the reserves required on the Commencement Date under the Landlord Mortgage Documents in respect of Impositions in an amount equal to $23,064,975.69.

ARTICLE V

NO ABATEMENT

5.1 No Termination, Abatement, Etc. Except as otherwise specifically provided in this Master Lease, Tenant shall remain bound by this Master Lease in accordance with its terms, and shall, under no circumstances, neither take any action without the written consent of Landlord to modify, surrender or terminate the same, nor seek or be entitled to any suspension, abatement, deduction, deferment or reduction of Rent, or to any credit or set-off against, or any deposit in trust or escrow, or to enjoin the payment of, or otherwise obtain equitable relief with respect to, the Rent or any other liabilities or obligations of Tenant hereunder, or any portion thereof. Without limiting the foregoing, except as may be otherwise specifically provided to the contrary in this Master Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Demised Premises or the Property or any portion thereof from whatever cause or any Condemnation of the Demised Premises or any portion thereof; (ii) other than as a direct result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Demised Premises or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty or representation by Landlord hereunder (if any) or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties, or by statute or law, or otherwise, or any breach of Landlord’s covenants or obligations under this Master Lease; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or Tenant or any assignee or transferee of Landlord or Tenant; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law (and Tenant hereby waives and relinquishes any such right of discharge to the greatest extent now or hereafter permitted by law). Tenant hereby specifically and unconditionally further waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law or in equity (a) to modify, surrender or terminate this Master Lease in whole or in part or quit or surrender the Demised Premises or any portion thereof (except with respect to any Terminated Space), or (b) which may entitle Tenant to any abatement, reduction, suspension, deferment, stay or enjoining of the payment of the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided to the contrary in this Master Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clause (ii), with respect to Landlord’s willful misconduct or gross negligence only, (iii), (iv) or (v) but specifically excluding any matter referred to in clause (i), and Tenant is not waiving other rights and remedies not expressly waived herein, subject to all other terms and conditions of this Master Lease (including without limitation Section 21.3). The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Demised Premises other than by reason of an Event of Default.

5.2 Assumption of Risk of Loss. Without limiting any other provision of this Master Lease, the entire risk of loss or of decrease in the value, utility or fitness for use, or enjoyment and beneficial use of the Demised Premises as a consequence of (a) the damage or destruction thereof in whole or in part by fire, the elements, casualties thefts, riots or civil unrest, wars, terrorism, or other traditional events of force majeure, (b) changes in applicable law, or changes in financial or economic circumstances or conditions either generally or specifically applicable to Tenant, or other changes, (c) foreclosure, attachments, levies or executions, or (d) condemnation or eminent domain proceedings, in each and every case foreseen or unforeseen, is unconditionally assumed by Tenant, and in no event shall entitle Tenant to any abatement of Base Rent or Additional Charges or any right to modify, amend, suspend or terminate this Master Lease. Notwithstanding the foregoing but subject in all cases to Section 5.1, Tenant shall not be responsible for any gross negligence or willful acts of Landlord, or for any acts or omissions of Landlord or any Landlord’s tenants under the Leases or in the Recapture Space first arising from and after the date of this Master Lease or the Actual Recapture Date, as the case may be.

ARTICLE VI

OWNERSHIP OF DEMISED PREMISES

6.1 Ownership of the Demised Premises. (a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Demised Premises is the property of Landlord as and to the extent conveyed pursuant to the Purchase Agreement; (ii) Tenant has only the right to the possession and use of the Demised Premises upon the terms and conditions of this Master Lease; (iii) this Master Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, or any other agreement or arrangement other than a “true lease,” and the economic realities of this Master Lease are those of a “true lease”; (iv) the business relationship created by this Master Lease and any related documents is, and at all times shall remain, that of landlord and tenant, and shall not create or constitute the relationship of borrower and lender; (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein; and (vi) none of the covenants, conditions or agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant (except for Landlord’s express obligations with respect to any Recapture Separation Work, Recapture Related Repairs or CAM Expenses which Tenant or an Affiliate of Tenant performs at Landlord’s request as provided in this Master Lease).

(b) Each of the parties hereto covenants and agrees not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any Governmental Authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements, in each case, that takes a position that (1) in general, asserts or could reasonably be construed to assert that this Master Lease is other than a “true lease” as well as an “operating lease” under GAAP, with Landlord as owner of the Demised Premises and Tenant as the tenant of the Demised Premises, and (2) in particular, without limiting the generality of the foregoing, is inconsistent with the following positions: (x) the treatment of Landlord as the owner of such Demised Premises eligible to claim depreciation deductions under Section 167 or 168 of the Code with respect to such Demised Premises, (y) the reporting by Tenant of its Rent payments as rent expense under Section 162 of the Code, and (z) the reporting by Landlord of the Rent payments (including, to the extent permissible under applicable law, any Third-Party Charges that represent expenses of Landlord) as rental income under Section 61 of the Code.

(c) Tenant waives any claim or defense under or with respect to this Master Lease with respect to or against any of the Demised Premises or any Indemnified Parties based upon the characterization of this Master Lease as anything other than a true lease and as a master lease of all of the Demised Premises. Tenant stipulates, covenants and agrees (1) not to challenge or support or consent to the challenge of the validity, enforceability or characterization of this Master Lease of the Demised Premises as a true lease and/or as a single, unitary, indivisible, nonseverable instrument pertaining to the lease of all, but not less than all, of the Demised Premises, and (2) not to assert, take, omit to take, support or consent to any action inconsistent with the agreements and understandings set forth in Section 1.2 or this Section 6.1.

6.2 Tenant’s Property. Tenant shall, during the entire Term, own (or lease, subject to this Master Lease) and maintain (or cause its Subsidiaries to own (or lease, subject to this Master Lease) and maintain) on the Leased Premises adequate and sufficient Tenant’s Property, and shall maintain (or cause its Subsidiaries to maintain) all of such Tenant’s Property in good order, condition and repair, in all cases as Tenant deems reasonably necessary and appropriate in the good faith exercise of its reasonable commercial judgment to operate the Stores for use as a Sears Store or a Kmart Store (or as some other named or branded store as may be permitted under this Master Lease) in the ordinary course of business in compliance with all applicable licensure and certification requirements, all applicable Legal Requirements and Insurance Requirements, and the terms and conditions of this Master Lease. If any of Tenant’s Property requires replacement to comply with the foregoing, Tenant shall replace (or cause a Subsidiary to replace) it with similar property of the same or better quality at Tenant’s (or such Subsidiary’s) sole cost and expense. Subject to the foregoing, including replacement, Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property in their discretion in the ordinary course of its business and Landlord shall have no rights to such Tenant’s Property, so long as the same does not make or result in any Encumbrances on the Demised Premises. Tenant shall, upon Landlord’s request from time to time, but not more frequently than one (1) time per Lease Year, provide Landlord with a substantially complete description of the material Tenant’s Property located at each of the Demised Premises other than inventory, merchandise, and fixtures or equipment exclusively used for the purpose of retail sales and other than Tenant’s Property at any one (1) Demised Premises having (a) a value of less than Twenty-five thousand dollars ($25,000) as to any one item of Tenant’s Property or (b) an aggregate value of less than two hundred thousand dollars ($200,000) with respect to all items of Tenant’s Property in one (1) Demised Premises. Tenant shall remove all of Tenant’s Property from the Demised Premises at the end of the Term (including all telecommunications cabling and any rooftop antennas or communications installations), except to the extent that Tenant has transferred ownership of such Tenant’s Property to a Successor Tenant or Landlord. Tenant shall restore any and all damage from such removal. Without limiting the foregoing or any other rights or remedies of Landlord, any Tenant’s Property left on the Demised Premises at the end of the Term whose ownership was not transferred to a Successor Tenant or Landlord shall be deemed abandoned by Tenant and shall become the property of Landlord. For the avoidance of doubt, Tenant’s Property will not constitute Alterations or Leased Improvements.

ARTICLE VII

CONDITION AND USE OF DEMISED PREMISES

7.1 Condition of the Demised Premises. Tenant acknowledges receipt and delivery of complete and exclusive possession of the Demised Premises, and complete delivery of the Common Areas subject to the provisions hereof with respect to Tenant’s use and possession prior to and after the Multi-Tenant Occupancy Date, and subject to the Permitted Encumbrances and the Leases. Tenant acknowledges and confirms that for a substantial period prior to and up to and including the execution of this Master Lease, Tenant’s Parent and/or its Subsidiaries have been in continuous ownership and possession of the Demised Premises, Tenant is fully familiar therewith, and has examined and otherwise has knowledge of the condition of the Demised Premises prior to the execution and delivery of this Master Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, subject to the normal use and operation of SACs in the ordinary course of business, free from Hazardous Substances not in compliance with Legal

Requirements and satisfactory for its purposes hereunder. Regardless, however, of any knowledge, examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Demised Premises “as is,” “where is” and “with all faults” in its present condition. Tenant hereby irrevocably, unconditionally and absolutely waives and relinquishes any claim or action against Landlord whatsoever in respect of the condition of the Demised Premises, including any patent or latent defects or adverse conditions not discovered or discoverable or otherwise known or unknown by Tenant as of the Commencement Date.

LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN FACT OR IN LAW, IN RESPECT OF THE DEMISED PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, KNOWN AND UNKNOWN, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS. THE FOREGOING SHALL NOT LIMIT ANY EXPRESS COVENANTS OR OBLIGATIONS OF LANDLORD CONTAINED ELSEWHERE IN THIS MASTER LEASE.

Tenant’s Initials:	Landlord’s Initials:

Without limiting the foregoing, Tenant realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses that are presently unknown, unanticipated and unsuspected, and Tenant further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Tenant nevertheless hereby intends to release, discharge and acquit Landlord and all Indemnified Parties from any and all such unknown losses, damages, liabilities, costs and expenses. In furtherance of this intention, Tenant hereby expressly waives any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Tenant acknowledges that all of the foregoing acknowledgments, releases and waivers, including the waiver of the provisions of California Civil Code Section 1542, were expressly bargained for with the advice of counsel.

Tenant’s Initials:	Landlord’s Initials:

7.2 Use of the Demised Premises; Permitted, Prohibited and Restricted Uses. (a) Subject to the provisions of Sections 7.3 and 9.3, Tenant shall use, or cause to be used, the Demised Premises primarily for the operation of (i) a Kmart Store with respect to the Kmart Stores and (ii) a Sears Store with respect to the Sears Stores and for all other lawful uses incidental thereto (including without limitation all Subleases) in accordance with all Legal Requirements and for no other use or purpose whatsoever, subject to Tenant’s operating covenant herein, and further subject to all use restrictions and/or exclusives which affect the Demised Premises contained in any Encumbrances; provided, however, that Landlord shall have the right in its discretion to include any or all of the same restrictions and/or exclusives as are in existence as of the date hereof but not any new restrictions and/or exclusives that would limit Tenant’s use of the Demised Premises as permitted under this Master Lease without Tenant’s consent), in any amended or new Lease for the benefit of the tenants thereunder, and Tenant agrees to abide by all such same restrictions and/or exclusives; provided, further, however, that subject to all Legal Requirements, Insurance Requirements and all Encumbrances, all such restrictions and/or exclusions, and all other provisions of this Master Lease, Tenant (or any successor permitted pursuant to Section 9.3) shall (on not less than sixty (60) days’ Notice to Landlord of its intention to do so) have the right at any time and from time to time, to change (i) the name or branding of any Store, provided, that such change of name or branding is the same as the name or branding for all or substantially all of the Sears or Kmart stores, as applicable, nationally in operation at the time (and in the case of any permitted Transfer, such change in branding or name to take effect not later than sixty (60) days after giving effect to any such permitted Transfer), or such changed name or branding includes the “Sears”, “Kmart” or “Shop Your Way” brand or name or abbreviations or derivatives thereof (including by way of example only and not by way of limitation, “K” or “Big K”) and (ii) the primary use of any Store to any other retail use (x) that is within the principal retail uses of such Store as of the Commencement Date or that is a natural outgrowth or reasonable extension, modification development or expansion of any such use or reasonably related, incidental, complementary or ancillary thereto (including, without limitation, any modified department store format or evolution thereof that takes account of changing markets, technology or condition), or (y) that is not within the uses described in clause (x)(ii), but which is undertaken as part of a change to the use of all or substantially all of the Sears or Kmart stores, as applicable, regionally within the region (within the United States) of any affected Demised Premises in operation at the time (collectively, in (i) and (ii), “Rebranding and/or Alternative Retail Use”). It is agreed that the foregoing use and restriction on use is a material inducement to Landlord entering into this Master Lease and that Landlord would not enter into this Master Lease without this inducement. To the extent there are costs or expenses for or in connection with complying with Legal Requirements resulting from or associated with the occupancy or operation of the Demised Premises, including, without limitation, fire detection and suppression systems, or environmental equipment or any environmental compliance and remediation, all such costs and expenses shall be borne solely by Tenant. Tenant, at its sole expense, shall keep the Demised Premises clean and tidy at all times, free of debris, trash, rubbish, leaves, ice and snow, and in accordance with all Legal Requirements and Insurance Requirements, and shall immediately cause any Hazardous Substances emanating from, in, under or onto the Demised Premises to be promptly reported, cleaned and removed by licensed contractors and deposited in licensed facilities in accordance with all applicable Environmental Laws. Tenant shall use the Demised Premises and all parking and common areas only as provided by and in accordance with all Encumbrances, subject to Landlord’s reservation of rights herein.

(b) From and after the Multi-Tenant Occupancy Date, Tenant’s use and occupancy shall be further subject to the following:

(i) Landlord’s reasonable rules and regulations therefor as promulgated from time to time;

(ii) In no event shall Tenant make any charge for parking to its customers or invitees;

(iii) Except in Tenant’s year-round and/or seasonal ordinary course of business (including in parking areas and/or sidewalks), Tenant shall not suffer or permit outside displays or advertising, storage or sales of materials or, merchandise, or storage equipment or commercial vehicles (other than vehicles of the Home Services Affiliate of Tenant and/or other Tenant vehicles and other than in the Environmental Ordinary Course of Business), or overnight outside parking of vehicles in connection with Tenant’s activities at the Demised Premises (other than parking of vehicles of the Home Services Affiliate of Tenant and/or other Tenant vehicles, and with the exception of parking in areas designated by Tenant for “early-bird” or other customers dropping off or picking up vehicles left for service at any SAC, or with respect to any vehicles in connection with any vehicle rental business, including customer cars, in each case prior to or after normal business hours);

(iv) Deliveries to the Demised Premises by vendors, contractors and suppliers (including loading and unloading) shall be at such times and otherwise subject to such reasonable rules and regulations established by Landlord from time to time; provided, however, that Tenant may continue to permit deliveries in accordance with its customary practices as in effect on the date hereof with respect to the Kmart Stores and the Sears Stores, subject to the provisions of Section 1.7(j); and

(v) Uses as permitted in Section 10.2(a)(ii).

(c) Notwithstanding anything to the contrary, Tenant shall not use or permit the Demised Premises (or part thereof), to be used, directly or indirectly, for any use that would violate any Legal Requirements or for any of the Prohibited Uses set forth in Exhibit B attached hereto. Landlord covenants and agrees that it shall not use or permit the use by others of any Property that would violate any of the Prohibited Uses designated in Exhibit B as applicable to Landlord.

(d) Tenant shall not commit, or suffer to be committed, any waste on the Demised Premises or cause or permit any nuisance thereon.

(e) Tenant shall neither suffer nor permit the Demised Premises or any portion thereof to be used, or otherwise act or fail to act, in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof, (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Demised Premises or any portion thereof, or (iii) may subject the Demised Premises or this Master Lease to any Encumbrances, other than Permitted Encumbrances.

7.3 Operating Covenant. (a) Subject to Tenant’s termination rights with respect to each Nonprofitable Property, or any other termination of this Master Lease with respect to any individual Demised Premises or all of the Demised Premises prior to the expiration of the Term, in accordance with the terms of this Master Lease, and subject to the provisions of Section 7.3(b) except in instances of casualty or condemnation during the period reasonably required for restoration, or for consecutive periods not to exceed one hundred twenty (120) days in connection with Alterations and other repairs subject to extension for Force Majeure, or for such other periods as Tenant reasonably determines in good faith are reasonably required in connection with the separation and division of any Recapture Property and/or Additional Recapture Space (in each case subject to Landlord’s reasonable approval), Tenant covenants and agrees to and shall continuously operate the retail business of each Sears Store as a Sears store and of each Kmart Store as a Kmart store (including, in part, by means of the Subleases) subject to and in accordance with the use provisions of Section 7.2, stocked and staffed as is generally consistent with Tenant’s applicable regional practices in the ordinary course of business (subject to any additional applicable terms and conditions of this Master Lease, including Section 7.3(b)), subject to any Rebranding and/or Alternative Retail Use (subject in all cases to all applicable Legal Requirements), during such hours of operation as are generally consistent with those of similar national retailers further, subject to any additional hours as Tenant may determine in its discretion; provided, however, that in no event shall Tenant be required to (but may in its discretion) operate during any hours which are longer or more restrictive than those (i) as currently operated by Tenant at each individual Demised Premises as of the Commencement Date or as determined by Tenant at any individual Demised Premises from time to time with respect to holiday schedules, or (ii) of any other anchor tenant or the majority of the other tenants or occupants of the Property and the balance of the Shopping Center from time to time. Tenant shall keep the Demised Premises (including all customer and service areas) in no worse condition than their current condition on the Commencement Date (subject to the repairs to be made in accordance with Schedule 10.1 to the Side Letter.

(b) Notwithstanding the provisions of Section 7.3(a), if Tenant determines in its discretion to partially cease business operations at up to 50% of the Gross Leasable Square Footage (“50% Go Dark”) at any individual Demised Premises (each a “50% Go Dark Property” and collectively, “50% Go Dark Properties”), Tenant shall have the right to do so for a period determined by Tenant in its discretion not to exceed twelve (12) calendar months (“50% Go Dark Period”) from and after the date (“50% Go Dark Date”) set forth in a Notice of such intention, which notice shall describe in reasonable detail Tenant’s plan for the 50% Go Dark Period, including the manner in which Tenant will satisfy the 50% Go Dark Operating Standard, given to Landlord not less than ninety (90) days prior to Tenant going dark (“50% Go Dark Notice”); provided, however, that during any one (1) Lease Year in the aggregate there shall not be more than twenty (20) 50% Go Dark Properties in which Tenant has partially ceased business operations, it being understood and agreed that Tenant shall remain liable for each and every obligation (including, without limitation the obligation to pay Base Rent and Property Charges which respect to all of such Demised Premises) under this Master Lease with respect to each such Demised Premises (“50% Go Dark Property”), other than pursuant to this Section 7.3 from and after the 50% Go Dark Notice, subject to all of Tenant’s termination rights with respect to a Nonprofitable Property. Tenant shall give Landlord not less than thirty (30) days’ Notice of its intention to resume full business operations on or before the expiration of the applicable 50% Go Dark Period. For the avoidance of doubt, Tenant’s election to 50% Go Dark with respect to an individual Demised Premises (i) shall not be deemed to be a default or an Event of Default under this Master Lease, and (ii) Tenant’s election to 50% Go Dark with respect to such Demised Premises shall not disqualify such Demised Premises from being treated as a Nonprofitable Property in accordance with the terms of Section 1.6, at any time during the 50% Go Dark Period or thereafter. By way of example and not by way of limitation, if Tenant is precluded from exercising its right to terminate this Master Lease with respect to a Nonprofitable Property by reason of the Nonprofitable Property Limitation and thereafter elects to 50% Go Dark with respect to such Nonprofitable Property, at such time as the Nonprofitable Property Limitation ceases to apply thereto, Tenant may exercise such right of termination at any time (x) during the 50% Go Dark Period and (y) after the expiration of the 50% Go Dark Period and any resumption of business operations, without further certification of any financial data with respect to such Nonprofitable Property. Tenant shall operate each 50% Go Dark Property such that it will retain during the entire 50% Go Dark Period the look, feel and consistency of a fully operating Sears Store or Kmart Store to minimize the impact of the 50% Go Dark on customers and the operations of the Store (the “50% Go Dark Operating Standard”).

7.4 Signs. The size, color, design, location and specifications with respect to all exterior signs, and all interior signs which may be viewed from the exterior of any Property, whether ground mounted, pylon, window, door or building, mounted or otherwise, to be located on the Demised Premises or any other portion of any shopping center of which the Demised Premises may be a part shall be submitted for and subject to the prior written approval of Landlord not to be unreasonably withheld or delayed (and any other required persons under any REAs or other Encumbrances), and shall comply with all Encumbrances and all Legal Requirements. In each instance where approval of any signage is requested, Tenant shall submit its proposed sign plan to Landlord’s Director of Real Estate (or any other Person designated by Landlord from time to time) for approval at least forty-five (45) days, or fifteen (15) days prior to the required date for submission pursuant to any REAs or other Encumbrances, as applicable, whichever is earlier, prior to the date Tenant plans to erect any such signs. Notwithstanding the foregoing, Tenant may continue to maintain all signage and banners in existence as of the date hereof and otherwise in the ordinary course of business (including existing exterior and new interior signage for Subleases in the ordinary course of business, including for auto rental, dental and optician licensed businesses) complies with all Legal Requirements from time to time and Encumbrances, and to replace the same with substantially similar signage without Landlord’s consent. Further notwithstanding the foregoing, all signage on or with respect to any Recapture Space shall be determined by Landlord in its sole discretion, so long as the signage (a) does not materially adversely affect (by way of altering, diminishing, obscuring or impairing) the visibility of (except de minimis impairments of visibility) the signage of the Store as of the date hereof, and is otherwise generally consistent in style and appearance with either (i) the signage in the Store and/or the premises subject to the Leases at the time of installation of said other signage, or (ii) the signage customarily used by any Landlord’s tenant in the majority of the other locations of such tenant, (b) is the same or substantially the same as the signage on any Third-Party Lease Improvements as of the date hereof, or (c) is required to comply with Legal Requirements.

7.5 Multi-Tenant Occupancy Date. Notwithstanding the provisions of Sections 7.3 and 7.4 or any other provisions contained in this Master Lease to the contrary, subject to all Legal Requirements and Encumbrances and restrictions/exclusives (if any), (a) until the occurrence of the Multi-Tenant Occupancy Date, (i) Tenant shall be free to operate each individual Demised Premises during such hours and in such commercially reasonable manner as it shall determine, in its sole discretion, consistent with its operating covenant, and (ii) Tenant shall be free to maintain and/or alter or change any signage in its discretion, and (b) at all times during the Term Tenant shall be free to operate each individual Demised Premises in such manner and with such signage as is consistent with the historical operation of Kmart and Sears Stores and/or its ordinary course of business (subject to any Rebranding and/or Alternative Retail Use).

ARTICLE VIII

ALTERATIONS

8.1 Alteration and Additions. (a) Tenant, at its own sole cost and expense, shall make all alterations, renovations, modifications, additions or improvements to the improvements located at any Property (“Alterations”), all as may be required by Legal Requirements or Insurance Requirements, or any Encumbrances, subject to customary contest provisions, or as required to comply with its repair, maintenance or other obligations in this Master Lease, and Landlord’s consent shall not be required to make any such Alterations; provided, that Tenant shall give Landlord prior Notice (except in an emergency) of all such Alterations costing in excess of one hundred thousand dollars ($100,000) in any one (1) instance with respect to an individual Demised Premises, together with copies of all material plans, specifications and permits therefor, and provided, further, that Tenant shall comply with Schedule 1.7(j)(ii).

(b) Tenant shall also have the right to make nonstructural Alterations (including Alterations to nonmaterial components of nonmajor building systems) as needed to keep up with changes in or the requirements of its operations (so long as the same do not adversely affect the value or structural integrity of the Demised Premises, or interfere with or adversely impact any premises demised under any Leases or any Recapture Space, or materially increase the cost of any Recapture Separation Work unless Tenant bears the entire cost of any such increase or conflict with or require consent under any Legal Requirements or Encumbrances (each, an “Adverse Impact”)), without Landlord’s consent, upon prior Notice to Landlord, including copies of all plans and specifications therefor; provided, however, that if the Alterations have an aggregate cost in excess of two hundred fifty thousand dollars ($250,000) with respect to any individual Demised Premises in any Lease Year, then Landlord may require Tenant to remove the same at the expiration or termination of the Lease, as provided below. All Alterations costing in excess of one hundred thousand dollars ($100,000) in any one (1) instance with respect to an individual Demised Premises, whether or not requiring Landlord’s consent, shall be made and shall comply with the construction and insurance requirements in Schedule 1.7(j)(ii) attached hereto, and other customary procedures. If Landlord’s consent is required pursuant to this Section 8.1, such consent shall not be unreasonably withheld, conditioned or delayed by Landlord so long as there is no Adverse Impact.

Prior to making any nonstructural Alterations with a cost in excess of two hundred fifty thousand dollars ($250,000) in any one (1) instance with respect to an in individual Demised Premises, Tenant shall give Landlord Notice in reasonable detail of Tenant’s proposed

Alterations, and in such event Landlord shall give Notice to Tenant within ten (10) Business Days after receipt of Tenant’s such Notice whether removal and restoration of such Alterations would be required at the end of the Term. If Landlord requires or is deemed to require such removal and restoration by Tenant, Tenant shall be required to remove and restore any such Alterations as provided in Section 8.2. Landlord’s failure to provide such Notice within ten (10) Business Days after receipt of Tenant’s Notice shall be deemed to be a Notice by Landlord to Tenant that such removal and restoration is required.

(c) So long as no Adverse Impact shall result from such Alterations, Tenant may make structural Alterations or Alterations to material components of building systems (i) prior to the Multi-Tenant Occupancy Date with Landlord’s consent, not to be unreasonably withheld, and (ii) after the Multi-Tenant Occupancy Date, with Landlord’s consent which may be withheld in Landlord’s sole discretion.

8.2 Title to Alterations. Tenant will retain title to all Alterations so long as such Alterations are not financed by Landlord or are not required by Legal Requirements or Insurance Requirements. Title to all Alterations that are financed by Landlord or are required by Legal Requirements or Insurance Requirements will vest in Landlord automatically upon the completion thereof. At the expiration or sooner termination of this Master Lease, with respect to the particular Demised Premises, Tenant shall (a) remove all Alterations which Tenant is required to remove in Section 8.1, and (b) have the right, at its election, to either remove all other Alterations to which it retains title as provided above and repair all damage to the Demised Premises caused by such removal, or to surrender the Alterations to Landlord, free and clear of all claims, right, title and interest of Tenant. Any Alterations not so removed by Tenant shall conclusively be deemed to be Landlord’s sole property and title thereto shall automatically vest in Landlord after such nonremoval and Landlord may retain or dispose of the same in its discretion without any accountability to Tenant; provided, however, that notwithstanding any surrender of the Demised Premises or the Alterations, Tenant shall remain liable to Landlord for all unrepaired damage as a result of any removal of Alterations and all of Landlord’s reasonable costs of such removal with respect to any such nonremoval.

ARTICLE IX

TRANSFER

9.1 Transfer; Subletting and Assignment. Except as otherwise expressly provided herein (including, without limitation, Article XV), Tenant shall not, without Landlord’s prior written consent (which consent may be withheld in Landlord’s sole and absolute discretion) Transfer this Master Lease or the Demised Premises, or any rights of Tenant or any interest of Tenant therein, including any subletting of part or all or any part of the Demised Premises, or engage the services of any Person (other than an Affiliate of Tenant) for the management or operation of any Demised Premises (as to which management services Landlord’s consent shall not be unreasonably withheld, conditioned or delayed. Any assignment or Transfer of any rights or interests in violation of this Article IX is ipso facto null and void and of no force or effect. Tenant acknowledges and agrees that the foregoing restrictions on Tenant’s rights of Transfer are consistent with and integral to the protection and implementation of Landlord’s rights to the Recapture Space and Additional Recapture Space and that the Rent and the other terms and conditions of this Master Lease have been expressly negotiated based upon and taking into account the foregoing restrictions on Tenant’s rights of Transfer, and that Landlord is relying upon the expertise of Tenant in the operation of each Store and that Landlord entered into this Master Lease with the expectation that Tenant would remain in and operate each Store during the entire Term (except for such express rights of termination by Tenant, or recapture or buy-out by Landlord, or limited rights of Tenant, as set forth herein) and for those reasons, among others, except as set forth herein, Landlord retains sole and absolute discretion in approving or disapproving any assignment or sublease or other Transfer not expressly permitted hereunder. Tenant acknowledges and agrees that the foregoing restrictions on Transfer are reasonable and have been specifically negotiated and bargained for between the parties and are an essential part of the economics of this Master Lease, and are a material inducement to Landlord to enter into this Master Lease.

9.2 Permitted Subletting. Tenant shall not have any right to lease, sublease, license or otherwise permit the use or occupancy of any space on or within any Property, except for: (a) the Lands’ End Agreements; (b) the Sears Hometown License Agreement; and (c) leases, licenses, concessions or in-store department agreements with third-party retailers, concessionaires, tenants or licensees that (i) operate wholly within or as part of Tenant’s Store with respect to any Demised Premises (except for storage or parking of vehicles in connection with vehicle rentals), do not operate separate or apart from the operations of the applicable Kmart Stores and/or Sears Stores, do not violate or conflict with any Encumbrance or any use restrictions and/or exclusives which affect the Demised Premises as of the time of the Commencement Date and which are generally consistent with historical practices at the Stores or otherwise consistent with the permitted uses of Section 7.2 (the leases, licenses, concessions and other agreements in clauses (a), (b) and (c), individually, a “Sublease,” and collectively, the “Subleases”); provided that in the case of the Subleases described in part (c) of this sentence, (i) (x) Tenant shall use commercially reasonable efforts to give Notice to Landlord of each new Sublease executed after the Commencement Date within thirty (30) days of the execution thereof and prior to the commencement of occupancy by the sublessee; provided, however, Tenant shall not be in breach or default of the foregoing obligation to provide Notices of Subleases if it provides a list of Subleases entered into since the last Notice to Landlord within fifteen (15) days of Landlord’s written request therefor given not more frequently than once in any calendar quarter during the Term, and (y) Tenant shall give Notice to Landlord of each new Sublease to the extent not previously provided, as part of the quarterly reports provided in Section 21.24(a) to the extent of the actual knowledge of such Subleases by the person preparing and signing such quarterly report, and (ii) such Sublease shall be expressly subject to the rights of any other Leases existing as of the Commencement Date which were entered into prior to the execution of such Sublease and to other Encumbrances affecting the Property as of the date such Sublease is entered into. For the purposes of this Section 9.2 only, “Encumbrance” shall include any Landlord Mortgage solely with respect to the lien thereof.

9.3 Permitted Assignments. Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent: (a) assign this Master Lease to Tenant’s Parent or any Subsidiary thereof; or (b) assign or transfer all of its rights and obligations under the Master Lease (either directly or indirectly, by operation of law or through a merger or other corporate transaction) to any other solvent corporation, partnership, limited liability company or other legal entity that (1) acquires all or substantially all of the assets of Tenant’s Parent, (2) is the surviving entity of a merger with Tenant’s Parent, or (3) results from a consolidation, reorganization or recapitalization of Tenant’s Parent with a solvent corporation, partnership or other legal entity, in each case of subclauses (1), (2) and (3), provided the surviving entity has a net worth of not less than the net worth of Tenant’s Parent as of immediately prior such merger or other corporate transaction, after giving effect to any financing provided or contemplated in such merger or corporate transaction; provided, that in each case the successor tenant or successor Tenant Party (if not the named Tenant herein, the “Unrelated Successor Tenant”) assumes all of such Tenant’s obligations under the Master Lease (except that any such Unrelated Successor Tenant shall not be required to operate a “Sears” or “Kmart” Store, but shall otherwise comply with all of the provisions of Sections 7.2 and 7.3). In the case of any such assignment, (x) each Lease Guarantor (or the successor to each Lease Guarantor) shall reaffirm the Lease Guaranty (if it is not the successor to Tenant under the Master Lease) in a written instrument for the express benefit of Landlord in form and content reasonably satisfactory to Landlord and Landlord shall receive a fully executed copy thereof, (y) the use of the Demised Premises, except as expressly set forth above, shall continue to comply with the requirements of this Master Lease, including without limitation all rights of Landlord and all obligations of Tenant with respect to the Recapture Space, Additional Recapture Space and the 100% Recapture Property and (z) with respect to subdivision (b) above, if the identity and creditworthiness of the successor tenant and successor Lease Guarantor shall be subject to the reasonable approval of Landlord and Landlord Mortgagee.

9.4 Required Assignment and Subletting Provisions. Any permitted assignment and/or Sublease entered into after the Commencement Date must provide in the assignment or Sublease document that:

(a) in the case of a Sublease, it shall be subject and subordinate to all of the terms and conditions of this Master Lease, including any Landlord Mortgage Documents;

(b) the use of the applicable Store (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Master Lease;

(c) except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Demised Premises or assign this Master Lease or its Sublease or otherwise Transfer any interest in any of the foregoing;

(d) Tenant shall insert in each permitted Sublease entered into after the Commencement Date provisions to the effect (and shall advise all parties thereto in writing with respect to all permitted Subleases entered into prior to the Commencement Date) that (A) in the event the Master Lease shall expire or otherwise terminate for any reason with respect to the Property of which the Sublease is a part before the expiration of such Sublease, the Sublease shall automatically terminate without further notice or action of any kind and the subtenant under the Sublease shall immediately surrender possession of the premises under the Sublease to Landlord or as directed by Landlord, and (B) if the subtenant receives a written notice from Landlord or Landlord’s assignees, if any, stating that an Event of Default has occurred, so long as the Master Lease is not terminated with respect to the Property of which the Sublease premises is a part, the subtenant shall thereafter attorn to the applicable party and be obligated to and shall pay all rentals and all other sums and charges accruing under said Sublease directly to the party giving such notice, or as such party may direct, without any action of or any liability to Tenant.

9.5 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in conjunction with the processing and documentation of any assignment or subletting, Sublease or assignment that is actually consummated.

9.6 No Release of Tenant’s Obligations. No assignment or subletting shall relieve Tenant or subsequent transferee of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder, except as expressly provided herein. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, excused, released or impaired by any (i) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (ii) waiver of the performance of an obligation required under this Master Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Master Lease; provided, that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification, amendment or renewal of this Master Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant. For the avoidance of doubt, all rights and options of Landlord and obligations of Tenant with respect to any Nonprofitable Property, Recapture Space or Additional Recapture Space, and all obligations of Tenant pursuant to the exercise of any options with respect to any Renewal Terms, shall continue to apply to Tenant with full force and effect and Tenant shall be fully liable with respect thereto.

9.7 No Restriction on Landlord. Notwithstanding any provision herein to the contrary, Landlord shall be free in its sole discretion, and there shall be no restriction, limitation or requirement whatsoever on or with respect to, Landlord’s rights, to use, operate, occupy, re-lease, sublease or license, alter, add to, modify or maintain, to refrain from doing, suspend or cease any of the foregoing, or to leave vacant, any Recapture Space in whole or in part.

9.8 Free-Standing SAC Leases. (a) Notwithstanding any provisions to the contrary in this Master Lease, at any time prior to or within thirty (30) days of receipt of an Additional Recapture Termination Notice, Tenant may give notice to Landlord (“Tenant Free-Standing SAC Notice”) (limited to one (1) Tenant Free-Standing Notice in any twelve (12)-month period) that Tenant has entered or is considering entering into good faith negotiations (“SAC Negotiations”) with a prospective acquiror with respect to a bona fide third-party offer to acquire from Tenant the automotive care center business operated by Tenant at not less than 20% of the Free-Standing SACs which are part of the Demised Premises at the time of and as to the Demised Premises identified in such Tenant Free-Standing SAC Notice. In such event, Landlord shall not have the right to recapture any Free-Standing SACs which are identified in such Tenant Free-Standing SAC Notice for a period of one hundred twenty (120) days thereafter or until the termination of Tenant’s negotiations therefor, whichever is earlier. Upon Notice from Tenant (“SAC Definitive Agreement Notice”) that Tenant has executed a definitive agreement (“SAC Definitive Agreement”) for the acquisition of the automotive care business at not less than 20% of such Free-Standing SACs (including all Free-Standing SACs identified in any Landlord’s Additional Recapture Termination Notice) within such one hundred twenty (120)-day period, Tenant shall have the right to request that Landlord enter into negotiations for the Free-Standing SAC Lease as provided below; provided that Landlord shall have approval rights, in its sole and absolute discretion, over any Free-Standing SAC Lease. If (i) Landlord does not receive a SAC Definitive Agreement Notice within such one hundred twenty (120)-day period, or (ii) Landlord is otherwise informed that Tenant has terminated all SAC Negotiations without a SAC Definitive Agreement within such one hundred twenty (120)-day period, or (iii) Landlord and the proposed SAC acquiror have not mutually agreed upon and delivered a fully executed master lease with respect to all affected Free-Standing SACs as provided below on or before the Closing of the SAC Definitive Agreement, or (iv) Landlord has not approved the Free Standing SAC Lease, then in any such event Landlord may at its election by Notice to Tenant at any time thereafter reinstate the Additional Recapture Space Termination Notice and/or give any additional or subsequent Additional Response Space Termination Notices and specify a date for recapture of the Additional Recapture Space within sixty (60) days after such Notice.

(b) The SAC Definitive Agreement shall provide:

(i) The Closing thereof shall occur not later than ninety (90) days after the execution of the SAC Definitive Agreement.

(ii) At the Closing, the SAC acquirer (which shall be a creditworthy entity experienced in the operation of automobile centers similar to the SACs, satisfactory to Landlord), as tenant, shall enter into a unitary, cross-defaulted master lease with Landlord, as landlord, with respect to all affected Free-Standing SACs, on such terms and conditions which are mutually satisfactory to Landlord and such tenant in each of their sole discretion (“Free-Standing SAC Lease”). Upon the execution and delivery of any Free-Standing SAC Lease (if any), this Master Lease shall terminate with respect to the affected Free-Standing SACs with the same force and effect as provided in Section 1.9(b)(iii). Nothing contained herein shall obligate Landlord to enter into any Free-Standing SAC Lease and Tenant hereby releases and agrees to hold harmless Landlord, Landlord’s Mortgagee and any other Indemnified Persons with respect to any and all Liabilities arising out of any SAC Definitive Agreement or any refusal or failure to enter into any proposed Free-Standing SAC Lease.

ARTICLE X

MAINTENANCE AND COMMON AREAS

10.1 Maintenance and Repair; Trade Fixtures. (a) During the Term, Tenant, at its sole cost and expense and without the prior consent of Landlord, shall maintain the Demised Premises and Tenant’s Property, and except as provided in, and otherwise subject to, any REAs, all private roadways, sidewalks and curbs appurtenant to the Demised Premises or which are under Tenant’s exclusive control, or under any REAs for which Tenant is responsible for compliance under this Master Lease, in good order and repair (ordinary wear and tear excepted) with the standard of care and quality taking into account the age of the Demised Premises whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of the Demised Premises or Tenant’s Property, or otherwise (but excluding (i) Landlord’s gross negligence or willful misconduct, or any affirmative acts in connection with work performed by Landlord with respect to any Recapture Space or Tenant Retained Space, and (ii) all acts and omissions of any of Landlord’s Related Users in any Recapture Space or Additional

Recapture Space or under any Leases which first arise after the date of this Master Lease), and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, including without limitation those necessary to ensure continuing compliance with all Legal Requirements, and Insurance Requirements, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing at or prior to the Commencement Date; provided, however, that subject to all Legal Requirements and Insurance Requirements all such repairs shall only be required to be made to the standards and the conditions existing as of the Commencement Date with respect to each Demised Premises, ordinary wear and tear excepted, with the standard of care and quality taking into account the age of the Demised Premises, and shall otherwise be made in general conformity with Schedule 1.7(j)(ii) attached hereto; provided, further, however, that Tenant’s obligations under this Section 10.1 shall include the maintenance, repair and replacement (a) at all times, of any and all building systems, machinery and equipment which exclusively serve the Demised Premises, (b) up to and including the Multi-Tenant Occupancy Date, of the bearing walls, floors, foundations, roofs and all structural elements of the Demised Premises (and after the Multi-Tenant Occupancy Date, the obligations in this clause (b) shall be Landlord’s responsibility) and (c) to be made in accordance with Schedule 10.1 to the Side Letter within one year of the Commencement Date. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to (x) materially impair the value or the usefulness of the Demised Premises or any part thereof, (y) create (or permit to continue) any dangerous condition or (z) create (or permit to continue) any condition which might reasonably be expected to involve any imminent loss, damage or injury to any person or property; provided, that subject to Article XX, Tenant shall be entitled to operate SACs in accordance with Tenant’s usual and customary business practices in effect on the date of this Master Lease, and in compliance with all Encumbrances, Legal Requirements and Insurance Requirements. In connection with the foregoing, Tenant’s obligations shall include without limitation with respect to the Demised Premises, including, prior to the Multi-Tenant Occupancy Date, with respect to all Common Areas (and Landlord’s obligations with respect to all Common Areas, including all parking lots and parking areas, and landscaping not under the exclusive control of Tenant, after the Multi-Tenant Occupancy Date shall include):

(i) Maintaining (including periodic washing and painting, as necessary, but in no event shall any Party be required to paint more than once in any rolling 5-year period) and repairing the storefront, facade and exterior walls of the Demised Premises; provided, that any re-painting of a different color or any changes to the exterior shall require Landlord’s prior written consent, which will not be unreasonably withheld, conditioned or delayed;

(ii) Repairing and replacing, as necessary (in the same style and appearance), the doors (including, without limitation, any overhead doors) and windows of the Demised Premises, and the mechanisms therefor;

(iii) Causing the regular removal of garbage and refuse from the Demised Premises;

(iv) Causing the regular spraying for and control of insect, rodent, animal and pest infestation, and maintaining in good working order and condition all doors (both swinging and roll-up doors), including, without limitation, all weather seals, so as to limit any gaps to  1⁄4 inch or less along the bottom and sides of all doors;

(v) Servicing, maintaining, repairing and replacing all Fixtures;

(vi) Regular sweeping, cleaning and removal of trash, debris, grease, oils, other materials and stains from the Demised Premises and from the immediately adjacent sidewalks, service drives and loading or delivery areas, if any of the Demised Premises, as necessary to keep the same clean and in good order and condition (after the Multi-Tenant Occupancy Date Tenant shall be responsible for such sidewalks, service drives and loading or delivery areas under the exclusive control of Tenant and Landlord shall remain responsible for the immediately adjacent and all other sidewalks, service drives and loading or delivery areas and landscaping not under the exclusive control of the Tenant);

(vii) Regular sweeping, cleaning and washing of the interior of the Demised Premises, including, without limitation, floors, windows and fixtures, and periodic washing and painting of interior walls;

(viii) Repairing broken, damaged or leaking walls, bathrooms, roofs, or fixtures and equipment in the interior of the Demised Premises, including, without limitation, plate glass windows, windows, floors and lighting fixtures, to the extent not covered by Landlord’s “All-Risk” insurance;

(ix) Irrigating and performing all gardening and landscaping of all lawns, trees, shrubs and plantings immediately adjacent to the Demised Premises and under the exclusive control of Tenant;

(x) Paving, repairing and striping of all parking areas as reasonably required; and

(xi) In furtherance of the foregoing obligations to service, repair and maintain any Fixtures during the Term, Tenant shall maintain a contract on at least an annual basis (which contract shall be approved by Landlord, such approval not to be unreasonably withheld) for regular servicing and maintenance (in accordance with their respective manufacturing guidelines) of the heating, ventilating, air conditioning and vertical transportation systems that are part of the Fixtures in accordance with their manufacturing guidelines, unless Landlord shall otherwise direct (without additional cost or expense to Tenant). Upon request (not more frequently than annually), Tenant shall submit to Landlord a copy of such fully paid contract and any extensions, renewals or replacements thereof. At a minimum, each maintenance contract for any Fixtures shall include a provision that such contractor shall be required to coordinate any activities performed on the roof of the Demised Premises with Landlord’s or any tenant of Landlord’s activities, as the case may be, with/by a roofing contractor, so as to not void any roof or related warranties.

(b) Except as otherwise expressly required elsewhere in this Master Lease (including with respect to Landlord’s obligations from and after the Multi-Tenant Occupancy

Date), Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Demised Premises; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Demised Premises, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Demised Premises in any way. Except as otherwise expressly required elsewhere in this Master Lease, Tenant hereby unconditionally waives, to the fullest extent now or hereafter permitted by law, the right to make any repairs or perform any maintenance at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease, or hereafter enacted. The foregoing shall not limit in any manner Landlord’s obligations to pay for, or to advance or reimburse Tenant for, all costs and expenses of all Recapture Separation Work as provided in this Master Lease.

(c) Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Demised Premises in the condition in which such Demised Premises was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease and except for ordinary wear and tear, and further subject to the provisions with respect to removal and restoration of Tenant’s Property and Alterations and remediation of all environmental conditions.

(d) Notwithstanding the foregoing standards for Tenant’s repair and maintenance obligations, Tenant agrees to perform those items of deferred repair and maintenance set forth on Schedule 10.1 to the Side Letter; provided, however, to the extent that Tenant shall fund any Landlord Mortgage reserve for work pursuant to Schedule 10.1 to the Side Letter, Tenant’s obligation to perform such deferred repair and maintenance relating to such reserves shall be conditioned upon Landlord’s release of such funds (or an equivalent amount) to Tenant on a timely basis in connection with the performance of such work so long as Tenant has complied with its obligations under Section 21.26. Notwithstanding the foregoing, to the extent funds have been released from such reserve but are not sufficient to complete the deferred repair and maintenance in accordance with Schedule 10.1 to the Side Letter, Tenant shall remain obligated to complete such deferred repair and maintenance at Tenant’s sole cost and expense.

10.2 Common Areas. (a) During the Term, until the occurrence of the Multi-Tenant Occupancy Date, Tenant shall have the exclusive use and possession of all Common Areas (subject to all applicable provisions of this Master Lease, Legal Requirements and Encumbrances) and shall be solely responsible therefor, including all maintenance and repairs relating thereto, and shall pay all CAM Expenses and all Property Document CAM Expenses, and the maintenance and repair obligations pursuant to Section 10.1.

(i) From and after the Multi-Tenant Occupancy Date, Landlord shall operate and maintain (or cause to be operated and maintained) the Common Areas located wholly within the Property in such a manner as Landlord, in its reasonable discretion, shall determine as being compliant with the Legal Requirements and Encumbrances, but subject to the terms and conditions of this Master Lease relating to any conditions, rights or restrictions of Landlord’s and Landlord’s Related Users in the Common Areas located wholly within the Property, further subject to Tenant’s obligations in Section 10.1(c). Tenant shall have a nonexclusive right and license to use the Common Areas in common with Landlord, and their respective Related Users (including all of the same Persons with respect to the Recapture Space and Additional Recapture Space), for the sole purposes of access, ingress, egress, loading and unloading, and parking, subject to the provisions of this Master Lease, all Encumbrances, and all applicable Legal Requirements and Insurance Requirements. Tenant’s use of the Common Areas shall be subject to all rules and regulations set forth in the applicable Encumbrances (including, without limitation, any rights of any parties (including Landlord) to reconfigure or alter such Common Areas, at any time and from time to time), and the reasonable, nondiscriminatory rules and regulations promulgated by Landlord in its discretion from time to time, including the designation of specific areas within Landlord’s premises or in reasonable proximity thereto in which automobiles owned by Tenant’s Related Users shall be parked and to accommodate the reasonable requests and requirements of Landlord and Landlord’s Related Users, provided, that the same shall not increase Tenant’s obligations or decrease Tenant’s rights or remedies under this Master Lease, in any material respect. Furthermore, Tenant covenants not to do or permit to be done any act in, on or about the Common Areas or the Demised Premises which would interfere with the use or enjoyment of the premises demised under the Leases or any Recapture Space (or any adjacent shopping center, shopping mall or third-party owner’s property, as the case may be), or the Common Areas by Landlord, its other tenants, authorized users and assigns, or the other owners, tenants, or occupants of any adjacent shopping center, shopping mall, as the case may be, or the respective agents, employees, customers, licensees and invitees of any of the foregoing parties.

(ii) Subject to the provisions of any applicable Encumbrances, Legal Requirements and Insurance Requirements and the terms and conditions set forth in this Section 10.2(a)(ii), subsequent to the Multi-Tenant Occupancy Date with respect to a Demised Premises, Tenant, Landlord and Landlord’s Related Users shall have the right to (A) to utilize portions of the Common Areas for outdoor events, activities, shows, displays, temporary special promotional events, including sales from temporary facilities, and including carnivals, automobile and boat shows and sales, sales of rugs, cars, spas, plants and antiques, tent sales, and National Safety Weekend events and other charity events (including charity walks); or (B) to utilize the lighting standards and other areas in the parking lot for advertising purposes ((A) and (B) collectively, the “Promotional Rights”), subject to Landlord’s reasonable rules and regulations applicable to all tenants of the Property with respect to the manner of the exercise of such Promotional Rights; provided, that (x) Tenant’s Promotional Rights shall include, and Tenant shall exercise Promotional Rights in a manner described in Section 10.2(a)(ii)(A) that is consistent with, the historical practices of Tenant at that Store or that may be conducted on a regional basis with respect to an affected Store (including, without limitation, outdoor garden and/or patio shops), and such other uses in connection with the natural evolution of Tenant’s generally permitted use of the Demised Premises (subject to Landlord’s reasonable approval of such other uses), and (y) Tenant shall not exercise any Promotional Rights in a manner (as opposed to the nature of the use) that would reasonably be expected to have a material adverse impact on Landlord or any third party tenant to whom Landlord has leased or licensed all or any portion of the Property other than the Demised Premises (“Third Party Tenant”). Landlord shall have the right to grant Promotional Rights to any Third Party Tenant, provided, that, no such Promotional Rights shall be exercisable in a manner that would reasonably be expected to have a material adverse impact on Tenant, Landlord or any other Third Party Tenant. Tenant, Landlord and Third-Party Tenants shall work cooperatively and in good faith to coordinate the exercise of the Promotional Rights in accordance with the foregoing provisions.

(b) Party Walls. Tenant acknowledges and agrees that any walls now or hereafter separating the Demised Premises from any premises demised under any Leases or any Recapture Space, if any, are party walls to be shared by Tenant with Landlord and the other tenants and occupants of the building in which the Demised Premises is located. Tenant hereby grants to Landlord, and such other tenants and occupants, if any, and such persons hereby retain, the nonexclusive right to use such walls for all purposes for which they may be intended, or to such use by Landlord as may be desirable and/or convenient, including, without limitation, utilities, maintenance and fixturing. Tenant hereby acknowledges and agrees that Landlord shall, at its expense (but without charge by Tenant), have the right, at any time and at all times throughout the Term, to install, maintain, alter, repair and replace any cabling, conduit, utilities, venting, pipes, wiring and other items through and into the Demised Premises to serve or service any premises demised under the Leases or any Recapture Space or Additional Recapture Space. Tenant shall receive not less than ten (10) days’ prior notice (except in case of an emergency) of any such use or work, and no such use or work shall materially interfere with Tenant’s normal business operations in the Tenant Retained Space. To the extent reasonably required in connection with any Leases as of the date hereof or in connection with any separation of the Recapture Space, Tenant shall have all of the same foregoing rights in connection with the Demised Premises and the Tenant Retained Space. Without limiting the foregoing, except in an emergency, Landlord shall use all reasonable efforts to avoid any material work in the Demised Premises during the period November 1-March 1 in any calendar year.

(c) Common Area Maintenance.

(i) Prior to the Multi-Tenant Occupancy Date, the Common Areas shall be maintained and operated by Tenant in accordance with all of the provisions of this Lease, and in accordance with all Operating Agreements and other Encumbrances as such Operating Agreements and other Encumbrances apply to the Demised Premises, and Tenant shall pay all CAM Expenses (as hereinafter defined).

(ii) From and after the Multi-Tenant Occupancy Date, Landlord shall perform and pay for all maintenance, repairs and replacements to all Common Areas (“CAM Expenses”), including all parking lot fencing, striping, paving, lighting, fencing and drainage; snow, ice, rubbish and trash removal; irrigation, gardening and landscaping services, with respect to all landscaped areas; and ordinary and customary building services, maintenance, cleaning and janitorial services, except such services and expenses which are separately performed and charged for under Encumbrances, and all other items relating to Common Areas in Section 10.2(c)(i).

(iii) Tenant shall pay as Additional Charges (as part of Tenant’s payments of Installment Expenses), Tenant’s Proportionate Share of (x) all CAM Expenses and other Operating Expenses and (y) all CAM costs and expenses under all Operating Agreements (including those which are included in) and other Encumbrances (“Property Document CAM Expenses”). Landlord shall include itemized statements of all Property Document CAM Expenses in the Statements.

(iv) Notwithstanding any provision to the contrary in this Master Lease, except as may be expressly (I) provided in any Lease in existence on the Commencement Date, or (II) now or hereafter authorized in Tenant’s sole discretion in connection with any Sublease, neither Landlord nor any Landlord’s Related User shall use or permit the use of, nor shall any other tenant or occupant of the Property use, any dumpster, compactor, bin or other waste receptacle which is used, serviced or maintained by Tenant for the exclusive use with respect to the Demised Premises.

(d) Tenant’s Building Alarm System. If and to the extent such system exists as of the Commencement Date or is installed by Tenant at its discretion during the Term, Tenant shall, at its sole expense, install, operate and be responsible for maintaining, repairing and replacing an alarm system for each applicable Demised Premises (connected to its own electrical system). Tenant shall be responsible for and shall not in any way connect, tie into or otherwise append the building alarm system for any Demised Premises to the alarm system for any physically separate premises demised under any Lease or any Recapture Space or Additional Recapture Space.

(e) Operating Expenses. With respect to all Operating Expenses with respect to the Property which are not otherwise provided for herein in accordance with Section 4.5, Tenant shall pay (i) prior to the Multi-Tenant Occupancy Date, one hundred percent (100%) of the cost thereof and (b) after the Multi-Tenant Occupancy Date, Tenant’s Proportionate Share thereof.

10.3 Landlord’s Responsibility for Leasehold Improvements Subsequent to Multi-Tenant Occupancy Date. Subject to the provisions of Section 10.2(e), from and after the Multi-Tenant Occupancy Date, and during the balance of the Term, Landlord shall maintain, repair and replace all of the building systems, machinery and equipment, to the extent that the same do not exclusively serve the Demised Premises, and the bearing walls, floors, foundations, roofs and all structural elements of the Leased Improvements in accordance with the Legal Requirements and Insurance Requirements. All costs and expenses incurred by Landlord pursuant to this Section 10.3 shall be included as part of Operating Expenses, and Tenant shall pay Tenant’s Proportionate Share thereof.

10.4 Landlord’s Warranties and Guaranties. In connection with Tenant’s repair and maintenance obligations under this Master Lease, Landlord agrees that Tenant shall have the benefit of, and Landlord shall use all commercially reasonable efforts to enforce (without any obligation of Landlord to incur legal expenses or institute litigation, unless Tenant pays for all costs and expenses thereof, and holds harmless Landlord therefrom) all applicable warranties and guaranties assigned to or otherwise held by Landlord during the Term; provided, however, that Tenant’s repair and maintenance obligations shall not be delayed, suspended or otherwise affected by the existence or nonexistence, or any failure, refusal, delay in the performance, adequacy or payment or nonpayment, of any such warranty or guaranty (if any).

10.5 Tenant’s Responsibility under Lands’ End Agreements and Sears Hometown License Agreement.

(a) Landlord and Tenant acknowledge that Sears, Roebuck and Co. (“SRC”), Kmart Corporation (“KMC”), Landlord and Tenant have entered into a certain letter agreement dated of even date herewith (the “LE-SHO Letter Agreement”) with respect to the Lands’ End Lease as it relates to the Lands’ End Space and the Sears Hometown License Agreement as it relates to the Sears Hometown Space. Notwithstanding any provision to the contrary in this Master Lease, Tenant agrees that (i) Tenant is, and shall cause SRC to be, solely responsible to perform and discharge all obligations of the landlord under the Lands’ End Agreements with respect to the Lands’ End Space, and Landlord shall not be responsible therefor, and (ii) Tenant is, and shall cause KMC to be, solely responsible to perform and discharge all obligations of the landlord under the Sears Hometown License Agreement with respect to the Sears Hometown Space, and Landlord shall not be responsible therefor, including without limitation all such obligations (if any) for or with respect to repair, maintenance (including common area maintenance) and alterations. Pursuant to the LE-SHO Letter Agreement, each of SRC and KMC have agreed to, release and indemnify, defend and hold harmless Landlord from all costs, expenses and Liabilities arising from its failure to so perform (except as arising from Landlord’s gross negligence, willful misconduct or breach of the terms of this Lease); provided that Landlord shall be liable for any relocation of the Lands’ End Space and Sears Hometown Space within any Demised Premises pursuant to any Recapture Separation Work.

(b) Tenant hereby presently, absolutely and unconditionally assigns to Landlord, from and after the Commencement Date, (i) all of Tenant’s right, title and interest in all current and future rents and the absolute, unconditional and continuing right to receive and collect all rent, and all taxes and other charges (if any) payable by Lands’ End under the Lands’ End Lease with respect to Lands’ End Space at the Demised Premises (collectively, the “LE Rents”) and (ii) all of Tenant’s right, title and interest in all current and future rents and the absolute, unconditional and continuing right to receive and collect all rent, and all taxes and other charges (if any) payable by Sears Hometown under the Sears Hometown License Agreement with respect to Sears Hometown Space at the Demised Premises (collectively, the “Hometown Rents”), it being intended by Tenant that this assignment constitutes a present, outright, immediate, continuing and absolute assignment of any and all LE Rents and Hometown Rents and not an assignment for security nor an assignment of the Lands’ End Lease (except with respect to the Lands’ End Space) or the Sears Hometown License Agreement (except with respect to the Sears Hometown Space). In connection with such assignment, Tenant, SRC and KMC shall direct that the LE Rents and Hometown Rents be paid directly to Landlord. Such assignment to Landlord shall not be construed to bind Landlord to the performance of any of the covenants, conditions or provisions contained in the Lands’ End Lease or the Sears Hometown License Agreement or otherwise impose any obligation upon Landlord thereunder.

Notwithstanding the foregoing assignment of the LE Rents and Hometown Rents to Landlord, Tenant shall perform and discharge all obligations of the landlord under the Lands’ End Lease with respect to the applicable Lands’ End Space and the Sears Hometown License Agreement with respect to the Sears Hometown Space. In furtherance of the foregoing assignment, pursuant to the LE-SHO Letter Agreement, each of Tenant and SRC have agreed to direct Lands’ End and Sears Hometown, respectively, to pay directly to Landlord all LE Rents and Hometown Rents, and, in any event, if Tenant or Sears, Roebuck and Co. shall ever receive any LE Rent or Hometown Rent, Tenant shall (and shall cause Sears, Roebuck and Co.), not later than three (3) Business Days following receipt, remit such LE Rent or Hometown Rent to Landlord or as Landlord shall direct. Tenant agrees to (and to cause Sears, Roebuck and Co. to) execute and deliver to Landlord such additional instruments, in form and substance reasonably satisfactory to Landlord, as may hereafter be reasonably requested by Landlord to further evidence and confirm such assignment. In the event that Lands’ End or Sears Hometown shall exercise any set-off rights against Tenant, Tenant’s Parent or any Subsidiary of Tenant’s Parent, or otherwise withholds LE Rent or Hometown Rent as a result of a default by Tenant, Tenant’s Parent or any Subsidiary of Tenant’s Parent under any Lands’ End Agreement or Sears Hometown License Agreement, or in the event Lands’ End or Sears Hometown is stayed or otherwise prohibited from making LE Rent/Hometown Rent payments directly to Landlord in the event of any insolvency proceeding of Tenant or Guarantor, Tenant shall be liable for and pay to Landlord, as Additional Charges, all such LE Rent and Hometown Rent at the times provided under the Lands’ End Lease and the Sears Hometown License Agreement, respectively.

(c) Tenant agrees that it shall not amend, modify or terminate (or consent to the amendment, modification or termination of) the LE-SHO Letter Agreement, the Lands’ End Agreements or the Sears Hometown License Agreement in any manner relating to the Properties, without the prior written consent of Landlord, such consent not to be unreasonably withheld to the extent not adverse to Landlord or the Properties.

(d) For the avoidance of doubt, Tenant retains rights to relocate Lands’ End Space as provided in the Lands’ End Agreements and all rights to terminate the Lands’ End Agreements in the event Tenant ceases business operations in the applicable Demised Premises as permitted in this Master Lease (except Tenant shall not have the right to cause a termination of the Lands’ End Agreement in connection with a 50% Go Dark), or the Master Lease is otherwise terminated with respect to any individual Demised Premises; provided, Tenant agrees that, other than pursuant to a Final Recapture Plan, it may not relocate Lands’ End Space within any Demised Premises except with the prior written consent of Landlord in its sole discretion, unless Lands’ End shall have consented to such relocation in writing and a copy of such consent shall have been promptly delivered to Landlord and Landlord Mortgagee.

(e) Upon the termination of the occupancy of any Lands’ End Space or Sears Hometown Space by Lands’ End or Sears Hometown at any Demised Premises in accordance with the applicable Lands’ End Agreement, the Sears Hometown License Agreement, or otherwise, such Lands’ End Space or Sears Hometown Space (as applicable) shall be deemed to have been automatically recaptured by Tenant and shall from and after the date of such termination be deemed a part of the Demised Premises demised to Tenant, subject in all respect to the terms and conditions of this Master Lease, including, without limitation, with respect to the payment by Tenant of Base Rent and Additional Charges to Landlord with respect to such former Lands’ End Space. In such event, the amount of Base Rent shall be increased as provided on Schedule 2 to the Side Letter.

ARTICLE XI

INSURANCE

11.1 General Insurance Requirements. During the Term, subject to Section 11.2(a), Tenant shall at all times keep the Demised Premises, and all property located therein or thereon, including the Leased Improvements, Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below, and otherwise as permitted in the Insurance Requirements. Each element of insurance described in this Section 11.1 shall be maintained with respect to the Demised Premises and Tenant’s Property and the operations of each Store thereon. Such insurance shall be written by companies permitted to conduct business in the applicable State. All third-party liability type policies must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee” for its interests in each Property. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional insured” and/or “loss payee,” each holder of any mortgage, deed of trust or other security agreement (“Landlord Mortgagee”) securing any Indebtedness or any other Encumbrance placed on the Demised Premises in accordance with the provisions of Article XIV (“Landlord Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant and each Landlord Mortgagee (to the extent required under the applicable Landlord Mortgage Documents), unless the amount of the loss net of the applicable deductible is less than the lesser of twenty-five percent (25%) of the value of the Leasehold Improvements or five hundred thousand dollars ($500,000), in which event no consent shall be required by Landlord. Evidence of insurance shall be deposited with Landlord and, if requested, with any Landlord Mortgagee. The insurance policies required to be carried by Tenant hereunder shall insure against at least the following risks with respect to each Property:

(a) Insurance against fire, vandalism, malicious mischief and such other perils as are from time to time included in a standard extended coverage insurance policy, insuring Tenant’s merchandise, inventory, trade fixtures, furnishings, equipment, plate and window glass and all other such items of personal property and Tenant’s Property (including all exterior and interior improvements, including those existing in the Store as of the Commencement Date), and all modifications, replacements and substitutions thereof, in an amount not less than one hundred percent (100%) of the full amount of the actual replacement cost thereof;

(b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Store, in such limits, with respect to any one accident, as may be reasonably requested by Landlord from time to time;

(c) Flood (when any of the improvements comprising the Demised Premises is located in whole or in part within a FEMA designated high-hazard flood zone) in an amount not less than the full replacement cost of such improvements or such other hazards and in such amounts as may be customary for comparable properties in the area;

(d) Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including ninety (90) days’ ordinary payroll and Rent payable hereunder, with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Section 11.1(a), 11.1(b) or 11.1(c);

(e) Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than one hundred million dollars ($100,000,000) each occurrence and one hundred million dollars ($100,000,000) in the annual aggregate and with a retention or deductible not in excess of five million dollars ($5,000,000); provided, that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies. In addition, to the extent that Landlord maintains any policy(ies) of comprehensive general public liability insurance with respect to any Common Areas, Landlord shall name Tenant as an additional insured on each such policy as to all matters arising with respect to such Common Areas from and after the Multi-Tenant Occupancy Date. The coverage under each such policy shall be on a Primary and Non-Contributory Basis;

(f) Workers’ compensation insurance evidenced by Tenant on a per-state basis (with respect to the state in which each Demised Premises are located) and by a certificate of insurance on a “statutory basis” with minimum limits of “employers liability” coverage of five hundred thousand dollars ($500,000) per occurrence;

(g) Motor vehicle liability insurance with coverage for all owned, nonowned and hired vehicles with a combined single limit of not less than Three Million and No/100 Dollars ($3,000,000) per occurrence for bodily injury and property damage. If no vehicles are owned or leased, the commercial general liability insurance shall be extended to provide insurance for nonowned and hired vehicles;

(h) During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions reasonably satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Demised Premises from any act or omission of Tenant’s contractors or subcontractors;

(i) Without duplicating any of the above insurance coverages, as and to the extent Tenant engages in (i) the sale or serving of alcoholic beverages, liquor liability insurance, and (ii) the sale of gasoline or other petroleum products and/or the operation of SACs, Tenant shall procure pollution legal liability insurance covering each location with a retroactive date corresponding to the first occupation by Tenant with a minimum limit of ten million dollars ($10,000,000) for each incident which coverage shall be primary and noncontributory and should also include coverage for any underground storage tanks located on the Land.

(j) By this Section 11.1, Tenant intends that the risk of loss or damage to the Demised Premises and all property thereon, including the Leased Improvements, Fixtures and Tenant’s Property described above, be borne by responsible property insurance carriers and Tenant hereby agrees to look solely to, and to seek recovery only from, its respective property insurance carriers, in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible or self-insured amount shall be treated as though it were recoverable under such policies; and

(k) Tenant, may self-insure any or all of the above-stated risks by maintaining (or causing Tenant’s Parent or a Subsidiary thereof to maintain) a program of insurance. In the event Tenant elects to self-insure (or cause an Affiliate to insure) for any such risk, it shall use reasonable efforts to endeavor to notify Landlord of such election. Failure to so notify Landlord, however, shall not be considered a default under the terms of this Lease and shall not subject Tenant to any additional liability hereunder. Upon request by Landlord, Tenant shall promptly disclose to Landlord whether or not Tenant self-insures (or cause an Affiliate to insure) any of its insurance risks under this Master Lease.

11.2 Landlord’s “All-Risk” Insurance. (a) Landlord shall provide, with respect to the Demised Premises and the entire building in which it is located, insurance against loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage and windstorm damages in an amount not less than the insurable value on a Maximum Foreseeable Loss (as defined in this Section 11.2) basis and including a building ordinance coverage endorsement. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Landlord reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right to do so on commercially reasonable terms.

(b) Tenant shall reimburse Landlord on demand upon submission of an invoice therefor for the cost of Landlord’s “All-Risk” policy of insurance and all other insurance policies which Landlord may maintain from time to time, with respect to the Demised Premises and the Property (“Landlord’s Insurance Costs”), in the amount of, (a) prior to the Multi-Tenant Occupancy Date, one hundred percent (100%) of the amount thereof, and (b) from and after the Multi-Tenant Occupancy Date, Tenant’s Proportionate Share thereof (in each case payable as part of the Operating Expenses).

11.3 Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance upon notice from Landlord as may be reasonably required from time to time by Landlord (as and to the extent then customarily carried or required by prudent owners of properties similar to the Properties) and any Landlord Mortgagee, so long as the same is available at commercially reasonable rates, and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Demised Premises in accordance with Legal Requirements. If Tenant is not required to do so, Landlord may abstain and pay on the same and add the cost thereof to the Property Charges.

11.4 Waiver of Subrogation. All insurance policies carried by either Party covering the Demised Premises or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other Party. Each Party, respectively, shall pay any additional costs or charges for obtaining such waiver.

11.5 Policy Requirements. All of the Tenant policies of insurance referred to in this Article XI shall be written in form reasonably satisfactory to Landlord and any Landlord Mortgagee and issued by insurance companies with a minimum policyholder rating of not less than “A” and a financial rating of “VIII” in the most recent version of Best’s Key Rating Guide, or a minimum rating of “BBB” from Standard & Poor’s or the equivalent.

11.6 Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment in good faith that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 11.1(e) are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided, that in no event will Tenant be required to carry insurance in an amount which exceeds the sum of (i) the amounts set forth in Section 11.1(e) hereof and (ii) two percent (2%) thereof in any one (1) Lease Year; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the liability insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 11.6.

11.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XI, Tenant’s obligations to carry the liability insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, that the requirements of this Article XI (including satisfaction of the Landlord Mortgagee’s requirements and the approval of the Landlord Mortgagee) are otherwise satisfied; and provided, further, that Tenant maintains specific allocations reasonably acceptable to Landlord.

11.8 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XI to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then-existing insurance by securing an additional insurance policy or policies, unless all parties having an insurable interest in the subject matter of the insurance coverage, including in all cases Landlord and all Landlord Mortgagees, are included therein as additional insureds and the loss is payable under such insurance policy or policies in the same manner as losses are payable under this Master Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Landlord Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Landlord Mortgage.

ARTICLE XII

CASUALTY AND CONDEMNATION

12.1 Casualty; Property Insurance Proceeds. (a) All proceeds (except business interruption insurance proceeds not allocated to rent expenses) payable by reason of any property loss, damage, or destruction of or to the Demised Premises by fire or other casualty, or any portion thereof, under any property policy of insurance required to be carried by Landlord hereunder, shall be paid to Landlord Mortgagee if required under any Landlord Mortgage, if any (or if none, to Landlord), to be held in trust for purpose of restoration and made available to Tenant upon request and in accordance with Landlord Mortgagee’s customary procedures (unless Landlord Mortgage Documents permit or require use of such proceeds to pay indebtedness and such proceeds are so used), or if there is no Landlord Mortgagee, by Landlord, pursuant to the procedures set forth in this Section 12.1(a), for the reasonable costs of preservation, stabilization, emergency restoration business interruption (other than any amount allocated to rent expenses), reconstruction and repair, as the case may be, of any damage to or destruction of the Demised Premises, or any portion thereof. All proceeds paid to Tenant from Landlord’s insurance shall be used only for the repair of any damage to the Demised Premises. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Demised Premises to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction, and in accordance with the general terms and conditions of Schedule 1.7(j)(ii) attached hereto, as applicable (collectively, “Restoration Standards”), shall be provided to Landlord, unless otherwise required by any Landlord Mortgagee. All salvage resulting from any risk covered by insurance for damage or loss to the Demised Premises shall belong to Landlord. Landlord shall have the right to prosecute and settle insurance claims, in good faith in a commercially reasonable manner intended to maximize the recovery, with respect to all Landlord’s insurance, provided, that Landlord shall fully consult with and involve Tenant in the entire process of adjusting and settling any insurance claims under this Article XII, and any final settlement with the insurance company shall be subject to Tenant’s written consent if such adjustment or settlement would result in insurance proceeds which are insufficient to completely cover all of Tenant’s restoration obligations hereunder, such consent not to be unreasonably withheld, conditioned or delayed, and any consent by Landlord Mortgagee (if required) under any Landlord Mortgage. Tenant shall have the sole right to adjust and settle all insurance claims with respect to all Tenant’s insurance and to retain all proceeds thereof (including loss of rental value) for its own account.

(b) Subject to the provisions of any Landlord Mortgage, and subject to the terms of this Article XII, Landlord Mortgagee or Landlord shall make available to Tenant the insurance proceeds (net of all administrative and collection costs, including reasonable attorneys’ fees) paid to Landlord for such repair and rebuilding as it progresses. Payments shall be made against certification of the architect approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) responsible for the supervision of the repairs and rebuilding that the work had been performed substantially in conformance with the approved plans and specifications therefor and the value of the work in place is equal to not less than one hundred ten percent (110%) of the aggregate amount advanced by Landlord for the payment of such work. Prior to commencing the repairing and rebuilding, Tenant shall deliver to Landlord for Landlord’s approval a schedule setting forth the estimated monthly draws for such work. Subject to the provisions of any applicable Landlord Mortgage, Landlord shall contribute to such payments, out of the insurance proceeds being held in trust by Landlord, an amount equal to the proportion that the total net amount so held by Landlord bears to the total estimated cost of repairing and rebuilding, multiplied by the payment by Tenant on account of such work. Landlord may, however, withhold ten percent (10%) from each payment until the work has been completed and unconditional lien releases and/or other proof has been furnished to Landlord that no lien or liability has attached, or will attach, to the applicable Demised Premises or the Property or to Landlord in connection with repairing and rebuilding.

12.2 Tenant’s Obligations Following Casualty. (a) If any Demised Premises is damaged, whether or not from a risk covered by insurance, (i) Tenant shall promptly restore such Demised Premises to the Restoration Standards and (ii) such damage shall not terminate this Master Lease; provided, however, that in the case of (A) a total destruction of the Leased Improvements and Fixtures with respect to a particular Property or a destruction of same such that such Property is rendered Unsuitable For Its Intended Use (“Total Destruction”), or (B) a partial destruction which occurs during the last twelve (12) months of the Initial Term or any exercised Renewal Term (“12-Month Destruction”), then in either such event Tenant shall have the right to elect not to restore the Demised Premises, upon Notice to Landlord, and subject to and on the terms and conditions, as hereinafter provided.

(b) If Tenant restores the affected Demised Premises and the cost of the repair or restoration exceeds or appears is likely to exceed the amount of proceeds received from the insurance required to be carried hereunder, or if there are no insurance proceeds promptly after becoming aware of such facts (or at any time) upon demand by Landlord, Tenant shall promptly provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Demised Premises (without any adverse effect on Tenant’s ability to pay all Rent or to perform all of its other obligations with this Master Lease). All such excess amounts necessary to restore such Demised Premises shall be paid by Tenant and the amount thereof promptly deposited with Landlord Mortgagee or Landlord, as the case may be, for disbursement as the work progresses. Notwithstanding the foregoing, if the amount of insurance proceeds available for restoration is not sufficient solely because of an uninsurable casualty, Tenant shall not be required to restore the casualty damage (but its obligation to pay Rent shall not be suspended or abated).

(c) If there is a 12-Month Destruction and Tenant elects not to restore by Notice to Landlord within sixty (60) days of the 12-Month Destruction, Tenant shall not be required to restore but shall be obligated to make payment to Landlord of the 12-Month Destruction Fee as provided in Section 12.6.

(d) If Tenant is not required to or permitted to, and elects not to repair and restore the Demised Premises, all insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant, subject to the provisions of any Landlord Mortgage.

12.3 No Abatement of Rent. In the event of any casualty or destruction, including a Total Destruction, this Master Lease shall remain in full force and effect, and Tenant’s obligation to pay the Rent and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration, subject to Tenant’s foregoing right to elect not to restore and the termination of the Master Lease with respect to the affected Demised Premises in the event of Total Destruction, and Landlord’s right of termination if Landlord Mortgagee applies proceeds of insurance as provided below; provided, that in either of which events of termination, as of the date Tenant vacates the affected

Demised Premises (and surrenders the same) in accordance with this Master Lease, there shall be a Base Rent adjustment with respect to the remainder of the Demised Premises in accordance with Schedule 2 to the Side Letter (as if the remainder of the Demised Premises was akin to the Tenant Space referenced in item 2 of such Schedule 2 to the Side Letter; provided, further, that the foregoing is subject to the provisions of Section 12.6.

12.4 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Demised Premises but such waiver shall not affect any contractual rights granted to Tenant under this Article XII.

12.5 Insurance Proceeds Paid to Landlord Mortgagee.

(a) Notwithstanding anything herein to the contrary, if any Landlord Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Landlord Mortgage, such proceeds shall be applied, held and/or disbursed in accordance with the terms of the Landlord Mortgage.

(b) Prior to the Multi-Tenant Occupancy Date, if the Landlord Mortgagee elects, or is required under the related financing document, to apply the insurance proceeds to the Indebtedness secured by the Landlord Mortgage, then Tenant shall not be obligated to repair or restore the Demised Premises and if Tenant does not elect to restore the Demised Premises with its own funds by Notice to Landlord within sixty (60) days of such application of proceeds by Landlord Mortgagee, then except in the case of a Total Destruction, Landlord shall elect upon Notice to Tenant within ninety (90) days of application of such proceeds to the Landlord Mortgagee Indebtedness either to (a) fund the amount of insurance proceeds applied by Landlord Mortgage within six (6) months of such application, in which case Tenant shall be obligated to restore the Demised Premises upon receipt of such proceeds (regardless of the sufficiency thereof for the required restoration), which may be disbursed by Landlord in accordance with the same or similar procedures as applied by Landlord Mortgagee, or (b) terminate this Master Lease as to the Demised Premises effective as of a date ninety (90) days after the date of such Notice.

(c) From and after the Multi-Tenant Occupancy Date, if the Landlord Mortgagee elects, or is required under the related financing document, to apply the insurance proceeds to the Indebtedness secured by the Landlord Mortgage, then Landlord shall not be obligated to repair or restore the Demised Premises and Landlord shall elect upon Notice to Tenant within ninety (90) days of application of such proceeds to the Landlord Mortgagee Indebtedness either to (a) repair or restore the Demised Premises using Landlord’s own funds in accordance with the Restoration Standards, or (b) terminate this Master Lease as to the Demised Premises effective as of a date ninety (90) days after the date of such Notice (unless Tenant elects to provide its own funds to Landlord sufficient to complete such repair and restoration by Notice to Landlord within sixty (60) days after Landlord’s Notice of termination).

12.6 Tenant’s Right to Terminate Upon Damage Near End of Term. In the event of a 12-Month Destruction in which Tenant does not elect to rebuild as provided herein, upon payment by Tenant to Landlord of the 12-Month Destruction Fee (as hereinafter defined), the Master Lease will terminate, and Tenant will vacate, the Demised Premises on the date that Tenant pays to Landlord the 12-Month Destruction Fee (as hereinafter defined), which shall not be later than ninety (90) days after receipt of Notice from Tenant of its election not to rebuild. The “12-Month Destruction Fee” is an amount equal to the greater of (a) the insurance proceeds attributable to such damage or destruction and (b) the cost to repair such damage or destruction as reasonably estimated by Landlord. Except for such Base Rent adjustment, such termination shall not otherwise affect any other terms or conditions of this Master Lease with respect to the remainder of the Demised Premises, all of which shall remain in full force and effect, subject to all obligations of Tenant which survive termination of the Master Lease.

12.7 Tenant’s Right to Terminate Upon Total Destruction. In the event of a Total Destruction in which Tenant does not elect to rebuild as provided herein, upon payment by Tenant to Landlord of the Destruction Termination Fee (as hereafter defined) and the earlier of receipt by Landlord of all applicable insurance proceeds (and Landlord agrees to use all commercially reasonable efforts to adjust and obtain the same) or ninety (90) days after the date of the Total Destruction, the Master Lease will terminate as to, and Tenant will vacate, the Demised Premises. The “Destruction Termination Fee” is an amount equal to Base Rent attributable to such Demised Premises (as calculated in accordance with the “SHC Base Rent Adjustment” and as otherwise provided in Schedule 2 attached to the Side Letter) plus any payments under the Lands’ End Agreements or the Sears Hometown License Agreement relating to the Nonprofitable Property, in each case that would be payable for a period (the Calculation Period) of the lesser of (x) one (1) calendar year or (y) the balance of the Term (excluding renewals) from the date of termination with respect to such Demised Premises, plus (ii) all Property Charges attributable to such Demised Premises, including any Lands’ End Space and Sears Hometown Space, that would be payable during the Calculation Period, which shall be initially paid at the rate based on the amount payable during the one (1)-year period immediately preceding the date of the Tenant Termination Election Notice, subject to final adjustment. When the actual amount of such Property Charges has been finally determined, Landlord and Tenant shall promptly adjust such amount and refund or pay any 12-Month Destruction Fee or Destruction Termination Fee (as applicable). Except for such Base Rent adjustment, such termination shall not otherwise affect any other terms or conditions of this Master Lease with respect to the remainder of the Demised Premises, all of which shall remain in full force and effect, subject to all obligations of Tenant which survive termination of the Master Lease.

12.8 Condemnation. (a) Tenant and Landlord shall promptly give the other written notice upon knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding or other governmental taking affecting any Demised Premises (a “Condemnation”), and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection with such Condemnation.

(b) Subject to the further provisions hereof, following the occurrence of a Condemnation, Tenant, regardless of whether sufficient Condemnation awards are available for restoration, shall, in a reasonably prompt manner, proceed to Restore the Demised Premises to the extent practicable to be of substantially the same character and quality as prior to the Condemnation, in compliance with all applicable material Legal Requirements. Tenant shall not be obligated to restore or replace Tenant’s Property or any alterations or additions to the Demised Premises made by Tenant unless, with respect to such alterations or additions, the same were Required Alterations.

(c) This Master Lease shall terminate with respect to the affected Demised Premises upon the Condemnation of all or substantially all of such Demised Premises, or which renders the unaffected portion of the Demised Premises Unsuitable for its Intended Use (“Total Condemnation”); provided, that in the event of a temporary taking (which shall not exceed six (6) consecutive months), the Master Lease shall continue in full force and effect and Tenant shall receive the entire award therefor, subject to any Landlord Mortgage. A Condemnation of substantially all of a Demised Premises shall be deemed to have occurred if (i) fifty percent (50%) or more of the square footage of such Demised Premises shall have been subject to a Condemnation, or (ii) there shall have been a loss of access or egress, parking capacity or any other appurtenance necessary for the operation of such Demised Premises substantially in the manner in which it had previously been operated and there is no reasonably equivalent replacement therefor. In the event of a termination of this Lease pursuant to this Section 12.8(c), as of the date Tenant vacates the affected Demised Premises (and surrenders the same) in accordance with this Master Lease, Tenant shall have no further obligation to pay any Base Rent or Additional Charges in respect of the affected Demised Premises for the period after such termination and surrender, and there shall be a Base Rent adjustment with respect to the remainder of the Demised Premises in accordance with the “SHC Base Rent Adjustment” and as otherwise provided in Schedule 2 to the Side Letter (as if the remainder of the Demised Premises was akin to the Tenant’s Space referred to in item 3 of such Schedule 2 to the Side Letter).

12.9 Condemnation Proceeds Paid to Landlord Mortgagee. Notwithstanding anything herein to the contrary, if any Landlord Mortgagee is entitled to any condemnation proceeds, or any portion thereof, under the terms of any Landlord Mortgage, such proceeds shall be applied, held and/or disbursed in accordance with the terms of the Landlord Mortgage. If the Landlord Mortgagee elects, or is required under the related financing document to apply the condemnation proceeds to the Indebtedness secured by the Landlord Mortgagee, then Tenant shall not be obligated to repair or restore the Demised Premises and if Tenant does not elect to restore the Demised Premises with its own funds by Notice to Landlord within sixty (60) days of such application of proceeds by Landlord Mortgagee, then, except in the case of a Total Condemnation, Landlord shall elect upon Notice to Tenant within ninety (90) days of application of such proceeds by Landlord Mortgagee Indebtedness either to (a) fund the amount of Condemnation proceeds applied by Landlord Mortgagee within six (6) months of such application, in which case Tenant shall be obligated to restore the Demised Premises upon receipt of such proceeds (regardless of the sufficiency thereof for the required restoration), which may be disbursed by Landlord in accordance with the same or similar procedures as applied by Landlord Mortgagee, or (b) terminate this Master Lease as to the Demised Premises effective as of a date ninety (90) days after the date of such Notice.

(a) If the Demised Premises is the subject of a Condemnation and this Master Lease does not terminate with respect thereto pursuant to Section 12.9(c), then Tenant shall not be required to restore, repair, replace or rebuild such Demised Premises if: the Restoration cannot reasonably be completed prior to the beginning of the ninth (9th) year immediately preceding the expiration of the Initial Term (or prior to the beginning of the fourth (4th) year of any Renewal Term) for any Property, and twenty percent (20%) or more (but less than fifty percent (50%) of the square footage of such Demised Premises shall have been subject to a Condemnation.

(b) With respect to a Condemnation of the Demised Premises that is described in Section 12.9(a), Tenant shall notify Landlord of its election not to restore within the next one hundred eighty (180) days after it is notified of the Condemnation or, if later, after the net Condemnation Proceeds available for restoration are determined, in which case, this Master Lease shall terminate with respect to the affected Demised Premises on a date specified in said Notice not later than the thirtieth (30th) day after such Notice, conditional on Landlord’s receipt of payment and/or assignment of the proceeds in the next succeeding sentence. In the event of any termination of this Master Lease, Tenant shall pay over and/or assign to Landlord all proceeds payable to Tenant (if any) in connection with such Condemnation, less any portion thereof previously used by Tenant to secure and make safe the affected Demised Premises and the Tenant’s Award (as hereinafter defined).

(c) The Base Rent and Additional Charges in respect of any Demised Premises affected by a Condemnation shall not abate by reason thereof (other than, in the case of any Additional Charges, if the same shall abate by the terms of any applicable law or otherwise as a result of such Condemnation), except as a result of and as of the date of a termination of this Master Lease with respect to an affected Demised Premises; provided, however, that from and after the date of such termination the Rent with respect to the remainder of the Demised Premises shall be adjusted in accordance with the “SHC Base Rent Adjustment” as specified in and as otherwise provided in Schedule 2 to the Side Letter.

(d) Unless Tenant is required or elects to perform any restoration utilizing the Award, Landlord shall be entitled to the entire Award in any Condemnation, subject to Tenant’s Award, and Tenant shall not have any interest in or right to claim any, interest or award for or measured by the value of this Master Lease or Tenant’s leasehold estate hereunder, including any unexpired Term (including any Renewal Terms) hereof. Landlord shall have the exclusive power to collect, receive and retain any Award proceeds and to make any compromise or settlement in connection with such Condemnation, subject to Tenant’s Award, further subject to Landlord’s making available any Award for Tenant’s restoration obligations hereunder. Nothing herein shall be deemed to assign to Landlord, or preclude Tenant from seeking and retaining its interest in, a separate award to Tenant for Tenant’s Property, severable Alterations (subject to the provisions of any Legal Requirements, Insurance Requirements or Encumbrances), moving expenses, business dislocation damages or similar claims (provided, that where this Master Lease is to terminate as a result of such Condemnation, such claim does not reduce the award that would otherwise be paid over or assigned to Landlord) (“Tenant’s Award”).

(e) Any surplus which may remain out of proceeds or awards received pursuant to a Condemnation after payment of such costs of Restoration undertaken by Tenant, and any Tenant’s Award (if any) shall be paid over to and belong to Landlord.

(f) Landlord shall accept or reject Tenant’s offer within sixty (60) days of Tenant’s election not to restore the Demised Premises as provided in this Article XII. All Rent shall be prorated as of and shall be paid or credited as of the closing.

12.10 Landlord’s Restoration Obligations. Notwithstanding the foregoing and subject to the terms of any Landlord Mortgage Documents, provided Tenant has not elected to terminate the Master Lease with respect to an individual Demised Premises, as provided for in this Article XII, from and after the Multi-Tenant Occupancy Date, upon reasonable notice to Tenant, Landlord shall perform all of Tenant’s restoration obligations (with the exception of restoration of Tenant’s Alterations (other than Alterations made pursuant to Legal Requirements or Insurance Requirements) and Tenant’s Property) to the extent of the “All Risk” Insurance which Landlord is obligated to carry hereunder, provided that Landlord receives such insurance proceeds in the case of a casualty, or to the extent of the Award actually received by Landlord upon condemnation with respect to damage or destruction which affects both the Demised Premises and any Recapture Space or Additional Recapture Space.

12.11 Nonprofitable Properties. Notwithstanding any provision contained in this Master Lease to the contrary, Tenant shall not have any obligation to restore any casualty damage or condemnation to any Nonprofitable Property, and shall be entitled to terminate this Master Lease with respect to such Nonprofitable Property on the earlier of (a) any date otherwise provided in Section 12.6 or 12.7, as the case may be, and (b) any applicable Nonprofitable Property Termination Date, upon payment of the applicable Nonprofitable Property Termination Fee.

ARTICLE XIII

DEFAULT

13.1 Events of Default. Any one (1) or more of the following shall constitute an “Event of Default”:

(a) (i) Tenant shall fail to pay any installment of Base Rent or any installment of the Installment Expenses when due and such failure is not cured by Tenant within ten (10) days after Tenant’s failure to pay such installment of Base Rent or Installment Expenses when due;

(ii) Tenant shall fail to pay any other amount payable hereunder when due and such failure is not cured by Tenant within thirty (30) days after Notice from Landlord of Tenant’s failure to pay such amount when due.

(b) a default shall occur under any Lease Guaranty where the default is not cured within any applicable cure period set forth therein or, if no cure periods are provided, within thirty (30) days after Notice from Landlord;

(c) Tenant or Lease Guarantor shall:

(i) admit in writing its inability to pay its debts generally as they become due;

(ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii) make an assignment for the benefit of its creditors;

(iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v) file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(d) Tenant or Lease Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or any Lease Guarantor, a receiver of Tenant or any Lease Guarantor or of the whole or substantially all of the Tenant’s or Tenant’s Parent’s property, or approving a petition filed against Tenant or any Lease Guarantor seeking reorganization or arrangement of Tenant or any Lease Guarantor under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof;

(e) Tenant or Tenant’s Parent shall be liquidated or dissolved;

(f) the estate or interest of Tenant in the Demised Premises or any part thereof shall be levied upon or attached in any proceeding relating to more than (i) two hundred fifty thousand dollars ($250,000) with respect to any one Demised Premises or (ii) Two Million Dollars ($2,000,000) with respect to more than one Demised Premises, and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the earlier of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord or any earlier period provided by law for obtaining any stay pending appeal or to prevent foreclosure or sale (“Stay Period”); provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(g) Tenant ceases the continuous operations of any Store in violation of the Operating Covenant, and Tenant fails to resume operations within thirty-five (35) days after Notice from Landlord; provided, however, if Landlord believes that Tenant has violated the Operating Covenant, it shall offer to meet and confer with Tenant in good faith for a period of fifteen (15) days prior to sending any Notice of such violation or any breach or default to Tenant; provided, further, however, Landlord shall not be required to meet and confer and Tenant shall not have any cure right with respect to any failure to conduct any business operations in 100% of any Demised Premises in violation of the Operating Covenant.

(h) any of the material representations or warranties made by Tenant hereunder or by Lease Guarantor in a Guaranty prove to be untrue when made in any material respect, and (i) if such misrepresentation is capable of being cured, it shall not have been cured within thirty (30) days after Notice from Landlord, unless Tenant shall be diligently pursuing such cure and such cure is completed within an additional sixty (60) days thereafter, or (ii) if such misrepresentation is not capable of being cured but the damages or detriment to Landlord (including all reasonable attorneys’ fees) can reasonably be ascertained and ascribed a monetary value, Tenant fails to pay the amount thereof (as reasonably estimated by Landlord) to Landlord prior to the expiration of such additional sixty (60)-day period;

(i) except as expressly permitted hereunder, there shall occur any Transfer of the Master Lease or any interest therein or any Demised Premises which is not entirely revoked and rescinded within the earlier of (a) fifteen (15) days after such Transfer or (b) Tenant’s becoming aware thereof; provided, however, that if such Transfer involves an impermissible Sublease of space due solely to Tenant’s good faith error in computing the rental value thereof which results in such Sublease exceeding the ten percent (10%) rental value limitation as provided in Section 9.2, which exceeds the aggregate limitation of ten percent (10%) of rental value, Tenant shall have an additional period not to exceed ninety (90) days in which to reduce the amount of space in such Sublease to a permissible level or to terminate such Sublease;

(j) Tenant or Lease Guarantor, by its acts or omissions, causes or suffers the occurrence of a default under any provision (to the extent Tenant has knowledge of such provision and Tenant’s or Lease Guarantor’s obligations with respect thereto), of any Landlord Mortgage or Landlord Mortgage Documents by which Tenant is bound in accordance with Article XIV or Tenant has agreed under the terms of this Master Lease to be bound, which default is not cured within the applicable time period, if the effect of such default is to cause, or to permit the holder or holders of that Landlord Mortgage or Indebtedness secured by that Landlord Mortgage (or a trustee or agent on behalf of such holder or holders) to cause, that Landlord Mortgage (or the Indebtedness secured thereby) to become or be declared due and payable (or redeemable) prior to its stated maturity;

(k) if Tenant shall fail to observe or perform any other nonmonetary term, covenant or condition of this Master Lease (so long as such failure is not caused directly by the gross negligence or willful misconduct of Landlord, or the acts or omissions of Landlord’s tenants in the Recapture Space or any Additional Recapture Space or under any Leases first arising from and after the date of this Master Lease) and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and diligently to cure the failure and continues to act with diligence to complete the curing thereof within a commercially reasonable period of time not to exceed an aggregate of one hundred twenty (120) days (which shall be further extended for up to an additional sixty (60) days for good cause shown) after such notice from Landlord, subject to further extension by reason of Unavoidable Delays, so long as Tenant continues to act with diligence and dispatch; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law; provided, further, however, that in no event shall the original thirty (30)-day period be further extended beyond any period (i) as shall be necessary to prevent imminent loss or damage (including the foreclosure of any lien) to any affected Demised Premises or (ii) which would constitute an event of default under any Landlord Mortgage which would entitle the holder to exercise any remedies thereunder;

(l) if Tenant or Lease Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of five million dollars ($5,000,000) with respect to Tenant or Lease Guarantor within the applicable Stay Period, unless the same does not attach to or otherwise adversely affect the Demised Premises or this Master Lease; and

(m) if Tenant shall fail to maintain any insurance required by the Lease and the same is not cured within the earlier of (a) ten (10) days after Notice from Landlord or (b) the date which is fifteen (15) days prior to the earliest date for cancellation of any insurance for nonpayment or nonrenewal; provided, however, that if such failure is the result of Tenant not obtaining the required insurance immediately following the downgrading of such insurance below the levels required herein, such failure shall not constitute an Event of Default unless such failure shall continue for the earlier of ten (10) days after (a) Tenant’s learning thereof or (b) Notice from Landlord.

13.2 Certain Remedies. (a) If an Event of Default shall have occurred and be continuing, Landlord may (i) after the expiration ten (10) days after any Event of Default Notice (as hereinafter defined), terminate this Master Lease by giving Tenant no less than ten (10) days’ Notice of such termination and the Term shall terminate and all rights of Tenant under this Master Lease shall cease, (ii) seek damages as provided in Section 13.3 and/or (iii) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, and court costs, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated pursuant to the first sentence of this Section 13.2, Tenant shall, to the extent permitted by law, if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Demised Premises as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law, enter upon and repossess such Demised Premises by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law, may remove Tenant and all other Persons and any of Tenant’s Property from such Demised Premises (including all Alterations), but in no event shall Tenant be obligated to remove any Alterations that are owned or are deemed to be owned by Landlord under this Master Lease.

(b) Landlord shall not be entitled to terminate this Master Lease by reason of an Event of Default (but Landlord may exercise all other rights and remedies), unless and until Landlord has, following the occurrence of such Event of Default, delivered a Notice (“Event of Default Notice”) to Tenant stating the Event of Default, and containing the following caption (in bold 16 point type):

“THIS IS AN EVENT OF DEFAULT NOTICE. FAILURE TO TAKE IMMEDIATE ACTION AND TO CURE THE EVENT(S) OF DEFAULT AS SPECIFIED BELOW WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE MAY LEAD TO LANDLORD’S TERMINATION OF THE MASTER LEASE AND/OR THE EXERCISE OF OTHER REMEDIES THEREUNDER.”

13.3 Damages. None of (i) the termination of this Master Lease, (ii) the repossession of the Demised Premises, (iii) the failure of Landlord to relet the Demised Premises or any portion thereof, (iv) the reletting of all or any portion of the Demised Premises, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate

Landlord’s damages under this Master Lease except if, and to the extent, required under applicable law. If any such termination of this Master Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Demised Premises), Tenant shall forthwith pay to Landlord all Rent due and payable under this Master Lease, to and including the date of such termination. Thereafter Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed upon current damages for the occurrence of an Event of Default, either:

(a) the sum of:

(i) the worth at the time of award of the unpaid Base Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 13.3; plus

(ii) the worth at the time of award of the amount of unpaid Base Rent which would have been earned after termination until the time of award; plus

(iii) the worth at the time of award of the amount of the unpaid Base Rent for the balance of the Term after the time of award; plus

(iv) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of business might result therefrom, including all unpaid Additional Charges at the time of Termination and all Additional Charges which might have accrued for the balance of the Term, and all reasonable costs and expenses of reletting the Demised Premises, including, but not limited to, all brokerage, advertising, repairs and other similar expenses reasonably necessary to secure new tenants for the Demised Premises.

As used in the foregoing clauses (i), (ii) and (iii), the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate from the date when due to the date paid. As used in Section 13.3(a)(iii), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%); or

(b) regardless of whether Landlord chooses to terminate Tenant’s right to possession of the Demised Premises (whether or not Landlord terminates the Master Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Master Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Demised Premises and seek damages under subparagraph (a) hereof, to the extent not already paid for by Tenant under this subparagraph (b).

13.4 Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Demised Premises and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

13.5 Waiver. If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article XIII, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

13.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State in which the Property is located.

13.7 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, in addition to and not in limitation of any and all other rights and remedies, Landlord, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the applicable Demised Premises or any portion thereof for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor including, without limitation, to the fullest extent permitted by law, repossessing the Demised Premises and ejecting any Person or property thereon; provided, however, that no such entry or action by Landlord shall constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing. No such entry shall be deemed an eviction of Tenant. All reasonable sums so paid by Landlord and all costs and expenses (including attorneys’ fees and expenses, in each a case, to the extent permitted by law) so incurred, together with interest thereon (to the maximum extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article XIII shall survive the expiration or earlier termination of this Master Lease.

13.8 Default by Entities Comprising Tenant. For the avoidance of doubt, each and every Event of Default of “Tenant” under this Article XIII shall mean and include the same act, omission, failure, refusal, breach or default by either or both of Kmart Tenant or Sears Tenant.

ARTICLE XIV

LANDLORD’S FINANCING

14.1 Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Landlord Mortgage upon the Demised Premises or any portion thereof or interest therein. This Master Lease is and at all times shall automatically and without further action be subject and subordinate to the lien of any Landlord Mortgage which may now or hereafter affect the Demised Premises or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof, subject to receipt of the

SNDA (hereinafter defined). The holder of each Landlord Mortgage shall execute and deliver to Tenant a nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit C (“SNDA”) or in the customary form then used by Landlord Mortgagee which is substantially similar thereto in all material respects, which shall also be executed by Tenant as well as Landlord, which will bind Landlord and Tenant, and such holder of such Landlord Mortgage and its successors and assigns as well as any person who acquires any portion of the Demised Premises in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Demised Premises (each, a “Foreclosure Purchaser”). The SNDA shall provide that in the event of any foreclosure under the Landlord Mortgage, the holder of such Landlord Mortgage, and any Foreclosure Purchaser, shall not disturb either Tenant’s leasehold interest or possession of the Demised Premises in accordance with the terms hereof, nor any of Tenant’s rights, privileges and options, and shall give effect to this Master Lease as if such Landlord Mortgagee or Foreclosure Purchaser were the landlord under this Master Lease (so long as there is not then outstanding and continuing an Event of Default under this Master Lease, it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions of this Master Lease concerning the exercise of rights and remedies upon such Event of Default). If, in connection with obtaining any Landlord Mortgage for the Demised Premises or any portion thereof or interest therein, a Landlord Mortgagee or prospective Landlord Mortgagee shall request (A) reasonable cooperation from Tenant, and/or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Tenant hereby agrees to reasonably cooperate in connection therewith, and to execute and deliver such amendments or modifications so long as any such amendments or modifications do not in any material respect (i) increase Tenant’s monetary obligations under this Master Lease; (ii) increase Tenant’s nonmonetary obligations under this Master Lease; or (iii) diminish Tenant’s rights or remedies under this Master Lease, including without limitation limiting or shortening any time periods for the payment or performance of any Tenant obligations or any notice and cure periods for any default of Tenant or limiting in any manner the right of Tenant to operate the Stores in the ordinary course of its business (collectively, “Tenant Detriments”).

14.2 Attornment. As provided in the SNDA attached hereto (and any other SNDA shall so provide), if Landlord’s interest in the Demised Premises or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Landlord Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, or other Foreclosure Purchaser, as the case may be (“Successor Landlord”), which request and option shall be exercised within thirty (30) days following such transfer of Landlord’s interest, Tenant shall attorn to and recognize the Successor Landlord as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the Successor Landlord, and Successor Landlord and Tenant shall take such actions to confirm the foregoing within ten (10) days after request of the Successor Landlord, all on the terms and conditions set forth in the SNDA; and (b) the Successor Landlord shall not be liable for the acts of the prior Landlord, except as set forth in the SNDA; provided, however, until and unless Successor Landlord has made such request, Tenant shall continue to have all rights of possession of the Demised Premises as provided under this Master Lease.

14.3 Compliance with Landlord Mortgage Documents. (a) Tenant acknowledges that any Landlord Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the Landlord and its Affiliates to comply with or cause the operator and/or lessee of the Demised Premises to comply with all representations, covenants and warranties contained therein relating to such Demised Premises and the operator and/or lessee of such Demised Premises, including, covenants relating to (i) the maintenance and repair of such Demised Premises; (ii) maintenance and submission of financial records and accounts of the operation of such Demised Premises and related financial and other information regarding the operator and/or lessee of such Demised Premises and such Demised Premises itself; (iii) the procurement of insurance policies with respect to such Demised Premises; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to such Demised Premises and the operation of the business thereof. For so long as any Landlord Mortgages encumber the Demised Premises or any portion thereof or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the applicable Store(s) and Demised Premises in strict compliance with the terms and conditions of the Landlord Mortgage Documents and to timely perform all of the obligations of Landlord relating to the operation of the Stores and the Demised Premises, or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof; provided, however, that notwithstanding the foregoing, this Section 14.3(a) shall not be deemed to, and shall not, impose on Tenant, any Tenant Detriments. If any new Landlord Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations permissible under this Section 14.3(a), Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord, as identified in Schedule 14.4. For the avoidance of doubt nothing in this Section 14.3(a) shall require Tenant, Tenant’s Parent or any of their Affiliates to satisfy any financial performance, operating performance or similar test that may be contemplated by any Landlord Mortgage Documents as a condition or covenant relative to the Landlord and its Affiliates.

(b) Without limiting or expanding Tenant’s obligations pursuant to any other provisions of this Master Lease, during the Term of this Master Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Master Lease, or as Landlord may otherwise elect in writing, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, improvements, maintenance items and all other requirements relating to the condition of the Demised Premises and Common Areas (to the extent that Tenant is then obligated by or for use or occupancy under the terms of this Master Lease) that are required by any Landlord Mortgage Documents or by any Landlord Mortgagee; provided, however, that this Section 14.3(b) shall not in any material respect (i) increase Tenant’s monetary obligations under this Master Lease; (ii) increase Tenant’s nonmonetary obligations under this Master Lease; or (iii) diminish Tenant’s rights or remedies under this Master Lease, including without limitation, limiting or shortening any time periods for the payment or performance of any Tenant obligations or shortening any notice and cure periods for any default of Tenant

14.4 Landlord Mortgagee Generally. Landlord Mortgagee shall be an express and intended third party beneficiary of the provisions contained in this Article XIV and of any other provision in this Lease expressly requiring the approval or consent of Landlord Mortgagee and shall have the right to enforce such provisions against Tenant. Tenant shall have the right to rely conclusively upon any written communication from any Landlord Mortgagee’s “Trustee”, “Servicer” or “Special Servicer” as the duly authorized statement or communication by Landlord Mortgagee. Tenant acknowledges that it has received on or prior to the date hereof all of the Landlord Mortgage Documents listed on Schedule 14.4 attached hereto. Unless otherwise expressly provided in the Landlord Mortgage Documents, any consent or approval of Landlord Mortgagee required under this Lease may be granted or withheld in Landlord Mortgagee’s sole discretion.

14.5 Limitation of Successor Landlord Liability. Notwithstanding anything herein to the contrary, in the event a Successor Landlord shall acquire title to the Demised Premises (which, for purposes of this Section 14.5, shall include Landlord at any time after Landlord Mortgagee (or its nominee or designee) shall have acquired direct or indirect control of the voting interests in any Landlord), Successor Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s then-interest, if any, in the Demised Premises, and Tenant shall look exclusively to such interest, if any, of Successor Landlord in the Demised Premises for the payment and discharge of any obligations imposed upon Successor Landlord under this Lease. Tenant agrees that, with respect to any monetary judgment which may be obtained or secured by Tenant against Successor Landlord, Tenant shall look solely to the estate or interest owned by Successor Landlord in the Demised Premises (including, without limitation, the rent, issues and profits therefrom), and Tenant will not collect or attempt to collect any such judgment against any Successor Landlord personally or any shareholder, member, partner, director or officer thereof, out of any other assets of Successor Landlord or any shareholder, member, partner, director or officer thereof.

14.6 Lease Modifications. Tenant agrees that no amendment, modification, waiver, termination, tender, surrender or cancellation of this Lease shall be effective as against any Landlord Mortgagee or Successor Landlord unless the same shall have been consented to by Landlord Mortgagee or Successor Landlord in writing, unless otherwise provided in the Landlord Mortgage Documents.

14.7 Notice of Default to Landlord Mortgagee. In the event of any act or omission by Landlord which would give Tenant the right (if any), either immediately or after notice or the lapse of a period of time, or both, to terminate this Lease, or to claim a partial or total eviction, Tenant will not exercise any such right (A) until it has given written notice of such act or omission to Landlord Mortgagee, and (B) until a reasonable period of time (in any event not less than ninety (90) days) for remedying such act or omission shall have elapsed following both the giving of such notice and following the time when Landlord Mortgagee shall have become entitled under the Landlord Mortgage Documents to remedy the same; provided that Landlord Mortgagee, with reasonable diligence (i) shall have pursued such remedies as are available to it under Landlord Mortgage Documents so as to be able to remedy the act or omission, and (ii) thereafter shall have commenced and continued to remedy such act or omission or cause the same to be remedied.

14.8 Delivery of Notices to Landlord Mortgagee. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity and address of Landlord Mortgagee, no Notice from Tenant to Landlord or Notice from Landlord to Tenant shall be effective unless and until a duplicate original of such Notice is given to Landlord Mortgagee in accordance with Article XIX. The curing of any of Landlord’s defaults by Landlord Mortgagee shall be treated as performance by Landlord.

14.9 Right of Landlord Mortgagee to Enforce Lease. Tenant agrees that, to the extent permitted by Landlord under the Landlord Mortgage Documents, Landlord Mortgagee may exercise the self-help remedies of Landlord hereunder.

14.10 Exercise of Landlord’s Discretion. In any instance hereunder in which Landlord must be reasonable in making a request or granting or withholding an approval or consent, Tenant acknowledges and agrees that Landlord may take into account the reasonable objections of Landlord Mortgagee, to the extent Landlord is required to do so under the Landlord Mortgage Documents.

14.11 Cure of Landlord Defaults. Subject to the provisions of the SNDA, no Landlord default under this Lease shall be deemed to exist so long as any Landlord Mortgagee in good faith, (i) shall have commenced promptly to cure the default in question and prosecutes the same to completion with reasonable diligence and continuity, or (ii) if possession of the Demised Premises is required to cure the default in question, such Landlord Mortgagee (x) shall have entered into possession of the Demised Premises with the permission of Tenant for such purpose or (y) shall have notified Tenant of its intention to institute enforcement proceedings in respect of Landlord Mortgage Documents to obtain possession of Landlord’s interest directly or through a receiver and thereafter prosecutes such proceedings with reasonable diligence and continuity. In any event all rights or obligations of Tenant or Landlord with respect to any actual or potential Terminated Space shall remain in full force and effect.

14.12 Indemnification. (a) Notwithstanding the existence of any insurance required to be provided hereunder (but not in duplication thereof), and without regard to the policy limits of any such insurance, and in addition to and not in limitation of any other indemnity provided in this Master Lease, and further notwithstanding any provision of the Purchase Agreement to the contrary, subject to the provisions of Section 14.12(b), Tenant will protect, indemnify, save harmless and defend Landlord and Landlord Mortgagee and all Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs, fees and expenses (including reasonable attorneys’ fees and court costs, including the same incurred in the enforcement of such indemnity), to the maximum extent permitted by law, imposed upon or incurred by or asserted against such Indemnified Party by reason of: (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Demised Premises, or any adjoining property under the exclusive control of Tenant, including any claims made by any Tenant Related User, expressly excluding any accident, injury, death or damage (as the case may be) occurring after the Actual Recapture Date with respect to any Recapture Space, or during or after Landlord’s completion of the Recapture Separation Work, or after the Additional Recapture Space Termination Date or after the recapture work with respect thereto except to the extent caused by negligence of Tenant or any Tenant Related User after the completion of Landlord’s Recapture Separation Work or other recapture and separation work, (ii) any use, misuse, nonuse, condition, maintenance, repair or Alteration by Tenant or anyone claiming by, through or under Tenant, including agents, contractors, invitees or visitors of the applicable Demised Premises or in connection with any Tenant’s Property, (iii) any failure on the part of Tenant or anyone claiming by, through or under Tenant to perform or comply with any of the terms of this Master Lease, (iv) any failure by Tenant to perform its obligations under the Lands’ End Agreements, the Sears Hometown License Agreement or any Sublease and any claims made thereunder, with respect to Tenant’s such failure to perform, (v) any contest by Tenant of any Legal Requirement or Insurance Requirement, regardless of whether the same is conducted in accordance with the terms hereof, (vi) any Retail Operations Claims, (vii) any Known Environmental Problems, (viii) without limitation of clause (i) above, any accident, injury, death or damage (as the case may be) occurring prior to the Commencement Date on or about any portion of the Property or (ix) without limitation of clause (i) above, any accident, injury, death or damage to any person occurring on or subsequent to the Commencement Date arising from any acts or omissions of Tenant or any Tenant’s Related Users. Any amounts which become payable by Tenant under this Section 14.12 shall bear interest (to the extent permitted by law) at the Overdue Rate from ten (10) business days following the date of demand to the date of payment. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against any Indemnified Party (“Claim”). Nothing herein shall be construed as indemnifying an Indemnified Party against its own grossly negligent acts, or willful misconduct. If at any time an Indemnified Party shall have received written notice of or shall otherwise be aware of any Claim which is subject to indemnity under this Section 14.12, such Indemnified Party shall give reasonably prompt written notice of such Claim to Tenant; provided, that (i) such Indemnified Party shall have no liability for an inadvertent failure to give notice to Tenant of any Claim and (ii) the inadvertent failure of such Indemnified Party to give such a notice to Tenant shall not limit the rights of such Indemnified Party or the obligations of Tenant with respect to such Claim, provided that Tenant shall have no obligation to indemnify or defend any Claim until it receives actual notice thereof (from any source). Tenant shall have the right to control the defense or settlement of any Claim, provided, that (A) if the compromise or settlement of any such Claim shall not result in the complete release of such Indemnified Party from the claim so compromised or settled, the compromise or settlement shall require the prior written approval of such Indemnified Party and (B) no such compromise or settlement shall include any admission of wrongdoing on the part of such Indemnified Party, provided, further, that an Indemnified Party shall have the right to approve counsel engaged to defend such Claim by Tenant and, at its election and sole cost and expense, shall have the right, but not the obligation, to participate fully in the defense of any Claim with counsel of its choice. Without limiting the foregoing and notwithstanding any provision to the contrary in this Master Lease, no Indemnified Party shall voluntarily agree to accept or incur liability for any Claim, or waive, toll or extend any applicable limitations period with respect to any Claim. Tenant’s liability under this Section 14.12 shall survive the expiration or earlier termination of this Lease.

(b) The following shall be expressly included in the foregoing indemnity by Tenant:

(i) “Retail Operations Claims,” which means any and all claims from or by all customers, licensees, invitees, employees and others for personal injury, property damage, product or service warranty, service, merchandise, products liability, and employment, consumer credit and vendor claims, and all claims and liabilities under applicable Legal Requirements, arising out of or relating to the retail business operations or other activities conducted on or about the Demised Premises by Tenant, Tenant’s Parent or any Affiliate of their Affiliates prior to the Commencement Date or at any time during the term of this Master Lease with respect to the Demised Premises, including without limitation claims from or by all customers, licensees, invitees, employees, Governmental Authorities or any other Person for, among other things, non-compliance with applicable law, personal injury, property damage, product or service warranty, service, merchandise, products liability, tax, employment (including any pension-related claims), consumer credit and vendor claims. For the avoidance of doubt, Retail Operations Claims shall include liabilities arising under tort claims by third parties as a result of violations of applicable Law, in each case, arising from the physical condition or use of the Demised Premises, but shall not include other (a) claims by Landlord, its Affiliates and their successors and assigns, relating directly and solely to the physical condition of the Demised Premises, other than Known Environmental Problems as provided in the Purchase Agreement and in this Master Lease and such other matters as provided hereunder, and (b) claims arising after the recapture by Landlord or its Affiliates of all or any portion of the Demised Premises or termination of this Master Lease with respect to all or any of the Demised Premises, except to the extent provided in this Master Lease.

(ii) “Known Environmental Problems,” which means (i) any violation of Environmental Laws or (ii) the use, spilling, leaking, emitting, injecting, escaping, abandoning, dumping, presence, storage, release, threatened release, discharge, migration of or exposure to Hazardous Substances on, in, under, from or around any Land or Improvements in violation of Environmental Laws or in excess of an applicable standard that would require investigation, remediation or other corrective action pursuant to Environmental Law, in each case regardless of when such Hazardous Substances were first introduced in, on or about such Land, Improvements or Intangibles (each as defined in the Purchase Agreement) which (x) exists as of the Commencement Date, and/or (y) is caused by Tenant or any of Tenant’s Related Users, and in any case of (x) or (y) becomes known or disclosed (or is of public record) at any time during the Term or after the expiration or termination of this Master Lease. Notwithstanding any provision to the contrary in this Master Lease, Tenant’s liability for any violation of Environmental Laws shall be limited to Known Environmental Problems (including as set forth on Schedule 20.3 to the Side Letter).

(c) To the extent not prohibited by Law, Tenant hereby expressly releases Landlord, and Landlord Mortgagee and all Indemnified Parties from, and waives all claims for, damage or injury to person, theft, loss of use of or damage to property and loss of business sustained by Tenant and resulting from the Demised Premises, including any Leased Improvements, Fixtures and Tenant’s Property or any part thereof or any equipment therein or appurtenances thereto becoming in disrepair, or resulting from any damage, accident or event in or about the Demised Premises, from the foregoing release all acts or omissions of gross negligence or willful misconduct on the part of Landlord, Landlord Mortgagee or any Indemnified Parties. Without limiting the generality of the foregoing, this Section 14.12(c) shall apply particularly, but not exclusively, to: flooding, damage caused by Building equipment and apparatuses, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration, death, loss, conversion, theft, robbery, or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices.

ARTICLE XV

TENANT FINANCING

15.1 No Leasehold Mortgages. Under no circumstance may Tenant mortgage or otherwise encumber Tenant’s interest and estate in and to the Demised Premises as a whole (the “Leasehold Estate”) or in part under one or more mortgages, deeds of trust or other instruments, except upon the prior written consent of Landlord Mortgagee, which may be withheld, conditioned or delayed in Landlord Mortgagee’s sole discretion.

15.2 Rights of Lenders to Obtain Collateral. (a) Landlord agrees to use commercially reasonable efforts to accommodate reasonable requests by Tenant and Tenant’s Affiliates relating to the financing arrangements of Tenant and its Affiliates, with respect to the rights of secured creditors to access the Demised Premises to take possession and dispose of assets of Tenant or its Affiliates pledged to such secured creditors.

(b) So long as the Lands’ End Agreements are in effect, Landlord agrees (with respect to the applicable Lands’ End Space), at no cost or expense to Landlord and without abrogating or limiting any other rights of Landlord under the Master Lease, to accommodate commercially reasonable requests of Lands’ End and its Affiliates relating to the financing arrangements of Lands’ End and its Affiliates with respect to the rights of secured creditors to access the applicable Lands’ End Space to take possession and dispense of assets of Lands’ End and its Affiliates pledged to such secured creditors.

ARTICLE XVI

NO MERGER

16.1 No Merger. There shall be no merger of this Master Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the leasehold estate created hereby or any interest in this Master Lease or such leasehold estate and (ii) the fee estate in the Demised Premises.

ARTICLE XVII

CONVEYANCE BY LANDLORD

17.1 Conveyance by Landlord. Without limiting any provisions herein with respect to any Successor Landlord, if Landlord or any successor owner of the Demised Premises shall convey the Demised Premises as an entirety, other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released absolutely and unconditionally from all future liabilities and obligations of Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XVIII

QUIET ENJOYMENT

18.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall comply with all of the other terms of this Master Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, including without limitation any Landlord Mortgagee, but subject to all Encumbrances, and all liens and encumbrances after the date hereof provided for in this Master Lease or consented to by Tenant in writing where such consent is required, further subject to the terms and conditions of the SNDA. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset or receive a credit against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action, to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Section 18.1, subject to Section 21.3.

ARTICLE XIX

NOTICES

19.1 Notices. Any notice, request or other communication required or desired to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express or overnight courier service, or by facsimile transmission, to the following address and/or facsimile number:

To Tenant:	Sears Holdings Corporation
3100 W. Big Beaver Road
Troy, MI 48084-3163

Attention:
Vice President of Real Estate

With a copy to: (which shall not constitute notice)	Sears Holdings Corporation 3100 W. Big Beaver Road Troy, MI 48084-3163

Attention:
Associate General Counsel of Real Estate

To Landlord:	Seritage Growth Properties
54 W. 40th Street
Suite 10N
New York, NY 10018

Attention: Matthew Fernand
Executive Vice President and General Counsel

With a copy to: (which shall not constitute notice):	Seritage Growth Properties 54 W. 40th Street Suite 10N New York, NY 10018

Attention: Mary Rottler
Executive Vice President of Leasing and Operations

or to such other address as either party may hereafter designate. Notice given in accordance with this Section 19.1 shall be deemed to have been given (a) if by hand or by express or overnight courier service, on the date of personal delivery, if such delivery is made on a Business Day, or if not, on the first (1st) Business Day after delivery; if delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted; and (b) if by mail, on the third (3rd) Business Day after mailing; and (c) if by facsimile transmission, upon confirmation that such Notice was received at the number specified by the party or in a Notice to the sender.

ARTICLE XX

ENVIRONMENTAL INDEMNITY

20.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Demised Premises or incorporated in any Property; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Demised Premises in quantities and for purposes similar to those brought, kept, or properly used or disposed of, from, in, on or under similar facilities used for purposes similar to the uses conducted at the Stores in the ordinary course of business as of the date of this Master Lease and which are brought, kept, used and disposed of in compliance with Legal Requirements, including with respect to the operation of SACs. Tenant shall not allow the Demised Premises to be used as a waste disposal site, or for the management, use, generation, manufacturing, labeling, registration, production, handling, storage, release, discharge, emitting, injecting, abandoning, dumping, disposal, treatment, transportation or distribution or disposal of any Hazardous Substance, other than in the ordinary course of the business conducted at the Demised Premises in compliance with applicable Legal Requirements (“Environmental Ordinary Course of Business”).

20.2 Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice or notification (a) from a government agency with respect to (i) any violation of a Legal Requirement (other than a Non-Release Violation (as hereinafter defined)) relating to Hazardous Substances located in, on, or under the Demised

Premises or any adjacent property, (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Demised Premises; (b) with respect to any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed or migrating from the Demised Premises, including any complaints, notices, warnings or assertions of violations in connection therewith, other than with respect to any Non-Release Violations and (c) with respect to any claim made by any Person against Tenant or the Demised Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance.

20.3 Remediation. (a) Tenant shall diligently and in good faith perform all remediation work described on Schedule 20.3 to the Side Letter and shall perform the same by the deadlines set forth on Schedule 20.3 to the Side Letter, subject to Force Majeure; provided, that if Tenant is unable to remediate any applicable condition within the required time period notwithstanding its use of commercially reasonable efforts to do so, then, so long as (i) Tenant diligently and expeditiously proceeds to complete such remediation and (ii) the failure to complete remediation does not (A) involve matters imminent to protection of human health and safety, (B) does not endanger any tenant, patron or other occupant of the Property or the general public and (C) does not materially and adversely affect the value of the applicable Demised Premises or result in a default by Landlord under any third-party lease or Operating Agreement, such time period shall be extended to such further date as may be requested by Tenant and approved by Landlord in its reasonable discretion. Additionally, if Tenant (a) is or becomes aware of any Known Environmental Problem that involves the presence, a release or poses a potential release of a Hazardous Substance or material harm to human health or safety or for which there is a requirement under applicable Environmental Law to conduct an investigation or remediation, (b) receives notice from a government agency of a violation of any Legal Requirement relating to any Hazardous Substance (excepting administrative. ministerial, recordkeeping, product labelling or information violations, and similar violations which do not involve any presence, release or potential release of Hazardous Substances, and violations which are promptly corrected upon discovery, individually a “Non-Release Violation” and collectively, “Non-Release Violations”) in, on, under or about the Demised Premises, or any proximate property which is caused or alleged to be caused by Tenant, or any of Tenant’s Related Users, or (c) if Tenant, Landlord or the Demised Premises becomes subject to any order of any federal, state or local agency to repair, investigate, close, detoxify, decontaminate or otherwise remediate the Demised Premises, or if Landlord becomes aware of the circumstances described in clauses (a) through (c), Tenant shall promptly notify Landlord of such event (or Landlord shall promptly notify Tenant of such event (as applicable)), and, at its sole cost and expense, Tenant shall cure such violation or effect such repair, investigation, closure, detoxification, decontamination or other remediation as is required by applicable Environmental Law. If Tenant fails to implement and diligently pursue any such cure, investigation, repair, closure, detoxification, decontamination or other remediation to the satisfaction of the applicable regulatory authority as evidenced by the issuance of a “no further action/remediation” letter or similar instrument, Landlord shall have the right, but not the obligation, to carry out such action upon reasonable prior notice to Tenant and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith in accordance with applicable Environmental Law.

(b) Notwithstanding any other provisions to the contrary contained in Sections 1.6, 1.7, 1.8, or 1.9, or elsewhere in this Master Lease:

(i) as of the Commencement Date, Landlord acknowledges receipt of environmental reports which disclose the existence of various Known Environmental Problems with respect to various Properties described on Schedule 20.3 to the Side Letter. Landlord understands and agrees that conditions may be such that remediation of such Known Environmental Problems, may not be completed within the time frames otherwise designated in this Master Lease, including by reason of the nature and extent of such Known Environmental Problems; and

(ii) Landlord agrees that Tenant will be required to commence remediation activities with respect to any Known Environmental Problems promptly after (x) Landlord’s and Tenant’s agreement on the appropriate remediation plan therefor in accordance with applicable Legal Requirements with respect to matters disclosed in such environmental reports as set forth on Schedule 20.3 to the Side Letter, and to complete remediation of Known Environmental Problems within a reasonable period of time and using reasonable diligence in accordance with the standard industry practices and in conformity with applicable Legal Requirements, including after the expiration or termination of this Master Lease with respect to any individual Demised Premises.

(c) To the extent that Tenant shall fund any Landlord Mortgage reserve for environmental remediation in accordance with Schedule 20.3 to the Side Letter, Tenant’s obligation to perform the environmental remediation relating to such reserves shall be conditioned upon Landlord’s release of such funds (or an equivalent amount) to Tenant in connection with the performance of such work so long as Tenant has complied with its obligations under Section 21.26. Notwithstanding the foregoing, to the extent funds have been released from such reserve but are not sufficient to complete the environmental remediation in accordance with Schedule 20.3, Tenant shall remain obligated to complete such environmental remediation at Tenant’s sole cost and expense.

20.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord and all Indemnified Parties for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”), whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord, or on the Demised Premises, incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, any and all Known Environmental Problems before, during or after the Term, including (i) the production, management, use, generation, manufacture, labeling, registration, storage, treatment, transporting, disposal, discharge, spilling, leaking, emitting, injecting, escaping, abandoning, dumping, release or other handling or disposition of any Hazardous Substances from, in, on or about the Demised Premises (collectively, “Handling”), including the effects of such Handling of or exposure to any Hazardous Substances on any Person or property within or outside the boundaries of the Demised Premises, (ii) the presence of any Hazardous Substances in, on, under or about the Demised Premises and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorneys’ fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

20.5 Environmental Inspections. (a) In the event that Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XX, or that there may exist any violation of Environmental Law or presence of Hazardous Substances in excess of an applicable standard that would require investigation, remediation or other corrective action pursuant to Environmental Law in, on, from, under or about any Demised Premises, or if Landlord desires to do so in connection with the prospective sale, leasing, financing, development or development of any portion of the Property (including the Demised Premises), Landlord shall have the right, from time to time, during normal business hours and upon not less than fifteen (15) days’ Notice to Tenant, except in the case of an emergency, in which event no notice shall be required, to conduct (or cause to be conducted) an inspection of the Demised Premises to determine the existence of such violation of Environmental Law or such presence of Hazardous Substances. During said 15-day period, at Tenant’s request Landlord’s environmental representatives shall meet and confer in good faith with Tenant’s environmental representatives, in an attempt to agree on a potential plan of action for any such inspection, including testing, sampling and monitoring, in a commercially reasonable and cost-effective manner. At the expiration of such 15-day period (except in the case of an emergency), Landlord shall have the right to enter and inspect the Demised Premises, conduct any testing, monitoring, sampling and analyses (collectively, “Inspections”) it deems reasonably necessary and shall have the right to inspect materials brought into the Demised Premises, subject to any agreed plan of action with Tenant (if any). Landlord may, in its reasonable discretion, retain such experts to conduct the Inspections and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 20.5 with respect to any Known Environmental Problems shall be paid on demand as Additional Charges by Tenant to Landlord, any failure to pay the same shall bear interest and be subject to terms of conduct by Tenant as provided with respect to Environmental Costs in Section 20.4. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for Known Environmental Problems. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy and any Known Environmental Problem regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease. The obligations set forth in this Article XX shall survive the expiration or earlier termination of this Master Lease with respect to any or all Demised Premises for any reason whatsoever.

(b) All Inspections shall be conducted during normal business hours (except in an emergency) and a representative of Tenant shall have the right to be present (except in an emergency if no notice is practicable). Landlord and its representatives shall take reasonable care (i) to minimize disturbance of the operations of the Demised Premises, in the course of any Inspections, except in the case of an emergency, and (ii) not to cause any damage or injury to the

Demised Premises or Tenant’s Property, and Landlord shall be responsible for all negligent acts and omissions for all representatives it brings upon the Demised Premises; provided, that Landlord shall not be responsible for any claims, costs, expenses, loss or damages for any existing environmental conditions or matters except to the extent that the same may be exacerbated by Landlord or its representatives by such negligence. Landlord shall maintain (or cause its contractors and experts to maintain) customary insurance coverage with customary limits with respect to all Inspections.

20.6 Additional Provisions. With respect to the Demised Premises and all SACs, Tenant shall comply with all of the additional terms, conditions and provisions set forth on Schedule 20.6, subject to the express provisions of this Article XX.

20.7 Survival. Tenant’s liability under this Article XX shall survive the expiration or earlier termination of this Master Lease.

ARTICLE XXI

MISCELLANEOUS

21.1 Survival. Notwithstanding anything to the contrary contained in this Master Lease, all terms, conditions, covenants and provisions with respect to Tenant’s obligations hereunder (including, without limitation, all claims against, and liabilities and indemnities of, Tenant) arising or accruing prior to or on the expiration or earlier termination of this Master Lease shall survive such expiration or termination of this Master Lease. For avoidance of doubt, no termination of this Master Lease with respect to part or all of any one or more Demised Premises at any one or more Properties in accordance with the terms of this Master Lease, except as otherwise expressly set forth herein, shall have no impact on the effectiveness of this Master Lease with respect to any Demised Premises or Properties which have not been so terminated.

21.2 Partial Invalidity. If any provision, term, covenant or condition of this Master Lease or the application thereof to any Person or circumstance shall, to any extent, be determined by a court of competent jurisdiction or any arbitrator to be invalid or unenforceable, the remainder of this Master Lease, or the application of such provision, term, covenant or condition to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each provision, term, covenant or condition of this Master Lease shall be valid and be enforced to the fullest extent permitted by law.

21.3 Non-Recourse. Tenant specifically agrees to look solely to the equity interest of Landlord in the Demised Premises as it exists from time to time for the satisfaction of any claim or liability of Landlord under this Master Lease, and Tenant shall not institute any action or proceeding against, nor seek to recover any judgment from, Landlord personally or against any Property, but Landlord’s sole liability hereunder shall be limited solely to its equity interest in the Demised Premises from time to time, and no recourse under or in respect of this Master Lease shall be had against any other assets of Landlord or against any Person having an interest in Landlord or any such Person’s assets whatsoever. Without limiting the foregoing, it is specifically agreed that no constituent partner, member or shareholder or owner of any beneficial or equitable interest in Landlord or any manager, managing member, director, officer or employee of Landlord shall ever be personally liable nor shall any personal assets of any such Person ever be liable for any such claim, liability or judgment or for the payment of any monetary obligation to Tenant. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant nor shall Tenant ever be liable to Landlord for any indirect, speculative or consequential damages suffered by Tenant or Landlord, as the case may be, from whatever cause.

21.4 Successors and Assigns. This Master Lease shall be binding upon Landlord and its successors and assigns, and upon Tenant and its permitted successors and assigns pursuant to Article IX.

21.5 Governing Law. THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL JURISDICTIONAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XIV RELATING TO RECOVERY OF POSSESSION OF THE DEMISED PREMISES (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) (COLLECTIVELY, “LOCAL REMEDIES”) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE DEMISED PREMISES IS LOCATED.

21.6 Consent to Jurisdiction; Waiver of Trial by Jury. EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS MASTER LEASE (INCLUDING ANY BREACH HEREOF) OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO COMMENCE ANY SUCH ACTION, SUIT OR PROCEEDING ONLY IN SUCH COURTS, EXCEPT WITH RESPECT TO ANY LOCAL REMEDIES. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY UNITED STATES REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN SUCH COURTS, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS

RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION 21.6 WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

21.7 Entire Agreement. This Master Lease and the Exhibits and Schedules hereto, the Side Letter and the SNDA constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties, and no such change or modification to any specific provision of this Master Lease shall be effective without the explicit reference to the applicable Section by number and paragraph (if any). Landlord and Tenant hereby agree that all prior or contemporaneous oral or written understandings, agreements or negotiations relative to the leasing of the Demised Premises or the execution of this Master Lease are merged and integrated into, and revoked and superseded, by this Master Lease. Notwithstanding the foregoing, this Master Lease shall govern and supersede the Purchase Agreement in all respects with regard to the matters referred to in the Purchase Agreement in Article V and Section 4.3 thereof.

21.8 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

21.9 Counterparts. This Master Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

21.10 Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

21.11 Time of Essence. TIME IS OF THE ESSENCE OF THIS MASTER LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

21.12 Further Assurances. The Parties agree to execute, acknowledge and deliver to each other Party and/or such other Persons as a Party may request, all documents reasonably requested by any Party to give effect to the provisions and intent of this Master Lease.

21.13 Landlord’s Right to Inspect and Show the Demised Premises. In addition to all other rights of Landlord hereunder, upon reasonable advance notice to Tenant which may be given verbally to the Store manager with not less than forty-eight (48) hours’ notice (except in the case of an emergency), Landlord and its authorized representatives shall have the right to inspect the Demised Premises and to show the Demised Premises to potential purchasers, tenants and lenders at all reasonable times during usual business hours. Landlord and its representatives shall take reasonable care to minimize disturbance of the operations of the Demised Premises, except in the case of an emergency, and not to cause any damage or injury to the Demised Premises or Tenant’s Property, and Landlord shall be responsible for all acts and omissions for all representatives it brings on the Demised Premises. Tenant and its representatives shall have the right to be present during any and all such inspections.

21.14 Acceptance of Surrender. No surrender to Landlord of this Master Lease or of the Demised Premises or any part thereof, or of any interest therein, shall be valid or effective until and unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than written acceptance by Landlord, shall constitute an acceptance of any such surrender.

21.15 Non-Waiver. The failure of Landlord or Tenant to insist, in any one or more instances, upon a strict performance of any of the covenants, conditions, terms or provisions of this Master Lease, or to exercise any election, option, right or remedy herein contained (collectively, “Lease Provisions”), shall not be construed as a waiver or a relinquishment of such Lease Provisions or a waiver for the future of any of the same or any other Lease Provisions, but the same shall continue and remain in full force and effect. The receipt by Landlord of Rent or payment of Rent by Tenant, with knowledge of the breach of any Lease Provisions for which Tenant is obligated or liable, shall not be deemed a waiver of such breach. No waiver by Landlord or Tenant of any Lease Provisions shall be deemed to have been made unless expressed in writing and signed by Landlord or Tenant, as the case may be.

21.16 Accord and Satisfaction. Without limiting the foregoing provisions of Section 21.15, no payment by Tenant or receipt by Landlord of a lesser amount than the full amount of Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated or required payments of Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or confirmation of any Wire Transfer or other payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check, Wire Transfer or other payment without prejudice to Landlord’s right to recover the balance of such Rent (with late charges and interest as provided herein) or pursue any other remedy provided in this Master Lease or at law or in equity.

21.17 Recording. Tenant shall not record this Master Lease without the written consent of Landlord, but Tenant may record any SNDA.

21.18 Liens. Subject to the express provisions hereof with respect to Tenant’s (or an Affiliate of Tenant’s, as the case may be) performance of Recapture Restoration Work and/or Recapture Related Repairs which has been required and authorized by Landlord in accordance with Section 1.6 or Section 10.1 (“Landlord Authorized Work”), Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the estate of Landlord or of any interest of Landlord in the Demised Premises or the Property, or upon or in the building or buildings or improvements thereon or hereafter erected or placed thereon, it being agreed that should Tenant cause any improvements, alterations or repairs to be made to the Demised Premises, or material furnished or labor performed therein, or thereon, except for Landlord Authorized Work, neither Landlord nor the Demised Premises nor any improvements shall under any circumstances be liable for the payment of any expense incurred or for the value of any work done or material furnished to the Demised Premises or any part thereof. Subject to Landlord’s payment obligations for any Landlord Authorized Work, all such improvements, alterations, repairs, materials and labor shall be done at Tenant’s expense and Tenant shall be solely and wholly responsible to contractors, laborers and material men furnishing labor and material to said premises and building or buildings and improvements or any part thereof and all such laborers, material men and contractors are hereby charged with notice that they must look solely and wholly to Tenant and Tenant’s interest in the Demised Premises to secure the payment of any bills for work done and materials furnished.

In addition to all other rights and remedies of Landlord, in the event that a mechanic’s lien shall be filed against the Demised Premises or Tenant’s interest therein or against the Property or any applicable Shopping Center or any part thereof as the result of any repairs, fixturing, alterations or other work undertaken by Tenant (subject to Landlord’s payment obligations with respect to Landlord Authorized Work), Tenant shall, within twenty-one (21) days (or such shorter period as may be required pursuant to the terms of any REA) after receiving notice of such lien, discharge such lien either by payment of the indebtedness due or by filing a bond (as provided by statute) or by providing a surety bond for one hundred twenty five percent (120%) of the amount of such lien as security therefor, or a title indemnity from a nationally recognized title insurer. In the event that Tenant shall fail to bond or discharge such lien, or provide such security or title indemnity for such lien, provided, that Landlord has complied with its payment obligations with respect to Landlord Authorized Work, Landlord may, but shall not be obligated to, in addition to all other rights and remedies in this Master Lease, have the right to procure such discharge by filing such bond and Tenant shall pay the cost of such bond to Landlord (together with interest at the Overdue Rate) as Additional Charges upon the first day that Rent shall be due thereafter.

21.19 Cumulative Remedies. Each and every one of the rights, remedies and benefits provided by this Lease to Landlord and Tenant shall be cumulative and shall not be exclusive of any other such rights, remedies and benefits allowed by law.

21.20 Rules and Regulations. From and after the Multi-Tenant Occupancy Date, Landlord reserves the right to promulgate reasonable, nondiscriminatory rules and regulations from time to time pertaining to the Demised Premises and the Property; provided, that the same do not unreasonably or materially interfere with Tenant’s business or access to the Demised Premises or materially increase Tenant’s obligations or materially decrease Tenant’s rights or remedies hereunder. Tenant agrees to comply with and observe all such nondiscriminatory rules and regulations promulgated in accordance with this Section 21.20 and as to which it has received adequate prior Notice providing Tenant with sufficient time to comply with such rules. Failure by Tenant to keep and observe such rules and regulations shall constitute a breach of this Master Lease as if the same were contained herein as covenants of Tenant.

21.21 Confidentiality and Media Releases. The Parties hereby agree not to disclose any of the terms of this Master Lease to any person or entity not a party to this Master Lease, nor shall either Party, without the prior written consent of the other, issue any press or other media releases or make any public statements relating to the terms or provisions of this Master Lease; provided, however, that either Party may make necessary disclosures to (i) potential lenders, investors, purchasers, subtenants, assignees, attorneys, advisors, consultants, accountants and economic development authorities and/or as may be required by applicable laws or court order, so long as such Parties agree to keep all of the terms of this Master Lease strictly confidential to the extent practicable, and except as may be required pursuant to applicable law, or (ii) any lender, investor or prospective investor, rating agency, counsel, advisor, consultant or accountant in connection with a securitization and/or sale of a loan.

21.22 Authority. The Parties hereto represent and warrant to each other that the person(s) executing this Master Lease on behalf of Landlord or Tenant, as the case may be, have been duly authorized by all requisite corporate or other action of Landlord or Tenant, as the case may be, so that upon such execution this Master Lease will be binding upon and enforceable against each Party in accordance with its terms, subject to general equitable principles and the laws of insolvency and bankruptcy. Landlord and Tenant agree to furnish to the other Party from time to time upon request such written proof of such authorization as either Party may reasonably request.

21.23 Overdue Rate. In addition to all other rights and remedies of Landlord in this Master Lease, in the event that Landlord shall incur any cost or expense on behalf of Tenant (including curing or payment or discharge of any liability or obligation of Tenant or any breach or default by Tenant hereunder), whether or not there is an Event of Default, which is not paid to Landlord by Tenant within five (5) Business Days of Landlord’s demand therefor accompanied by an invoice in reasonable detail, the same shall bear interest at the Overdue Rate from the date of demand until paid in full and shall constitute Additional Charges.

21.24 Delivery of Information. (a) Within seventy-five (75) days after the end of each Fiscal Year and within forty (40) days after the end of each fiscal quarter of Tenant’s Parent during the Term, Tenant shall deliver to Landlord Financial Statements for the Fiscal Year or quarter, as the case may be, then ended.

(b) Tenant shall also deliver the following additional financial information to Landlord (in the forms provided in Schedule 21.24):

(i) no later than the time of delivery of Financial Statements pursuant to clause (a) above, statements of EBITDA and EBITDAR with respect to each Store, and all Stores Collectively for the four-quarter period then ended;

(ii) on a monthly basis, within thirty (30) days after the end of each month during the Term, (x) with respect to each Sears Store or Kmart Store, monthly sales and profit and loss reports with respect to each Demised Premises and (y) with respect to each Sears Store or Kmart Store as to which the Multi-Tenant Occupancy Date has not yet occurred, a certification as follows: that Tenant is current in its payment of all CAM Expenses, Utility Charges and Operating Expenses (if any) payable by Tenant pursuant to this Master Lease in accordance with all applicable grace periods and no such payments are overdue in excess of such grace periods except for matters being disputed by Tenant in good faith as described on a schedule to such certificate;

(iii) prompt notice (containing reasonable detail) of any material changes in the financial or physical condition of any Property, including any termination of a material lease and any termination or cancellation of terrorism or other insurance required by the Landlord Mortgage;

(iv) as promptly as reasonably practicable, all such other financial statements and information as Landlord may reasonably request, including to enable Landlord to comply with all voluntary and mandatory financial reporting requirements of Landlord under all Legal Requirements and under the Landlord Mortgage, including with respect to any requirements of any member of Landlord (or any Affiliate of any member of Landlord), their successors, and assigns, with respect to status as a REIT; and

(v) on a quarterly basis, within forty (40) days after the end of each calendar quarter during the Term, with respect to each Sears Store or Kmart Store reported in Section 21.24(b)(ii)(y), a statement describing all CAM Expenses, Utility Charges and Operating Expenses (if any) paid by Tenant pursuant to this Master Lease.

Subject to the next succeeding sentence, all such Financial Statements and additional financial information, and information derivative therefrom (collectively, “Tenant Confidential Information”, shall be held strictly confidential by Landlord and shall not be shared or disclosed by Landlord (except to its members, employees, representatives, agents, accountants and attorneys and Landlord shall cause its members, employees, representatives, agents, accountants and attorneys to not disclose the same) until and unless Tenant has made such information public and except pursuant to Legal Requirements or legal process. Notwithstanding the foregoing, Landlord may disclose Tenant Confidential Information to (i) the agents and actual or prospective lenders in respect of the Landlord Mortgage in accordance with the Landlord Mortgage Documents, (ii) any lender, investor or prospective investor, rating agency, counsel, advisor, consultant or accountant in connection with a securitization and/or sale of a loan, and (iii) actual or prospective equity investors in or purchasers of equity interests in Landlord, Guarantor or this Master Lease or any interests therein who have executed with Tenant a customary confidentiality agreement in a form that has been reasonably approved by Tenant for this purpose.

21.25 Puerto Rico Premises. Landlord covenants and agrees with Tenant, its successors and assigns, that Landlord, its successors and assigns, shall not (and shall not have any power or authority to) sell, convey, lease, assign, or otherwise transfer (“Sale”), or enter into any agreement, contract, agreement for deed, lease, agreement for lease, or any option, right of first refusal, right of first offer, or right of first negotiation for with respect to any Sale (“Sale Agreement”), except with respect to (i) a Landlord Mortgage, and (ii) unless Tenant has a right not to be disturbed based on the application of the terms of Section 4 of the SNDA, any foreclosure, deed-in-lieu of foreclosure or other exercise of rights or remedies under such Landlord Mortgage and any subsequent sale by Landlord Mortgagee or a purchaser at foreclosure, with respect to (or any real property interest in) any Demised Premises or portion thereof located in Puerto Rico (“Puerto Rico Premises”), unless all of the following have been strictly complied with, failure of any of which shall render any Sale to any third-party null and void ab initio:

(a) Any such Sale and each such Sale Agreement shall be made expressly subject to this Master Lease and all of Tenant’s rights, remedies and privileges hereunder with respect to the applicable Puerto Rico Premises, including the Tenant PR ROFO Rights set forth below (“Tenant PR Rights”);

(b) Each buyer, purchaser, lessee or other transferee and each other counter-party (other than Landlord or its successor or assign, collectively, “Sale Counter-Party”) to each Sale or Sale Agreement shall absolutely waive and release, to the fullest extent permitted by law, all rights to disavow any Tenant PR Rights by reason of the failure of Landlord or Tenant to record any lease or notice of lease with respect to the Puerto Rico Premises or this Master Lease;

(c) Each Sale Counter-Party shall agree in writing for the benefit of Tenant, its successors and assigns (each of whom shall be deemed third-party beneficiaries) that each such subsequent Sale or Sale Agreement entered into by any such Sale Counter-Party shall be expressly subject to all of the Tenant PR Rights, and all of Tenant’s PR ROFO Rights; and

(d) Not less than thirty (30) days prior to any proposed Sale or the proposed execution of any Sale Agreement, Landlord shall have provided Tenant with Notice of its intent to enter into a Sale or Sale Agreement and Tenant’s right to offer to purchase the Puerto Rico Premises which is the subject of such Sale or Sale Agreement, followed by a thirty (30)-day period of good faith negotiation between Landlord and Tenant with regard to Tenant’s purchase of such Puerto Rico Premises. If Tenant does not exercise such right to offer to purchase or the parties do not reach agreement during such 30-day negotiation period, Landlord shall provide Tenant with ten (10) days’ prior Notice of any subsequent Sale and any Sale Agreement with respect to such Puerto Rico Premises, which Notice shall include evidence of Landlord’s compliance with all of the foregoing clauses (a)-(c), and all of Tenant’s PR ROFO Rights in this clause (d). This right of offer by Tenant shall apply with respect to each separate Puerto Rico Premises; provided however, Tenant’s right of offer shall automatically be waived with respect to each Sale which otherwise fully complies with the foregoing clauses (a)-(c). In furtherance of said Tenant’s right of offer, the Parties are recording a deed with respect thereto in the Registry of the Property of Puerto Rico. Landlord covenants and agrees to grant an additional ten (10)-year right of offer with the same terms and conditions provided herein every nine (9) years during the Term of this Master Lease with respect to any of the Puerto Rico Premises (including all renewal terms), commencing on the first day of the ninth (9th) anniversary of the Commencement Date and continuing on the first day of each ninth (9th) Lease Year thereafter, and the Parties covenant and agree to execute, acknowledge and deliver (in proper form for recording) without charge to either Party corresponding deeds to record the aforementioned Tenant’s right of offer over the Puerto Rico Premises in the Registry of the Property of Puerto Rico. Tenant’s rights in this clause (d) are referred to as the “Tenant PR ROFO Rights”).

21.26 Deferred Maintenance and Environmental Work. In connection with Tenant’s work pursuant to Schedules 10.1 and 20.3 to the Side Letter, Tenant has provided funds to Landlord which in turn have been provided by Landlord to Landlord Mortgagee to be held in and disbursed from the Deferred Maintenance and Environmental Escrow Account (as defined in the Landlord Mortgage Documents) in accordance with the terms of the Landlord Mortgage Documents. In connection with Landlord satisfying the conditions set forth in the Landlord Mortgage Documents for the release and disbursement of such funds to Tenant (which is a condition to Tenant’s performance or causing the performance of the work), Tenant agrees to reasonably cooperate with Landlord in good faith to permit Landlord to satisfy the conditions to disbursement of the reserved funds set forth in Section 3.7(c) of the loan agreement that is part of the Landlord Mortgage Documents.

ARTICLE XXII

MEMORANDUM OF LEASE

22.1 Memorandum of Lease. Landlord and Tenant covenant and agree to execute, acknowledge and deliver a short-form memorandum of this Master Lease, in form suitable for recording under the laws of each state in which the applicable Demised Premises is located, at such time as Tenant has made an initial assignment of this Master Lease to an Affiliate, or at any other time upon the request of Tenant. From time to time, upon request of either Party, the Parties shall execute, acknowledge and deliver amendments to such memoranda of lease (a) to reflect the termination of this Master Lease with respect to any Properties as provided herein, and upon the final expiration or earlier termination of this Master Lease to the Demised Premises, and (b) as otherwise may be appropriate. Tenant shall pay all costs and expenses of recording such Memorandum of Lease and any further memoranda of lease (except in connection with any New Lease) or in connection with any Recapture Space or Additional Recapture Space.

ARTICLE XXIII

BROKERS

23.1 Brokers. Tenant warrants that it has not had any contact or dealings with any real estate broker, agent or finder or other Person which would give rise to the payment of any fee, brokerage commission or other payment in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord and all Indemnified Parties from and against any claims, liability, damages, fees, costs or expenses, including reasonable attorneys’ fees and court costs (including the same incurred in the enforcement of each indemnity) with respect to any fee, brokerage commission or other payment arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any real estate broker, agent, finder or other Person which would give rise to the payment of any fee, brokerage commission or other payment in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any claims, liability, damages, fees, costs or expenses, including reasonable attorneys’ fees and court costs (including the same incurred in the enforcement of such indemnity) with respect to any fee, brokerage commission or other payment arising out of any act or omission of Landlord.

ARTICLE XXIV

ANTI-TERRORISM

24.1 Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (a) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (b) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (c) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Master Lease are or will be directly or, to Tenant’s knowledge, indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

Tenant will not during the Term of this Master Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated, with any Prohibited Persons in connection with the use or occupancy of the Demised Premises. A breach of the representations contained in this Section 24.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Master Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

ARTICLE XXV

REIT PROTECTION

25.1 REIT Protection. (a) The Parties hereto intend that Rent and all other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Master Lease shall be interpreted consistently with this intent.

(b) Notwithstanding anything to the contrary contained in this Master Lease, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Demised Premises on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula or allocation such that any portion of any amount received by Landlord (or received or deemed to be received for U.S. federal income tax purposes by any member of Landlord (or any Affiliate of any member of Landlord)) would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Demised Premises so subleased, assigned or managed; (iii) sublet or assign to, or enter into a management arrangement for the Demised Premises with, any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in which Tenant, Landlord or any member of Landlord (or any Affiliate of any member of Landlord) owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Demised Premises in any other manner which could cause any portion of the amounts received by Landlord (or received or deemed to be received for U.S. federal income tax purposes by any member of Landlord (or any Affiliate of any member of Landlord)) pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord or any member of Landlord (or any Affiliate of any member of Landlord) to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 25.1(b) shall likewise apply to any further subleasing by any subtenant.

(c) Notwithstanding anything to the contrary contained in this Master Lease, the Parties acknowledge and agree that Landlord, in its sole discretion, may assign this Master Lease or any interest herein to another Person (including, without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) to maintain the status of any member of Landlord (or any Affiliate of any member of Landlord) as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, that Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(d) Notwithstanding anything to the contrary contained in this Master Lease, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Tenant shall take such reasonable action as may be requested by Landlord from time to time to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease.

ARTICLE XXVI

FAIR MARKET RENT—APPRAISAL

26.1 Fair Market Rent. In the event that it becomes necessary to determine the Fair Market Rent of any Demised Premises for any purpose of this Master Lease, and the parties cannot agree amongst themselves on such value within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a person selected to act as appraiser (such person, and each other person selected as provided herein, an “Appraiser”) on its behalf. Within fifteen (15) days after receipt of any such Notice, the other party shall by notice to the first party appoint a second person as Appraiser on its behalf. The Appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto) with at least ten (10) years of experience appraising properties similar to the Demised Premises, shall, within forty-five (45) days after the date of the notice appointing the first appraiser, proceed to appraise the applicable Demised Premises to determine the Fair Market Rent thereof as of the relevant date; provided, that if one Appraiser shall have been so appointed, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within fifty (50) days after the making of the initial appointment, then the determination of such Appraiser shall be final and binding upon the parties. If two (2) Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two (2) Appraisers shall have twenty (20) days to appoint a third (3rd) Appraiser, but if such Appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an Appraiser within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20)-day period. If no such Appraiser shall have been appointed within such twenty (20) days or within ninety (90) days of the original request for a determination of Fair Market Rent, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any Appraiser appointed by the original Appraisers, by the American Arbitration Association or by such court shall be instructed to determine the Fair Market Rent within thirty (30) days after appointment of such Appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determination of the other two Appraisers shall be excluded, and fifty percent (50%) of the sum of the remaining two determinations shall be final and binding upon Landlord and Tenant as the Fair Market Rent for such interest. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and their own legal fees, and each shall pay one-half of the fees and expenses of the third Appraiser and one-half (1/2) of all other cost and expenses incurred in connection with each appraisal.

ARTICLE XXVII

OFFICERS’ CERTIFICATES—STATUS OF LEASE

27.1 Certificate of Tenant. At any time during the Term, Tenant shall, within twenty (20) days after written request by Landlord, execute, acknowledge and deliver to Landlord, or any other Person specified by Landlord, an Officer’s Certificate (which may be relied upon by such Person) (a) certifying (i) that, to the knowledge of Tenant, this Master Lease is unmodified and in full force and effect (or if there are modifications, that this Master Lease, as modified, is in full force and effect and stating such modifications and providing a copy thereof if requested) and (ii) the date to which Base Rent, Additional Charges and any other item payable by Tenant hereunder has been paid, and (b) stating (i) whether Tenant has given Landlord any outstanding notice of any event that, with the giving of notice or the passage of time, or both, would constitute a default by Landlord in the performance of any covenant, agreement, obligation or condition contained in this Master Lease and (ii) whether, to the best knowledge of Tenant, Landlord is in default in performance of any covenant, agreement, obligation or condition contained in this Lease, and, if so, specifying in reasonable detail each such default.

27.2 Certificate of Landlord. At any time during the Term, Landlord shall, within twenty (20) days after request by Tenant, execute, acknowledge and deliver to Tenant, or any other Person specified by Tenant, a written statement (which may be relied upon by such Person) (a) certifying (i) that this Lease is unmodified and in full force and effect (or if there are modifications, that this Lease, as modified, is in full force and effect and stating such modifications and providing a copy thereof if requested) and (ii) the date to which Base Rent, Additional Charges and any other item payable by Tenant hereunder has been paid, and (b) stating (i) whether an Event of Default has occurred or whether Landlord has given Tenant any outstanding notice of any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default and (ii) whether, to the best knowledge of Landlord, Tenant is in default in the performance of any covenant, agreement, obligation or condition contained in this Lease, and, if so, specifying in reasonable detail each such default or Event of Default.

ARTICLE XXVIII

CONDITION OF DEMISED PREMISES ON

EXPIRATION OR TERMINATION OF MASTER LEASE

28.1 Delivery of Demised Premises. Upon the expiration or termination of this Master Lease from whatsoever cause with respect to any or all of the Demised Premises or a portion thereof, including without limitation any termination under Section 1.6, 1.7 or 1.8, with respect to casualty or Condemnation, or as a result of any Event of Default, Tenant shall surrender and deliver the affected Demised Premises to Landlord, together with all Alterations which are Landlord’s property under this Master Lease, (a) vacant and free from all occupants and tenancies, including without limitation all Subleases, (b) broom-clean and in proper order and condition of repair as required by the other provisions of this Master Lease, reasonable wear and tear excepted, (c) in compliance with all Legal Requirements, Encumbrances and all other requirements of this Master Lease, (d) with all Tenant’s Property removed and all Alterations removed which Tenant is entitled to remove and has elected to remove in its sole discretion (and the Demised Premises completely restored with respect to all of the removed Alterations), (e) with all Known Environmental Problems remediated only as and to the extent expressly provided in

Schedule 20.3 to the Side Letter, and otherwise subject to Section 20.3(b) including with respect to all SACs in respect of such Known Environmental Problems, with all hydraulic lifts and pits, waste-handling equipment, oil-water separators and all other machinery, facilities and equipment for SAC operations removed, whether located at the SACs or elsewhere on or about the Demised Premises as and to the extent required by Environmental Law, and (f) free and clear of all Encumbrances, other than (x) Permitted Encumbrances (except for (A) Excepted Liens and (B) Subleases, the Sears Hometown License Agreement, and the Lands’ End Agreements), and (y) Permitted Encumbrances (excluding Excepted Liens, except in the case of a Master Lease termination with respect to the Recapture Space in which the Master Lease continues with respect to the Tenant Retained Space, in which case Excepted Liens shall be permitted so long as Security for Excepted Liens is provided to Landlord) and Landlord Encumbrances (provided, however, that Tenant shall remain liable for the payment and discharge of all Excepted Liens). Notwithstanding the foregoing, in the event of a Master Lease termination as a result of casualty or Condemnation, the foregoing provisions with respect to Alterations, and subparagraph (b), shall not apply to the extent affected by such casualty or Condemnation.

ARTICLE XXIX

ALTERNATIVE DISPUTE RESOLUTION—EXPEDITED ARBITRATION

29.1 Attempted Dispute Resolution. (a) All disputes, claims or controversies arising under this Master Lease between the Parties with respect to or arising under (i) Sections 1.7 and 1.8, (ii) with respect to or arising from the determination of Gross Leasable Square Footage or Tenant’s Proportionate Share, or (iii) with respect to the calculation and determination of Base Rent, the “SHC Base Rent Adjustment” and other items and adjustments as provided in Schedule 2 to the Side Letter (each, a “Dispute”) shall be addressed and resolved in accordance with the procedures set forth below, and no other claim shall be brought in any court or under other dispute resolution process, and no other remedy shall be sought to be exercised by any Party with respect to the subject matter of any such Dispute (except that the decision of the Conciliator or Arbitrator may be enforced in any court of competent jurisdiction). Without limiting the foregoing, pending the resolution of such Dispute as provided herein, neither Party shall be deemed in breach or default nor shall there be any Event of Default under this Master Lease; provided, however, in the event of a Dispute with respect to subdivisions (ii) or (iii), Tenant shall continue to pay all Base Rent and Property Charges in accordance with the amounts last proposed or claimed by Landlord immediately prior to such Dispute, subject to prompt adjustment and refund or credit to Tenant of any amounts owing to Tenant upon such resolution. For the avoidance of doubt, from and after the Actual Recapture Date, a Dispute shall not include (and arbitration shall not apply to) any Event of Default or the exercise of any remedies by Landlord for an Event of Default, including the termination of this Master Lease, with respect to any Recapture Space or any Tenant Retained Space.

(b) Landlord and Tenant shall use all reasonable good faith efforts to settle and resolve all Disputes in an expeditious manner. Landlord and Tenant have each designated a senior executive officer (“Senior Representative”) to act as its representative to attempt to resolve all Disputes; each Party may designate a replacement Senior Representative for such Party from time to time by Notice to the other Party. As of the Commencement Date, Landlord’s initial Senior Representative shall be Benjamin Schall, and Tenant’s initial Senior Representative shall be Jeffrey Stollenwerck. On or before the Commencement Date, or at any time thereafter, by separate agreement, the Parties shall attempt in good faith to select a disinterested Person (“Conciliator”) to assist in the resolution of all such Disputes, which Conciliator may similarly be replaced only by mutual agreement of the Parties from time to time.

(c) If the Parties fail to resolve any Dispute through informal discussions, either Landlord or Tenant may give Notice to the other Party (and the Conciliator, if any) of the existence of a Dispute (“Dispute Notice”), which shall specify with reasonable detail the matter or matters in dispute and the relief sought (and, if monetary, the amount thereof), and shall propose a place, date and time for the Parties’ respective Senior Representatives to meet with each other (and the Conciliator, if any) to seek to resolve the Dispute (which date shall be no later than three (3) days from the date of delivery of the Dispute Notice). Landlord and Tenant, together with any such Conciliator (if any) shall use reasonable best efforts to negotiate a resolution to the Dispute during a period of ten (10) days (“10-Day Period”) beginning upon the date that any Party delivers a Dispute Notice. These reasonable best efforts shall include taking the following sequential steps, all of which shall be completed within such 10-Day Period:

(i) The Senior Representative of the Party receiving the Dispute Notice shall use his or her reasonable best efforts to meet with the noticing Party’s Senior Representative and any Conciliator at the place, on the date and at the time proposed in the Dispute Notice.

(ii) The Senior Representatives and any Conciliator, acting in good faith, shall use their respective reasonable best efforts to negotiate a mutually acceptable resolution of the asserted Dispute.

(iii) If, acting in good faith, the Senior Representatives (with the assistance of any Conciliator) are unable to achieve a mutually acceptable resolution of the asserted Dispute within said 10-Day Period, the Parties agree that the Conciliator (if any) shall make the final decision at the expiration of such 10-Day Period, which decision shall be in writing and shall be final and binding on the Parties. If the Dispute is not resolved as provided in this Section 29.1, then the Parties shall submit the Dispute to binding arbitration as provided herein.

29.2 Binding Arbitration. If, upon the expiration of the 10-Day Period following the date of delivery of the Dispute Notice, the Senior Representatives are unable to negotiate a resolution of the Dispute, and there is no Conciliator (or the Conciliator fails to issue a decision), then the Parties shall submit the Dispute to binding arbitration in accordance with the following arbitration procedures:

(a) The arbitration will be conducted pursuant to the Expedited Procedures of the Commercial Arbitration Rules (“Arbitration Rules”) of the American Arbitration Association (“AAA”) in New York, New York, and the arbitrator shall render his or her award not later than fourteen (14) days after the close of the hearing in the arbitration.

(b) The arbitrator will be selected from an AAA list using the AAA-recommended selection method.

(c) After the appointment of the arbitrator, the arbitrator shall hold a conference with the Parties as soon as practicable (but in any event within five (5) days of such appointment) to define and narrow the issues and claims to be arbitrated, to define and limit discovery and to identify the form of evidence to be presented. All discovery shall be completed within five (5) Business Days of said conference.

(d) Any arbitration shall be conducted by the arbitrator under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, as modified by the Expedited Procedures, but the arbitrator shall not be required to comply strictly with such rules in conducting any such arbitration.

(e) The arbitrator shall conduct such evidentiary or other hearings not to exceed two (2) days, as the arbitrator shall deem necessary or appropriate, and thereafter shall make a determination as soon as practicable and within said fourteen (14)-day period.

(f) A full and complete record of the arbitration shall be maintained, and the award of the arbitrator shall be accompanied by detailed written findings of fact and conclusions of law of the arbitrator.

(g) Each Party will bear equally the costs and expenses of AAA and the arbitrator, and each Party will bear its own costs and expenses.

(h) In no event will the arbitrator determine that any Party should be awarded punitive, exemplary, consequential or speculative damages or any other damages not measured by the prevailing Party’s actual damages.

(i) All arbitration proceedings shall be confidential, except to the extent that disclosure is required by applicable law.

(j) The arbitrator may make and grant interim and interlocutory awards and relief, including injunctive relief, which shall not be subject to appeal.

(k) The final award by the arbitrator shall be final and binding on the Parties and shall not be subject to appeal, and judgment on the award may be entered in any court of competent jurisdiction.

(l) In the case of any conflict between a term or condition of this Master Lease and a term or condition of the Arbitration Rules, the terms and conditions of this Master Lease shall govern and control in all respects to the fullest extent permissible or feasible.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, this Master Lease has been executed and delivered by the Members effective as of the Effective Date.

Landlord: SERITAGE KMT FINANCE LLC

By:	/s/ Benjamin Schall
Name:	Benjamin Schall
Title:	President

SERITAGE SRC FINANCE LLC

By:	/s/ Benjamin Schall
Name:	Benjamin Schall
Title:	President

Tenant:

KMART OPERATIONS LLC

By:	/s/ Lawrence J. Meerschaert
Name:	Lawrence J. Meerschaert
Title:	Vice President, Tax, Assistant Treasurer and Secretary

SEARS OPERATIONS LLC

By:	/s/ Lawrence J. Meerschaert
Name:	Lawrence J. Meerschaert
Title:	Vice President, Tax, Assistant Treasurer and Secretary

[Exhibits]

[Schedules]

EXHIBIT A

PROPERTIES

	Store Number	City	State
1	1089	Anchorage	AK
2	9571	Cullman	AL
3	1206	North Little Rock	AR
4	9711	Russellville	AR
5	2358	Flagstaff	AZ
6	1078	Mesa	AZ
7	1708	Phoenix	AZ
8	2218	Prescott	AZ
9	2047	Sierra Vista	AZ
10	3695	Sierra Vista	AZ
11	1338	Tucson	AZ
12	2078	Yuma	AZ
13	4762	Antioch	CA
14	7653	Big Bear Lake	CA
15	1568	Carson	CA
16	1358	Chula Vista	CA
17	1538	Citrus Heights	CA
18	3945	Delano	CA
19	1438	El Cajon	CA
20	1988	El Centro	CA
21	1159	Fairfield	CA
22	1408	Florin	CA
23	1208	Fresno	CA
24	7390	McKinleyville	CA
25	2298	Merced	CA
26	1748	Montclair	CA
27	1868	Moreno Valley	CA
28	1698	Newark	CA
29	1168	North Hollywood	CA
30	1508	Northridge	CA
31	1968	Palm Desert	CA
32	3678	Ramona	CA
33	1298	Riverside	CA
34	4432	Riverside	CA
35	1156	Roseville	CA

Exhibit A Properties – 1

	Store Number	City	State
36	1688	Salinas	CA
37	1398	San Bernardino	CA
38	1478	San Bruno	CA
39	1648	San Diego	CA
40	1488	San Jose	CA
41	2308	Santa Cruz	CA
42	2088	Santa Maria	CA
43	1178	Santa Monica	CA
44	7639	Santa Paula	CA
45	1108	Temecula	CA
46	2318	Thousand Oaks	CA
47	1148	Ventura	CA
48	2068	Visalia	CA
49	1189	West Covina	CA
50	1608	Westminster	CA
51	1071	Lakewood	CO
52	4917	Thornton	CO
53	1193	Waterford	CT
54	1063	West Hartford	CT
55	7725	Rehoboth Beach	DE
56	1355	Altamonte Springs	FL
57	1645	Boca Raton	FL
58	2565	Bradenton	FL
59	7321	Bradenton	FL
60	1415	Clearwater	FL
61	1715	Doral	FL
62	1495	Ft. Myers	FL
63	1665	Gainesville	FL
64	1345	Hialeah	FL
65	4292	Hialeah	FL
66	7233	Kissimmee	FL
67	1955	Lakeland	FL
68	2245	Melbourne	FL
69	1365	Miami	FL
70	1655	Miami	FL
71	2695	Naples	FL
72	4295	North Miami	FL
73	1006	Ocala	FL
74	1225	Orlando	FL

Exhibit A Properties – 2

	Store Number	City	State
75	2805	Panama City	FL
76	1096	Pensacola	FL
77	1535	Plantation	FL
78	1625	Sarasota	FL
79	1295	St. Petersburg	FL
80	4355	St. Petersburg	FL
81	1385	Atlanta	GA
82	1305	Savannah	GA
83	7480	Honolulu	HI
84	9220	Algona	IA
85	2212	Cedar Rapids	IA
86	7767	Charles City	IA
87	9309	Webster City	IA
88	1229	Boise	ID
89	1090	Chicago	IL
90	1380	Chicago	IL
91	3594	Chicago	IL
92	1740	Joliet	IL
93	4297	Moline	IL
94	1212	North Riverside	IL
95	1750	Orland Park	IL
96	3241	Springfield	IL
97	7289	Steger	IL
98	3556	Elkhart	IN
99	1830	Ft. Wayne	IN
100	3180	Merrillville	IN
101	9647	Leavenworth*	KS
102	1101	Overland Pk	KS
103	7607	Hopkinsville	KY
104	7430	Owensboro	KY
105	2176	Paducah	KY
106	3320	Houma	LA
107	1347	Lafayette	LA
108	7061	New Iberia	LA
109	3879	Braintree	MA
110	1053	Saugus	MA
111	2034	Bowie	MD
112	1864	Cockeysville	MD
113	7713	Edgewater	MD

Exhibit A Properties – 3

	Store Number	City	State
114	2945	Hagerstown	MD
115	9521	Madawaska	ME
116	7733	Alpena	MI
117	2050	Jackson	MI
118	1250	Lincoln Park	MI
119	4845	Manistee	MI
120	1450	Roseville	MI
121	9586	Sault Ste. Marie	MI
122	4177	St. Clair Shores	MI
123	1490	Troy	MI
124	1132	Burnsville	MN
125	3775	Detroit Lakes	MN
126	1122	Maplewood	MN
127	1052	St. Paul	MN
128	7021	Cape Girardeau	MO
129	4304	Florissant	MO
130	7018	Jefferson City	MO
131	7719	Columbus	MS
132	4814	Havre	MT
133	1185	Asheville	NC
134	4758	Concord	NC
135	4353	Minot	ND
136	3814	Kearney	NE
137	2443	Manchester	NH
138	1313	Nashua	NH
139	2663	Portsmouth	NH
140	1003	Salem	NH
141	1574	Middletown	NJ
142	1294	Watchung	NJ
143	1434	Wayne	NJ
144	7755	Deming	NM
145	7035	Farmington	NM
146	7016	Hobbs	NM
147	9819	Henderson	NV
148	1668	Las Vegas	NV
149	1978	Reno	NV
150	1103	Albany	NY
151	1623	Clay	NY
152	1794	East Northport	NY

Exhibit A Properties – 4

	Store Number	City	State
153	1264	Hicksville	NY
154	1784	Johnson City	NY
155	7695	Olean	NY
156	1524	Rochester	NY
157	7676	Sidney	NY
158	1584	Victor	NY
159	1944	Yorktown Heights	NY
160	1410	Canton	OH
161	1520	Chapel Hill	OH
162	1560	Dayton	OH
163	7736	Kenton	OH
164	7477	Marietta	OH
165	1350	Mentor	OH
166	1430	Middleburg Heights	OH
167	3243	North Canton	OH
168	3142	Tallmadge	OH
169	1220	Toledo	OH
170	7003	Muskogee	OK
171	1091	Oklahoma City	OK
172	1119	Happy Valley	OR
173	3888	The Dalles	OR
174	7746	Carlisle	PA
175	3911	Columbia	PA
176	7699	Lebanon	PA
177	9770	Mount Pleasant	PA
178	3954	Walnutport	PA
179	4313	York	PA
180	7788	Bayamon	PR
181	1085	Caguas	PR
182	1925	Carolina	PR
183	7768	Guaynabo	PR
184	3882	Mayaguez	PR
185	7741	Ponce	PR
186	1083	Warwick	RI
187	7754	Anderson	SC
188	1325	Charleston	SC
189	7043	Rock Hill	SC
190	7318	Sioux Falls	SD
191	1146	Cordova	TN

Exhibit A Properties – 5

	Store Number	City	State
192	1186	Memphis	TN
193	1847	Austin	TX
194	1227	Dallas	TX
195	4205	El Paso	TX
196	1257	Friendswood	TX
197	7077	Harlingen	TX
198	1067	Houston	TX
199	1277	Ingram	TX
200	2147	Irving	TX
201	1167	San Antonio	TX
202	1127	Shepherd	TX
203	1057	Valley View	TX
204	1197	Westwood	TX
205	7426	Layton	UT
206	1888	West Jordan	UT
207	1284	Alexandria	VA
208	1615	Chesapeake	VA
209	1814	Fairfax	VA
210	1575	Hampton	VA
211	1265	Virginia Beach	VA
212	2514	Warrenton	VA
213	1069	Redmond	WA
214	2239	Vancouver	WA
215	4439	Yakima	WA
216	1082	Greendale	WI
217	2382	Madison	WI
218	3970	Platteville	WI
219	4188	Charleston	WV
220	3877	Elkins	WV
221	3724	Scott Depot	WV
222	4736	Casper	WY
223	4863	Gillette	WY
224	4837	Riverton	WY

Exhibit A Properties – 6

EXHIBIT B

PROHIBITED USES

[NOTE: All Prohibited Uses marked “*” shall apply to both Landlord and Tenant; all others apply to Tenant only.]

*	•	A flea market;

*	•	A pawn shop;

	•	A banquet hall, auditorium or other place of public assembly;

	•	A library or reading room (except incidental to the sale at retail of books);

	•	A discotheque or dance hall, any establishment offering live entertainment of any kind (excluding live music in restaurants), and a theatre, cinema or playhouse, provided that readings, demonstrations, television, video and other displays, and/or interactive presentations, shall be permitted as incidental to any other lawful use;

*	•	A mortuary, funeral home or crematorium;

	•	Living quarters, sleeping apartment or lodging rooms;

*	•	Any use which is a public or private nuisance;

*	•	Any use which produces: (A) noise or sound that is objectionable due to intermittence, high frequency, shrillness or loudness (except as otherwise permitted), (B) noxious odors, (C) noxious, toxic, caustic or corrosive fumes, fuel or gas, (D) dust, dirt or fly ash in excessive quantities, or (E) fire, explosion or other damaging or dangerous hazard, excluding in all cases the normal operations of SACs;

*	•	Any assembling, manufacturing, industrial, distilling, refining, smelting, agriculture or mining operation;

*	•	Junk yard or dump;

*	•	A massage parlor, or the sale, rental or display of “adult” or pornographic materials, including, without limitation, magazines, books, movies, videos, and photographs, or any pornographic display of any nature, excepting massages offered by a spa;

	•	A casino, gaming hall, off-track betting facility, or other gambling operation or facility, excepting the sale of lottery tickets and gambling where allowed under applicable Legal Requirements;

*	•	A “head shop” or other business selling drug paraphernalia, and

	•	A retail use that is primarily (a) an off-price or discount store (other than a store operated under the “Sears”, “Kmart” or “Shop Your Way” brand or name or any abbreviation or derivative of such brand or name (such as, by way of example only and not by way of limitation, “K” or “Big K”), or any other brand or name including therein the name “Sears”, “Kmart” or “Shop Your Way” or any abbreviation or derivative for such brand or name as aforesaid ), or *(b) a second-hand store.

EXHIBIT C

FORM OF SNDA

Prepared by and after recording return to:	) ) )

) ) ) ) )

SUBORDINATION, NON-DISTURBANCE, and Attornment AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the [    ] day of [            ], 2015 by and between (i) [                    ], a [                    ], having an address at [                    ] (together with its successors and assigns, “Lender”), (ii) KMART OPERATIONS LLC, a [limited liability company], having an address at [                                        ] (“Kmart Tenant”), SEARS OPERATIONS LLC, a [limited liability company], having an address at [                                        ] (“Sears Tenant”, and together with Kmart Tenant, individually or collectively as the context shall indicate, “Tenant”), and (iii) SERITAGE SRC FINANCE LLC, a Delaware limited liability company (“Sears Landlord”) and SERITAGE KMT FINANCE LLC, a Delaware limited liability company (“Kmart Landlord”, and together with Sears Landlord, individually or collectively as the context shall indicate, “Landlord”).

RECITALS

Landlord is the fee owner of those certain properties identified on Exhibit A attached hereto, (collectively, the “Landlord Parcels” and each a “Landlord Parcel”).

By that certain Master Lease dated [            ] (collectively, the “Lease”), by and between Landlord and Tenant, Tenant has leased from Landlord all or a portion of each Landlord Parcel and the improvements thereon (the “Premises”), together with certain easements and rights over the Landlord Parcel as described in the Lease.

Exhibit C Form of SNDA – 1

Lender is the holder of a mortgage or beneficiary under a deed of trust on each Landlord Parcel, given to the Lender by Landlord dated as of the date hereof (individually or collectively as the context shall indicate, the “Mortgage”, and the “Mortgages”). Lender and Landlord are also parties to that certain Loan Agreement, dated as of the date hereof (the “Loan Agreement” and, collectively with the Mortgage and the other Loan Documents as defined in the Loan Agreement, the “Loan Documents”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

The loan terms require Landlord to cause Tenant to subordinate the Lease and its interest in the Premises to the lien of the Mortgage and that Tenant attorn to Lender.

In return for Tenant’s agreement to subordinate and attorn on the terms and conditions set forth herein, Tenant requires recognition of and consent to the Lease terms by Lender, subject to the terms of this Agreement, and to be assured of continued occupancy of the Demised Premises under the terms of the Lease, in the event either Lender or a Successor to Lender (as defined herein) succeeds to the rights of Landlord under the Lease pursuant to the terms of the Mortgage.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Recitals paragraphs set forth above are hereby incorporated into this Agreement. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Lease.

2.	Lender hereby consents to the Lease.

3.	Subject to the terms of this Agreement, the Lease is and shall be subject and subordinate to the lien of the Mortgage and to all renewals, replacements and extensions of the Mortgage (pursuant to Section 14.1 of the Lease) to the full extent of the principal sum secured thereby, interest thereon and any applicable fees and expenses and to the terms, conditions and covenants set forth in the Mortgage and the other Loan Documents.

4.	In the event that Lender shall commence an action to foreclose the Mortgage or to obtain a receiver of the Demised Premises, or shall foreclose the Mortgage by advertisement, entry and sale according to any procedure available under the laws of the state where the Landlord Parcel is located, Tenant shall not be joined as a party defendant in any such action or proceeding, unless such joinder is required by law, and in any event Tenant shall not be disturbed in its possession of the Demised Premises under the Lease, including its rights under Section 21.25 of the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession of the premises then currently demised under the Lease (subject to, and as the Demised Premises may be modified from time to time pursuant to, the terms and conditions of the Lease), (c) the Lease shall be in full force and effect and (d) no Event of Default has occurred and is continuing.

Exhibit C Form of SNDA – 2

5.	In the event that Lender or any bona-fide purchaser (at a foreclosure sale or other proceedings brought to enforce the Mortgage), subsequent owner (receiving title by deed or assignment in lieu of foreclosure), successor or assign (including, without limitation, a successor or assign from Lender in its capacity as the holder of the indebtedness secured by the Mortgage, such purchaser, subsequent owner, successor or assign referred to as “Successor”) shall acquire the Demised Premises upon foreclosure, or by deed in lieu of foreclosure, or by any other means:

(a)	Lender or its Successor shall recognize and accept the rights of Tenant and shall thereafter assume the obligations of Landlord under the Lease, subject to Section 4 above and subsection 5(d) below;

(b)	Tenant shall be deemed to have made a full and complete attornment to Lender or its Successor as the landlord under the Lease so as to establish direct privity between the Lender or its Successor and Tenant;

(c)	All rights and obligations of Tenant under the Lease shall continue in full force and effect and be enforceable by and against Tenant, respectively, with the same force and effect as if the Lease had originally been made and entered into directly by and between Lender or its Successor (as the case may be) as the landlord thereunder, and Tenant and, in the event the Lease shall automatically terminate pursuant to applicable law, Lender or its Successor (as the case may be) and Tenant shall, upon the request of Tenant, immediately enter into a new lease on the exact same terms and conditions of the Lease; and

(d)	Notwithstanding anything to the contrary contained herein, in the Loan Documents or in the Lease, the following is specifically understood and agreed:

(1) Neither Lender nor its Successor shall be obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant. except that with respect to Recapture Separation Work and Additional Recapture Space separation work as provided in Section 1.7 and 1.8 of the Lease that remains unfinished as of the date upon which the Lender or its Successor shall become the owner of the applicable Landlord Parcel (“Successor Landlord”), Successor Landlord shall elect to either (A) complete such work (regardless of the adequacy of any reserves available therefor) or (B) notify Tenant that Successor Landlord elects not to complete such work. If Successor Lender elects not to complete such work, the Lease shall automatically be reinstated as to such Recapture Space or Additional Recapture Space (in its then current condition) such that the Demised Premises and related Lease terms for such Property shall be the same as though the Recapture Notice or Additional Recapture Space Termination Notice had never been given, it being understood and agreed that (x) from and after Successor Landlord’s election not to complete such work Tenant’s payment obligations under the Lease shall apply to the Demised Premises including the applicable Recapture Space or Additional Recapture Space but (y) Tenant shall not be deemed to be in default or breach of the Operating Covenant

Exhibit C Form of SNDA – 3

for such reasonable period of time as shall be reasonably necessary for Tenant (at its sole cost and expense) to return the Demised Premises to substantially the condition as existed immediately before the applicable Recapture Notice or Additional Recapture Space Termination Notice was given.

(2) Subject to subsection 5(a) hereof, neither Lender nor its Successor shall be liable (a) for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which the Lender or its Successor shall become the owner of the applicable Landlord Parcel, or (b) for any act or omission of Landlord, whether prior to or after such foreclosure or sale, provided, that the foregoing shall not limit the obligations of Lender or its Successor (and they shall remain obligated) for (A) any alteration (but specifically excluding any work under clauses (1) or (4) of this Section 5(d) except as expressly provided therein), maintenance, or repair covenants of Landlord or any obligations to cure violations of any Legal Requirements by Landlord of a continuing nature (“Continuing Acts”), and (B) any obligations of Landlord under the Lease which accrue from and after the date such Lender or its Successor shall succeed to Landlord’s interest.

(3) Neither Lender nor its Successor shall be required to make any repairs to any Landlord Parcel or to the Demised Premises required as a result of fire or other casualty or by reason of condemnation, except Lender or its Successor shall remain obligated to make all such repairs if Landlord is required to do so under the Lease to the extent that Lender or its Successor shall have received casualty insurance proceeds or condemnation awards with respect to such events.

(4) Neither Lender nor its Successor shall be required to make any capital improvements to any Landlord Parcel or to the Demised Premises under the Lease which Landlord may have agreed to make, but had not completed, or to perform or provide any services not related to possession or quiet enjoyment of the premises demised under the Lease, except they shall remain obligated for (I) all of the same as expressly set forth in Section 5(d)(1) with respect to Recapture Separation Work and Additional Recapture Space separation work, if Lender shall have elected to complete such work as set forth in Section 5(d)(1) above and (II) all Continuing Acts

(5) Neither Lender nor its Successor shall be subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which the Lender or its Successor shall become the owner of the applicable Landlord Parcel, except Tenant shall retain against them all Tenant defenses, claims and counterclaims (if any) with respect to any Continuing Acts.

(6) Neither Lender nor its Successor shall be liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by Lender or its Successor.

Exhibit C Form of SNDA – 4

(7) Neither Lender nor its Successor shall be bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by the Lender or its Successor, or (ii) such prepayment shall have been expressly provided in the Lease; provided that this clause (7) shall not limit Tenant’s right to any credit or refund under the Lease under the installment expense true-up provisions set forth in Section 4.5 of the Lease, except to the extent Landlord has misappropriated any payments therefor.

(8) Neither Lender nor its Successor shall be bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time the Lender or its Successor succeeded to Landlord’s interest, except that Landlord or its Successor shall remain liable for all payments with respect to all Continuing Acts. In the event any 100% Recapture Property Termination Notice has been given, if any amounts placed into escrow pursuant to Section 1.9 of the Lease with respect to such 100% Recapture Property Termination Notice are not released to Tenant on the termination date contemplated by the Lease, Tenant shall have the right within five (5) Business Days of such scheduled termination date to reinstate the Lease. If Tenant makes such election to reinstate the Lease, Tenant shall not be deemed to be in default or breach of the Operating Covenant for such reasonable period of time as shall be reasonably necessary in order to resume business operations in the event Tenant retains the 100% Recapture Property.

(9) Neither Lender nor its Successor shall be bound by any agreement amending, modifying or terminating the Lease (except for any termination, and any amendment, made pursuant to and as expressly provided in the Lease) made without the Lender’s prior written consent prior to the time the Lender or its Successor succeeded to Landlord’s interest.

(10) Neither Lender nor its Successor shall be bound by any assignment of the Lease or sublease of the Landlord Parcel, or any portion thereof, made prior to the time the Successor succeeded to Landlord’s interest, other than if pursuant to the provisions of the Lease.

6.

Nothing herein contained shall impose any obligations upon either Lender or its Successor to perform any of the obligations of Landlord under the Lease, unless and until Lender or its Successor shall succeed to the interests of Landlord in accordance with Section 5 above. Provided that the conditions set forth in Section 4 above are satisfied, in the event that Lender, at its election in its sole discretion, shall seek a receiver for any Landlord Parcel, Lender shall (a) use commercially reasonable efforts to request that the order appointing the receiver require the receiver for such Landlord Parcel to operate such Landlord Parcel subject to the terms of the Lease, (b) to the extent required by applicable law, deliver any such required notice or order with respect to such appointment and order, and (c) unless deemed necessary in Lender’s prudent judgment, not object to Tenant appearing at its sole cost and expense in any proceeding for such appointment and order for the sole purpose of supporting a request made under

Exhibit C Form of SNDA – 5

subsection 6(a), or making a similar request, so long as such appearance shall not hinder or delay the appointment of the receiver and Tenant has advised Lender of its intent to appear.

7.	Any notice required or desired to be given under this Agreement shall be in writing and (a) given by certified or registered mail, return receipt requested, postage prepaid or (b) sent by reputable overnight air courier service (i.e., Federal Express, Airborne, etc.) with guaranteed overnight delivery; in each instance addressed to the party as provided below. Notices shall be deemed given when actually received by the recipient, receipt thereof is refused by the recipient or the impossibility of delivery due to the failure to provide a new address as required herein. All notices hereunder shall be addressed as follows:

If to Lender:	[ ]

If to Tenant:	[ ]

With a copy to:	[ ]

If to Landlord:	[ ]

With a copy to:	[ ]

Either party, at any time and from time to time (by providing notice to the other party in the manner set forth above), may designate a different address or person, or both, to whom such notice may be sent. Notice of change in address or person shall be effective 10 days after written notice of such change has been sent to Tenant in accordance with the terms of this Paragraph.

8.	Tenant will give Lender a copy of any notice of default sent by Tenant to Landlord (“Default Notice”); provided that, Tenant’s failure, for any reason or no reason, to give Lender a Default Notice will not comprise either a default or breach of Tenant’s obligations under the Lease and will not, except as set forth herein, preclude or affect in any way Tenant’s right to exercise any remedy provided to Tenant for Landlord’s default in the Lease. If Lender receives a Default Notice from Tenant, Lender shall have the same period of time provided Landlord under the Lease within which to cure such default. The Lender’s cure period shall begin to run upon receipt of the Default Notice. Notwithstanding anything to the contrary contained in this Section 8, Tenant agrees not to terminate the Lease by reason of default by Landlord under the Lease, or to an abatement of rent under the Lease, without delivering to Lender or its Successor written notice of such default and the opportunity to cure within 60 days of the delivery of such notice to Lender or its Successor, or if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default, provided that Lender has kept Tenant up-to-date with the current contact information for Lender or its Successor as to where to send such notice.

Exhibit C Form of SNDA – 6

9.	This Agreement shall be binding upon and inure to the benefit of Lender, its Successor, Landlord and Tenant and their respective legal representatives, successors, administrators and assigns. The term “Lender” as used herein shall include the successors and assigns of Lender and any person, party or entity which shall become the owner of a Landlord Parcel by reason of a foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise.

10.	Landlord shall give written notice to Tenant of the reconveyance or other release of the Mortgage within thirty (30) days of the date the reconveyance or other release is recorded.

11.	This Agreement and the lien of the Mortgage shall not apply to any personalty, real property, fixtures or equipment owned or leased by Tenant which is now or hereafter placed on or installed in the Premises, and Tenant shall have the full right to remove said personalty, real property, fixtures and equipment at the expiration of the Lease term.

12.	Lender may sell, transfer and deliver the Note and assign the Mortgage, this Agreement and the other documents executed in connection therewith to one or more investors in the secondary mortgage market (“Investors”), provided, any assignment of this Agreement in connection with such sale or transfer shall be subject to all terms and provisions of this Agreement. In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Note, the Mortgage, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer including, but not limited to, any subservicer or master servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.

13.	Tenant will, at the cost of Tenant, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances, as reasonably necessary, as Lender shall, from time to time, reasonably require, for the better assuring and confirming unto Lender the property and rights hereby intended now or hereafter so to be pursuant to this Agreement, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement, or for complying with all applicable laws.

14.

Tenant acknowledges that Lender is obligated only to Landlord to make the Loan upon the terms and subject to the conditions set forth in the Loan Documents. In no event shall Lender or any Successor, nor any heir, legal representative, successor, or assignee of Lender or any such purchaser or grantee (collectively the Lender, such purchaser, grantee, heir, legal representative, successor or assignee, the “Subsequent Landlord”) have any personal liability for the obligations of Landlord under the Lease and should the Subsequent Landlord succeed to the interests of the Landlord under the Lease, Tenant shall look only to the estate and property of any such Subsequent Landlord in the applicable Landlord Parcel(s) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Subsequent Landlord as landlord under the Lease, and no other property or assets of any Subsequent Landlord shall be subject to levy, execution or other

Exhibit C Form of SNDA – 7

enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease; provided, however, that the Tenant may exercise any other right or remedy provided thereby or by law in the event of any failure by Subsequent Landlord to perform any such material obligation.

15.	This Agreement constitutes the entire agreement of the parties hereto concerning its subject matter and may not be modified except in writing signed by the parties hereto.

16.	The provisions of this Agreement are valid and enforceable only upon execution by Landlord and Lender of an unmodified counterpart hereof and delivering a fully signed original to Tenant by [ ].

{Remainder of Page Intentionally Left Blank; Signature Pages Immediately Follow}

Exhibit C Form of SNDA – 8

IN WITNESS WHEREOF, this Subordination, Non-Disturbance and Attornment Agreement has been signed and sealed on the day and year first above set forth.

Lender:

By:
Name:
Title:
Tenant:
KMART OPERATIONS, LLC
By:
Name:
Title:
SEARS OPERATIONS, LLC
By:
Name:
Title:
Landlord:
SERITAGE KMT FINANCE LLC
By:
Name:
Title:
SERITAGE SRC FINANCE LLC
By:
Name:
Title:

Exhibit C Form of SNDA – 9

LENDER NOTARY:

STATE OF	)

) SS:

COUNTY OF	)

THE undersigned, a Notary Public in and for the County and State aforesaid, does hereby certify that                                          personally known to me to be the                                         of                                         , a                                         , and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged under oath that in such capacity he/she signed and delivered the said instrument pursuant to authority duly given to him/her by said                                         .

GIVEN under my hand and seal this     day of             , 20    .

Notary Public

My Commission Expires:

Exhibit C Form of SNDA – 10

TENANT NOTARY:

STATE OF	)

) SS:

COUNTY OF	)

THE undersigned, a Notary Public in and for the County and State aforesaid, does hereby certify that                                          personally known to me to be the                                         of                                         , a                                         , and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged under oath that in such capacity he/she signed and delivered the said instrument pursuant to authority duly given to him/her by said                                         .

GIVEN under my hand and seal this     day of             , 20    .

Notary Public

My Commission Expires:

STATE OF	)

) SS:

COUNTY OF	)

THE undersigned, a Notary Public in and for the County and State aforesaid, does hereby certify that                                          personally known to me to be the                                         of                                         , a                                         , and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged under oath that in such capacity he/she signed and delivered the said instrument pursuant to authority duly given to him/her by said                                         .

Exhibit C Form of SNDA – 11

GIVEN under my hand and seal this     day of             , 20    .

Notary Public

My Commission Expires:

Exhibit C Form of SNDA – 12

LANDLORD NOTARY:

STATE OF	)

) SS:

COUNTY OF	)

THE undersigned, a Notary Public in and for the County and State aforesaid, does hereby certify that                                          personally known to me to be the                                         of                                         , a                                         , and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged under oath that in such capacity he/she signed and delivered the said instrument pursuant to authority duly given to him/her by said                                         .

GIVEN under my hand and seal this     day of             , 20    .

Notary Public

My Commission Expires:

STATE OF	)

) SS:

COUNTY OF	)

THE undersigned, a Notary Public in and for the County and State aforesaid, does hereby certify that                                          personally known to me to be the                                         of                                         , a                                         , and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged under oath that in such capacity he/she signed and delivered the said instrument pursuant to authority duly given to him/her by said                                         .

Exhibit C Form of SNDA – 13

GIVEN under my hand and seal this      day of             , 20    .

Notary Public

My Commission Expires:

Exhibit C Form of SNDA – 14

EXHIBIT “A”

LIST AND LEGAL DESCRIPTIONS-FEE PROPERTIES

PROPERTIES

Exhibit “A” to the Form of SNDA

EXHIBIT D

LANDS’ END PREMISES

	Store Number	City	State
1089	Sears	Anchorage	AK
1538	Sears	Citrus Heights	CA
1438	Sears	El Cajon	CA
1159	Sears	Fairfield	CA
1156	Sears	Roseville	CA
1478	Sears	San Bruno	CA
1648	Sears	San Diego	CA
2308	Sears	Santa Cruz	CA
1178	Sears	Santa Monica	CA
1148	Sears	Ventura	CA
1193	Sears	Waterford	CT
1063	Sears	West Hartford	CT
1645	Sears	Boca Raton	FL
1415	Sears	Clearwater	FL
1225	Sears	Orlando	FL
1625	Sears	Sarasota	FL
1385	Sears	Atlanta	GA
2212	Sears	Cedar Rapids	IA
1750	Sears	Orland Park	IL
1830	Sears	Ft. Wayne	IN
1101	Sears	Overland Pk	KS
1053	Sears	Saugus	MA
1864	Sears	Cockeysville	MD
1450	Sears	Roseville	MI
1490	Sears	Troy	MI
1132	Sears	Burnsville	MN
1122	Sears	Maplewood	MN
1185	Sears	Asheville	NC
2443	Sears	Manchester	NH
1313	Sears	Nashua	NH
2663	Sears	Portsmouth	NH
1003	Sears	Salem	NH
1574	Sears	Middletown	NJ

Exhibit D Lands’ End Premises – 1

	Store Number	City	State
1294	Sears	Watchung	NJ
1434	Sears	Wayne	NJ
1103	Sears	Albany	NY
1623	Sears	Clay	NY
1794	Sears	East Northport	NY
1264	Sears	Hicksville	NY
1584	Sears	Victor	NY
1944	Sears	Yorktown Heights	NY
1410	Sears	Canton	OH
1520	Sears	Chapel Hill	OH
1560	Sears	Dayton	OH
1350	Sears	Mentor	OH
1430	Sears	Middleburg Heights	OH
1220	Sears	Toledo	OH
1119	Sears	Happy Valley	OR
1083	Sears	Warwick	RI
1146	Sears	Cordova	TN
1186	Sears	Memphis	TN
1067	Sears	Houston	TX
1888	Sears	West Jordan	UT
1284	Sears	Alexandria	VA
1814	Sears	Fairfax	VA
1265	Sears	Virginia Beach	VA
2514	Sears	Warrenton	VA
1069	Sears	Redmond	WA
2239	Sears	Vancouver	WA
2382	Sears	Madison	WI

Exhibit D Lands’ End Premises – 2

SCHEDULE 1.7(d)

FORM OF RECAPTURE NOTICE

[DATE]

[ADDRESS OF TENANT]

RECAPTURE NOTICE

Pursuant to Section 1.7 of the Master Lease

For Sears / Kmart Store [STORE NUMBER]

[NOTE: ANY TENANT RESPONSE REQUIRED WITHIN 30 DAYS]

Seritage Finance LLC (“Landlord”) hereby notifies Kmart Operations LLC and Sears Operations LLC (“Tenant”) of its intention to recapture space pursuant to Section 1.7 of the Master Lease by and among Seritage Finance LLC, Kmart Operations LLC and Sears Operations LLC, dated as of                 , 2015 (the “Master Lease”). All terms used herein but not otherwise defined have the meaning ascribed to them in the Master Lease.

This Recapture Notice pertains to Store Number      at [STORE ADDRESS].

The Proposed Recapture Date is:                     . Tenant has sixty (60) days after receipt of this Recapture Notice to give notice of a Tenant Recapture Termination Date, if desired, which shall not be less than ninety (90) days after receipt of this Recapture Notice.

Following the Actual Recapture Date, the following terms will apply with respect to the modified Demised Premises.

•	Annual Base Rent:

•	Tenant’s Proportionate Share of all Property Charges:

•	Monthly Installment Expenses payable by Tenant:

A site plan showing the applicable Tenant Retained Space and the Recapture Space with respect to the modified Demised Premises, along with a description of the Tenant Retained Space, is attached as Exhibit A.

A modified Schedule 2 to the side letter to the Master Lease reflecting the applicable adjustments for the modified Demised Premises is attached as Exhibit B. A copy of a title report with respect to this Property pursuant to Section 1.7(e) of the Master Lease is attached as Exhibit C.

Schedule 1.7(d) Form of Recapture Notice – 1

SHOULD TENANT DISAGREE WITH ANY OF THE FOREGOING ITEMS, PURSUANT TO THE MASTER LEASE TENANT SHALL SEND LANDLORD A NOTICE WITHIN THIRTY (30) DAYS OF RECEIPT OF THIS RECAPTURE NOTICE SETTING FORTH THE NATURE OF TENANT’S DISAGREEMENT IN REASONABLE DETAIL.

SERITAGE KMT FINANCE LLC

By:
Name:
Title:

SERITAGE SRC FINANCE LLC

By:
Name:
Title:

Schedule 1.7(d) Form of Recapture Notice – 2

Exhibit A

Site Plan and Description of Tenant Retained Space

Exhibit A to Schedule 1.7(d) Form of Recapture Notice

Exhibit B

Modified Schedule 2 to the Master Lease

Exhibit B to Schedule 1.7(d) Form of Recapture Notice

Exhibit C

Title Report

Exhibit C to Schedule 1.7(d) Form of Recapture Notice

SCHEDULE 1.7(j)(ii)

GENERAL REQUIREMENTS AND CONDITIONS

All provisions of this Schedule 1.7(j)(ii) are intended to supplement the provisions in the Master Lease above governing any general construction work performed by Landlord, or by Tenant, including without limitation Recapture Separation Work, Additional Recapture Space recapture and separation work, or any casualty or Condemnation restoration, or Tenant Alterations. In the event of any conflict between the express provisions of the Master Lease and this Schedule 1.7(j)(ii), the former shall control. All of the foregoing performed by either Party shall be referred to as “Landlord’s Work” or “Tenant’s Work,” respectively.

Tenant’s Work will be performed by Tenant in accordance with final plans and specifications approved by Landlord (as and to the extent such plans and specifications and/or approval is provided for in the Master Lease). Tenant’s contractor(s) shall secure and pay for all necessary permits, inspections, certificates, legal approvals, Certificate of Occupancy and/or fees required by public authorities and/or utility companies with respect to Tenant’s Work.

A.	General Requirements

1. All Landlord’s Work or Tenant’s Work installed by Tenant or Landlord shall be coordinated with, completed in harmony with and so as not to unreasonably interfere with, Landlord’s or Tenant’s construction schedule, business operations, nor any other tenant’s or subtenant’s activities, including with respect to Landlord’s tenants in the Recapture Space or under any of the Leases.

2. All contractors employed by either Landlord or Tenant shall allow other contractors, even of the same trade, to work on the Demised Premises without interference and in accordance with the spirit and intent of Paragraph 1 above.

3. Tenant and Tenant’s contractors shall provide all insurance required by Landlord as set forth in this Lease, or as is otherwise maintained in the ordinary course by prudent and reputable contractors and/or property owners, or as otherwise reasonably required by Landlord, prior to the start of any construction work within the Demised Premises. Landlord and Landlord Mortgagee shall each be named as an additional insured in all such insurance.

4. Tenant shall, at all times, keep or cause to be kept the Demised Premises and the surrounding area free from accumulations of waste materials and/or rubbish caused by it or its contractors’ employees or workers and shall not place or permit to be placed any waste materials and/or rubbish on the Common Areas or other areas of Landlord’s Premises. Tenant and/or its contractors shall provide dumpsters and maintenance of said dumpsters during the construction period in a secure, neat and orderly condition and shall remove and empty the same on a regular basis to avoid unsightly, obstructive or hazardous accumulations or conditions.

5. Tenant shall provide Landlord prior written notice (except in case of an emergency) of the proposed commencement date of (a) any Tenant Alterations to be done within or to the Demised Premises as provided in the Master Lease, and of (b) other Tenant’s Work with a cost in excess of $100,000 in any one (1) instance with respect to an individual

Schedule 1.7(j)(ii) – 1

Demised Premises, and Landlord shall provide Tenant at least thirty (30) days’ prior written notice of the estimated completion of any Recapture Restoration Work or any Additional Recapture Space recapture and separation work.

6. Tenant shall coordinate the parking of contractor vehicles, the placement of dumpsters and the staging area for construction materials, furniture, fixtures and other equipment, with Landlord’s or any of its tenants’ construction representatives and construction coordinators so as not to disrupt Landlord’s or tenants’ operations or interfere with customer parking. All construction materials, furniture, fixtures and other equipment shall be kept within Tenant’s Demised Premises or within areas of the parking lot designated by Landlord following proposal from and consultation with the Tenant, both Parties acting reasonably and in good faith.

B.	Construction Procedures

1. When submitting construction plans and specifications (preliminary, completed or final), Tenant or the Tenant’s appointed representative shall issue Tenant’s plans, specifications and supporting documents electronically via emails to Landlord’s construction coordinator.

2. Tenant can elect to contract with architects, engineers and other construction professionals of good repute, which are experienced, financially responsible and duly licensed in the jurisdiction in which the Demised Premises is located (“Construction Professionals”) of its choosing for the preparation of the construction plans and specifications. The architect (and other Construction Professionals, as appropriate) shall prepare detailed construction drawings for the work to be performed at the Demised Premises, incorporating the improvements to comply with all of Tenant’s obligations under this Master Lease or as determined by Landlord in consultation with Tenant with respect to work to be done on behalf of Landlord. Such drawings will be forwarded to Landlord for its review and comment to the extent Landlord’s approval of same is required under the Master Lease.

3. All contractors engaged by Tenant shall be bondable contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with any contractor hired by Landlord or Landlord’s tenants. Tenant shall permit union licensed contractors to bid on Tenant’s Work, but Tenant shall not be obligated to engage such contractors unless union labor is required in the area where the Demised Premises is located. Tenant shall retain sufficient documentation evidencing union contractor bidding and shall provide such documentation to Landlord upon fifteen (15) days’ prior written request. In the event Tenant does not permit union licensed contractors to bid on Tenant’s Work (“Union Bidding”) and Landlord is picketed or involved in a dispute with the unions due to Tenant’s failure to permit Union Bidding, then Tenant shall indemnify, defend and hold Landlord, its officers, directors, partners, employees and contractors harmless from and against any and all damages, claims, losses and expenses (including, without limitation, attorneys’ fees, expert witness fees and court costs) incurred by Landlord due to Tenant’s failure to permit Union Bidding. All work shall be coordinated with the general project work. Tenant shall use its commercially reasonable efforts to cause its contractors to maintain harmony and avoid any and all disputes with labor unions in which Tenant’s contractors or any person or entity performing work on behalf of Tenant may become involved. Tenant shall be responsible for any delay, disruption, obstruction or hindrance in the completion of Tenant’s Work and any damages and

Schedule 1.7(j)(ii) – 2

extra costs resulting from such disputes, except with respect to work for which Landlord is financially responsible under the Master Lease, but expressly excluding all of Tenant’s Acts. Tenant shall use its commercially reasonable efforts to cause its contractors to take all action including, but not limited to, filing charges with the N.L.R.B. and pursuing litigation to prevent or end any stoppage or slowdown of Tenant’s Work.

4. Construction shall comply in all respects with applicable Legal Requirements.

5. Upon Landlord’s request from time to time, Tenant shall assign to Landlord any or all contracts or agreements with contractors, vendors, suppliers and/or Construction Professionals as designated by Landlord in connection with all Tenant Work performed on behalf of Landlord.

Schedule 1.7(j)(ii) – 3

SCHEDULE 1.8(a)

FORM OF ADDITIONAL RECAPTURE SPACE TERMINATION NOTICE

[DATE]

[ADDRESS OF TENANT]

ADDITIONAL RECAPTURE SPACE TERMINATION NOTICE

Pursuant to Section 1.8 of the Master Lease

For Sears / Kmart Store [STORE NUMBER]

[NOTE: ANY TENANT RESPONSE REQUIRED WITHIN 30 DAYS]

Seritage Finance LLC (“Landlord”) hereby notifies Kmart Operations LLC and Sears Operations LLC (“Tenant”) of its intention to recapture space pursuant to Section 1.8 of the Master Lease by and among Seritage Finance LLC, Kmart Operations LLC and Sears Operations LLC, dated as of                 , 2015 (the “Master Lease”). All terms used herein but not otherwise defined have the meaning ascribed to them in the Master Lease.

This Additional Recapture Space Termination Notice pertains to Store Number      at [STORE ADDRESS].

The Proposed Additional Recapture Space Date is:                     . Tenant has sixty (60) days after receipt of this Recapture Notice to give notice of a Tenant Additional Recapture Space Termination Date, if desired, which shall not be less than ninety (90) days after receipt of this Recapture Notice.

Following the Actual Additional Recapture Space Termination Date, the following terms will apply with respect to the modified Demised Premises.

•	Annual Base Rent:

•	Tenant’s Proportionate Share of all Property Charges:

•	Monthly Installment Expenses payable by Tenant:

A site plan showing the applicable Tenant Retained Space and the Additional Recapture Space with respect to the modified Demised Premises, along with a description of the Tenant Retained Space, is attached as Exhibit A.

Schedule 1.8(d) – 1

A modified Schedule 2 to the side letter to the Master Lease reflecting the applicable adjustments for the modified Demised Premises is attached as Exhibit B. A copy of a title report with respect to this Property pursuant to Section 1.8(b) of the Master Lease is attached as Exhibit C.

SHOULD TENANT DISAGREE WITH ANY OF THE FOREGOING ITEMS, PURSUANT TO THE MASTER LEASE TENANT SHALL SEND LANDLORD A NOTICE WITHIN THIRTY (30) DAYS OF RECEIPT OF THIS RECAPTURE NOTICE SETTING FORTH THE NATURE OF TENANT’S DISAGREEMENT IN REASONABLE DETAIL.

SERITAGE KMT FINANCE LLC

By:
Name:
Title:

SERITAGE SRC FINANCE LLC

By:
Name:
Title:

Schedule 1.8(d) – 2

Exhibit A

Site Plan and Description of Tenant Retained Space

Exhibit A to Schedule 1.8(d)

Exhibit B

Modified Schedule 2 to the Master Lease

Exhibit B to Schedule 1.8(d)

Exhibit C

Title Report

Exhibit C to Schedule 1.8(d)

SCHEDULE 2.1(a)

EBITDAR METHODOLOGY

General Ledger Account	Footnote	Calculation	12 Months Ended January 2015 Property 01478 All Reporting Divisions

A04103 Merchandise Sales			37,181,276

A04107 Auto Center Revenues External			2,073,605
A04108 Delivery Revenues External			232,543
A04109 PA Revenues External			594,439
A04110 Service Income Revenues External			(982)
A04113 SPP Revenue External			20,357
A04114 Miscellaneous Income Revenues External			(474,368)
A04118 Tenant Income External			108,270
A04123 Support Services Revenues External			(4,103)
A04115 Credit Revenues External			282,740
A04116 Licensed Business Revenues External			268,380

A04104 Other Revenues			3,100,881

A04101 Total Revenue		(A04103+A04104)	40,282,157

			—

A05102 Cost of sales			26,870,740

A05113 Occupancy Taxes	(1)		301,942
A05114 Utility Expense			329,526
A05115 Building Expenses	(2)		387,152

A05107 Occupancy			1,018,620

A05101 Cost of sales, buying and occupancy		(A05102+A05107)	27,889,360

A06160 Payroll & Incentive			5,074,817
A06161 Benefits & Taxes			981,079
A06162 Associate Expenses			27,376
A06163 Equipment Costs			31,490
A06164 Data Processing			837
A06165 Taxes			41,834
A06166 Occupancy Related			2,072
A06167 Communication Expense			84,171
A06168 Advertising Expense	(3)		1,351,248
A06169 Supplies & Postage			238,437
A06170 Insurance Charges	(3)		229,059
A06171 Bank Card Expense			338,585
A06172 Check Expense			6,624
A06173 Cash Over/Short			19,509
A06174 Operating Services			124,856
A06176 Reclasses	(4)		(956,475)
A06177 Miscellaneous SG&A			67,767
A06178 Outside Services			66,652
A06179 Display Expenses			113,240
A06237 Support Services Chargeouts			(542)

A06124 Selling and administrative expenses	(5)		7,842,636

A06125 Depreciation & Amortization			1,656,792

A06101 Total costs and expenses		(A05101+A06124+A06125)	37,388,788

A00908 Operating income (loss)		(A4101-A06101)	2,893,369

EBITDAR		(A06125+A00908)

			4,550,161

Footnotes

(1)	Reimbursement of property taxes paid by Seritage.
(2)	Reimbursement of certain expenses paid by Seritage after the Multi-Tenant Occupancy Date.
(3)	Includes the allocation of certain corporate expenses.
(4)	Primarily related to Sears Auto Centers. COGS moved to SG&A.
(5)	Overhead structure not generally allocated to property operating statements. Primarily includes: Corporate office (finance, accounting, HR, inventory, merchandising, IT, business leadership, etc) and regional management.

SCHEDULE 2.1(b)

LEASE GUARANTORS

1.	A&E Factory Service, LLC
2.	A&E Home Delivery, LLC
3.	A&E Lawn & Garden, LLC
4.	A&E Signature Service, LLC
5.	California Builder Appliances, Inc.
6.	Florida Builder Appliances, Inc.
7.	KLC, Inc.
8.	Kmart Corporation
9.	Kmart Holding Corporation
10.	Kmart of Michigan, Inc.
11.	Kmart of Washington LLC
12.	Kmart Stores of Illinois LLC
13.	Kmart Stores of Texas LLC
14.	Kmart.com LLC
15.	Sears Brands Management Corporation
16.	Sears Holdings Corporation
17.	Sears Holdings Management Corporation
18.	Sears Home Improvement Products, Inc.
19.	Sears Protection Company
20.	Sears Protection Company (Florida), L.L.C.
21.	Sears Roebuck Acceptance Corp.
22.	Sears Roebuck and Co.
23.	Sears Roebuck de Puerto Rico, Inc.
24.	SOE, Inc.
25.	StarWest, LLC
26.	MyGofer LLC
27.	Private Brands, Ltd.

SCHEDULE 10.2(e)

OPERATING EXPENSES

“Operating Expenses” means: All costs and expenses of any kind, nature, and description incurred in connection with the maintenance, operation, care and repair of the Property which are desirable for the operation and maintenance of the Property, including the governance, management and administration of this Master Lease, the Leases, and all future leases of portions of the Property by Landlord, in accordance with the standard maintained in the City and State in which the Property is located for similar buildings and sites (subject to any other specific standards applicable to the Demised Premises as provided in this Master Lease), and which are not duplicative of other costs and expenses provided in the Master Lease or otherwise required to be paid or reimbursed by Tenant under this Master Lease. The following types of expenses are by way of illustration and not by way of limitation of the generality of the foregoing:

(1) the cost of providing all heating, ventilating, air conditioning, water and waste-water services and other utilities to the buildings in which the Demised Premises are located;

(2) the cost of refuse, rubbish and garbage collection and removal for the Property;

(3) cleaning, gardening and landscaping the Property (including, without limitation, the Common Areas);

(4) costs of tie-ins or other costs for providing sanitary or storm sewers or control to and for the Property and Demised Premises;

(5) inspection and permit fees, accounting fees, and attorney and other professional fees incurred by Landlord in connection with the operation of the Property or the Demised Premises;

(6) repairs and replacements of the paving and resurfacing of parking lots (as reasonably required), curbs, fencing, walkways, electrical power lines, light poles, bulbs, drainage systems and equipment used on the Property (including the Common Areas);

(7) line painting;

(8) attending the parking areas (if necessary);

(9) any governmental charges, surcharges, fees or taxes on the parking areas or parking spaces or on vehicles parking therein;

(10) security services, including electronic response and surveillance and/or private police protection if obtained;

(11) repair or replacement of on-site water lines, sanitary sewer lines and storm sewer lines serving the Property;

Schedule 10.2(e) – 1

(12) rental of machinery, equipment and tools used in operating and maintaining the Property and all buildings and improvements thereon;

(13) reasonable amortization or depreciation of equipment purchased and used for operating or maintaining (i) the Property and/or (ii) all buildings and improvements thereon;

(14) costs of signs, sign maintenance and sound systems;

(15) all personal property and similar taxes on equipment, machinery, tools, supplies and other personal property and facilities used in the maintenance of the Property;

(16) compensation, paid to any person specifically providing direct services with respect to the Property (as opposed to a person in the general employ of Landlord), including the classification of building superintendent;

(17) all repairs to the Property and all buildings and improvements thereon (provided that with respect to the Demised Premises, any such repairs shall not materially exceed the standard of repairs for which Tenant is obligated under the Master Lease);

(18) all supplies and replacement items required for the Property;

(19) all costs for restoration, relocation or expansion of the Common Areas of the Property;

(20) all charges for maintenance contracts, inspection contracts, HVAC, escalator and elevator contracts and similar contracts for the Property, together with all reasonable costs, fees and expenses of attorneys, accountants, tax-reduction personnel, building inspectors, architects, construction engineers, environmental engineers and inspectors, and other professionals and experts in connection with the maintenance, repair and operation of the Property;

(21) [Intentionally Omitted];;

(22) all insurance with respect to the Property, including Landlord’s Insurance Costs;

(23) all costs and expenses incurred by Landlord pursuant to all Operating Agreements;

(24) all costs and expenses incurred by Landlord to perform Landlord’s obligations under Section 10.3; and

(25) [Intentionally Omitted].

Notwithstanding the foregoing, Operating Expenses shall expressly exclude:

(1) costs of maintenance and repair reimbursed by insurance proceeds or paid for by other tenants of the Property separate from their share of any Operating Expenses;

Schedule 10.2(e) – 2

(2) repairs, maintenance, alterations, tenant improvements, tenant allowances, free rent or other tenant concessions, or other specific costs attributable solely to other tenants’ space in the Property or billed to such tenants;

(3) brokerage and leasing commissions, advertising expenses and other costs incurred in leasing or re-leasing space in the Property, including, without limitation, any Recapture Space or Additional Recapture Space;

(4) debt service, interest on borrowed money or debt amortization;

(5) depreciation on the Property or equipment or systems therein;

(6) attorneys’ fees and expenses incurred in connection with lease negotiations or lease disputes;

(7) the cost (including any amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted accounting principles, except for items referred to in Item (24) or any other items of Operating Expenses above;

(8) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of any building to be demised to tenants;

(9) the cost of all Recapture Separation Work and all similar work with respect to any Additional Recapture Space, including, without limitation, any construction management or supervisory fees or expenses;

(10) costs, fees or expenses of or related to any separation, construction, redevelopment or reletting of any Recapture Space or Additional Recapture Space;

(11) salaries and other compensation of personnel in the general employ of Landlord or any of its subsidiaries or affiliates;

(12) advertising and promotional fees in excess of five thousand dollars ($5,000) per calendar year;

(13) the costs of artwork or sculpture;

(14) costs for repairs or other work occasioned by fire, windstorm or other casualty which are fully reimbursed by insurance;

(15) wages, salaries or other compensation paid for clerks or attendants in concessions or newsstands operated by Landlord or Landlord’s affiliates;

(16) costs or expenses charged to or payable by other third-party tenants of Landlord (including utility charges) other than as part of Operating Expenses;

Schedule 10.2(e) – 3

(17) any costs or expenses which are otherwise reimbursed to Landlord, other than as part of a Tenant’s Proportionate Share of Operating Expenses or CAM Expenses; provided, however, that notwithstanding any provision in this Master Lease to the contrary, in no event shall Landlord be entitled to bill, receive and retain from Tenant and all third-party tenants (subject to final adjustments and accounting) an aggregate of more than one hundred percent (100%) of all actual costs and expenses paid or incurred by Landlord on account of Operating Expenses or any other Installment Expenses and if Landlord shall receive more than one hundred percent (100%) (“Excess Expenses”), Landlord shall promptly refund to Tenant an amount equal to the lesser of (i) the amount of such Excess Expenses, or Tenant’s Proportionate Share thereof (from and after the Multi-Tenant Occupancy Date), and (ii) the actual amount paid by Tenant on account of all Operating Expenses or other Installment Expenses.

(18) overhead or administrative fees, costs or expenses of Landlord, or any subsidiaries or affiliates of Landlord (including any profit increments to any such subsidiaries or affiliates);

(19) charitable or political donations or contributions;

(20) interest, charges or penalties arising by reason of Landlord’s failure to timely pay any Impositions, CAM Expenses, (so long as timely paid by Tenant to Landlord), other Operating Expenses or other Property Charges, to the extent Landlord is required or has undertaken to do so under this Master Lease;

(21) any management fee or construction management or supervisory fee, with respect to the Demised Premises or the Property, other than any such fees (if any) which are payable to unrelated third-parties, pursuant to any REAs or Operating Agreements, but in no event with respect to any Recapture Separation Work or any work in connection with any Additional Recapture Space;

(22) any fees or other compensation for services (other than reimbursement for out-of pocket expenses) with respect to the Property paid to Tenant or any Affiliate of Tenant pursuant to any separate agreement for services between Landlord or any Affiliate of landlord, and Tenant or any Affiliate of Tenant;

(22) any costs or expenses arising out of or related to any breach or default by Landlord pursuant to the Master Lease or any negligence, gross negligence or willful misconduct of Landlord; or

(24) any costs or expenses arising out of or related all matters for which Landlord is required to indemnify, defend or hold harmless Tenant pursuant to the Master Lease.

Schedule 10.2(e) – 4

SCHEDULE 14.4

LANDLORD MORTGAGE DOCUMENTS

1.	Loan Agreement
2.	Promissory Note
3.	Mortgages/Deeds of Trust for all Properties
4.	Pledge and Security Agreement (JV Equity for GGP JV, Simon JV and Macerich JV)
5.	Consent (GGP JV Agreement)
6.	Consent (Simon JV Agreement)
7.	Consent (Macerich JV Agreement)
8.	Cash Management Agreement
9.	Clearing Account DACA
10.	Operating Account DACA (See Schedule 4)
11.	Environmental Indemnity Agreement
12.	Recourse Carve-Out Guaranty
13.	Assignment and Subordination of Management Agreement
14.	Assignment and Subordination of SHLD TSA
15.	Assignment of Interest Rate Cap
16.	Title Instruction Letter

SCHEDULE 20.6

ADDITIONAL PROVISIONS WITH RESPECT TO ENVIRONMENTAL MATTERS WITH RESPECT TO THE DEMISED PREMISES AND SACS

Notwithstanding anything to the contrary elsewhere in this Master Lease, the following terms and provisions shall apply to and govern Tenant’s use and occupancy of the Demised Premises and the portion thereof containing or relating to SACs, and the conduct of the Tenant’s use and operation of the Demised Premises and the Stores, all of which terms and provisions Tenant shall observe, perform and comply with promptly and at its sole cost and expense:

(a) Storage. All scrap/discarded mufflers or other equipment, parts, tires, batteries/battery cores, brake linings, wiper blades and other potentially hazardous by-products or results of Tenant’s operations, all other debris and waste or used products (including, without limitation, motor oils and petroleum and nonpetroleum products), and all Hazardous Substances, must be stored in accordance with the Environmental Ordinary Course of Business.

(b) Parking. Tenant shall cause its employees to park all automobiles which are in the process of service and/or maintenance either inside the Demised Premises or solely within that portion of the Common Areas identified as parking areas for Sears Store customers in any Encumbrances or, at the request of Landlord, in such specific locations thereof as may be designated from time to time by Landlord.

(c) Environmental Best Management Practices. In using each and all of the Demised Premises or operating the automobile care service business at the Demised Premises, Tenant shall use best management practices in managing all Hazardous Substances, including, but not limited to, strictly complying with all of the following:

(i) Compliance With Environmental Laws and Legal Requirements. Tenant shall comply, and shall cause the Demised Premises and all activities thereon to strictly comply, with all Environmental Laws and all other Legal Requirements now or hereafter in effect. Tenant shall procure and maintain in full force and effect at all times any and all licenses, permits, approvals, consents or authorizations required under any Environmental Laws or other Legal Requirements for the conduct of Tenant’s operations on the Demised Premises (“Environmental Permits”), and Tenant shall not take, suffer or permit any action which would violate any such Environmental Permits, nor fail to take any action the failure of which would violate or cause the suspension or revocation of any such Environmental Permits. Tenant shall timely make all applications to renew and extend all Environmental Permits. Landlord shall reasonably cooperate, at Tenant’s expense, with Tenant’s efforts to procure such Environmental Permits, but Landlord shall not incur any expense, liability or obligation with respect to any such Environmental Permits.

(ii) Release and Generation of Hazardous Substances. Tenant shall not cause or permit the release, threatened release, abandonment, treatment, dumping, discharging or disposal of any Hazardous Substances on, from, under or

Schedule 20.6 – 1

about the Demised Premises, the Properties and/or the Shopping Center (if applicable). Tenant shall not use, manage, handle, store, generate or transport or permit the use, management, handling, generation or transportation of Hazardous Substances on, under or from the Demised Premises except to the extent necessary for Tenant’s business operations and then only in strict compliance with applicable Environmental Laws and other Legal Requirements. In addition, Tenant shall not manage (except as a generator), store or dispose of any hazardous waste, as such term is defined under applicable Environmental Law, or Hazardous Substances on, from or under the Demised Premises or take any action or allow any activity, in each case that would cause the Demised Premises to be considered a hazardous waste treatment, storage or disposal facility within the meaning of any applicable Environmental Law.

(iii) Removal of Waste Oils and Solvents. Tenant shall cause all waste oils, solvents and other used petroleum and nonpetroleum waste to be removed periodically (but not less frequently than once per month or period as may be customary in the industry) and transported from the Demised Premises by a properly licensed, experienced and reputable waste removal contractor, to be disposed of at duly licensed facilities, all in strict accordance with all applicable Legal Requirements and Environmental Laws.

(iv) Oil-Water Separator. Tenant shall regularly (at least annually or such shorter period as required by Environmental Laws) cause the oil-water separator to be dredged, cleaned and refilled and the filtration material replaced, removed and transported by a properly licensed and reputable waste removal contractor, approved in advance by Landlord, to be disposed of at duly licensed facilities in strict accordance with all applicable Legal Requirements and Environmental Laws.

(v) Environmental Equipment; Remediation. Subject to the provisions of Section 20.3(b):

(A) Tenant shall not use or install or allow the use or installation of any Environmental Equipment on the Demised Premises which is first used or installed after the Effective Date located in whole or in part beneath the surface of the ground without Landlord’s prior written consent (provided, that Tenant may use the preexisting Environmental Equipment located at the Demised Premises on the date of this Master Lease, subject to the further provisions hereof). Tenant is solely responsible for any liability, damage, cost or claim resulting from, relating to or arising out of any such use or installation. If Tenant installs or uses any Environmental Equipment which is involved in or related to any Known Environmental Problem, Tenant shall, at or before the time that it vacates the Demised Premises and at any rate on or before the effective date of such vacating, unless otherwise directed by Landlord: (i) remove, dispose or repair the same if required in compliance with all Environmental Laws; (ii) restore the Demised Premises to their original condition (excluding and after removal of any and all Environmental Equipment); and (iii) comply with all obligations related thereto under all Environmental Laws;

Schedule 20.6 – 2

(B) Subject to the foregoing, with respect to all Known Environmental Problems, Tenant agrees to operate, maintain, abandon, close, remove, repair and replace all Environmental Equipment as may be necessary in accordance with applicable Environmental Laws, including, without limitation, being responsible for the removal, replacement, treatment and disposal of soils, building materials, equipment and/or groundwater impacted with or by Hazardous Substances and disturbed, exposed or released during such operation, maintenance, abandonment, removal, repair and replacement activities;

(C) Upon removal of any Environmental Equipment, Tenant shall promptly: (x) investigate whether any release of Hazardous Substances occurred in connection with such Environmental Equipment; (y) promptly after the removal thereof notify Landlord in writing of all releases of Hazardous Substances and/or any contamination discovered as a result of such investigation, and provide Landlord with all results thereof and all tests and reports in connection therewith; and (z) using a consultant and methods reasonably approved in advance by Landlord and in full accordance with all applicable Environmental Laws, remove all such Hazardous Substances and repair all damage to the Demised Premises, the Properties and/or the Shopping Center (if applicable);

(D) Without limiting the foregoing provisions of subparagraph (C), in the event that Tenant removes, replaces, repairs or modifies a hydraulic lift, Tenant shall, in accordance with applicable Environmental Laws, promptly remove, replace and properly dispose of all soils and/or groundwater which: (x) are impacted with Hazardous Substances, including, but not limited to, oils, petroleum products and/or petroleum-derived products; and/or (y) are exposed or disturbed by the removal, replacement, repair or modification of a hydraulic lift. Notwithstanding the foregoing, Landlord reserves the right, at any time and from time to time, at Tenant’s expense and without releasing Tenant from any of its liability or obligations under this Master Lease, to initiate or assume control in a commercially reasonable manner in accordance with applicable Legal Requirements over the investigation, remediation or monitoring of any soil and/or groundwater found to be impacted by Hazardous Substances; and

(E) Tenant shall notify Landlord in writing at least seven (7) days in advance of any permanent abandonment or removal (without implying Landlord’s consent to any abandonment or removal, which consent must be requested in writing by Tenant and shall be given or withheld in Landlord’s sole discretion), and/or replacement of Environmental Equipment.

(vi) Storage Tanks. Tenant shall operate above-ground or below-ground storage tanks, including with respect to temporary storage of waste oils and solvents for periodic disposal as provided in Schedules 20.6(c)(iii) and (c)(iv), and in the Environmental Ordinary Course of Business.

Schedule 20.6 – 3

(vii) Compliance, Investigation and Reports.

(A) Tenant shall strictly comply with all applicable Legal Requirements pertaining to the permitted use and the protection of human health and the environment, including making all filings and reports to applicable governmental agencies necessary to so comply, including hazardous waste manifests (providing copies of all such manifests, notices, demands, claims and correspondence received from or sent to any governmental agency to the manager of the Sears Store or Kmart Store, as the case may be, at the respective Sears Store or Kmart Store address, and to Landlord), and performing any investigation, remediation, clean up or work required to comply with Legal Requirements and Environmental Laws and paying (and indemnifying Landlord against) any fines, penalties, damages, costs, liabilities and expenses arising out of Tenant’s failure to comply with Legal Requirements and Environmental Laws.

(B) Without limiting the foregoing, upon receiving notice thereof, Tenant shall promptly: (x) notify Landlord in writing and provide copies of all documents regarding all actual or alleged violations of any Environmental Law that involve a release or threatened release of Hazardous Substance relating to Tenant’s activities or otherwise, including copies of any environmental testing, cleanup, monitoring, or closure reports or documents, regulatory correspondence or other written materials whatsoever (including all updates, supplements and revisions) relating to their discovery, investigation, remediation and/or monitoring of any soils and/or groundwater impacted with Hazardous Materials on or about the Demised Premises, in connection with Tenant’s operation, investigation, maintenance, abandonment, removal, repair and replacement of Environmental Equipment (collectively, “Remediation Materials”); and (y) at its sole expense and using a consultant and methods approved in advance by Landlord and in full compliance with all applicable Environmental Laws, investigate and correct all such violations, remove all such Hazardous Substances and repair all damage to the Demised Premises, the Properties and/or the Shopping Center (if applicable).

(viii) Removal of Hazardous Substances. Upon the expiration or earlier termination of this Master Lease, Tenant shall cause, at its sole cost and expense, all containerized or accumulated Hazardous Substances, including Hazardous Substances accumulated in any tanks or secondary containment systems, to be removed from the Demised Premises and transported off-site for use, storage or disposal in accordance with all Environmental Laws.

(ix) Inspection by Landlord. Tenant acknowledges and agrees that, at any time and from time to time during the Term, Landlord and its representatives may enter the Demised Premises to install, maintain or use any environmental monitoring or testing equipment or to perform any environmental monitoring, testing, auditing or inspection activity with respect to any activities on,

Schedule 20.6 – 4

at or in the vicinity of the Demised Premises, and to review, inspect and copy all Remediation Materials. In addition, Landlord has the right, at any time and from time to time, to inspect or audit the Demised Premises with respect to environmental matters and to observe and audit Tenant’s compliance with Environmental Laws and the provisions of Article XX and other provisions of this Master Lease. During such inspection or audit, Tenant agrees to provide all relevant documents and information reasonably requested by Landlord and to provide to Landlord the opportunity to interview Tenant’s employees relating to environmental matters. This right of audit and inspection does not constitute a duty on Landlord’s part to so inspect and in no event relieves Tenant of any obligations under this Master Lease or under any Legal Requirements. All activities by Landlord under this Schedule 20.6(c)(ix) shall be subject to the provisions with respect to notice and terms of inspection, Landlord’s responsibility and insurance and all other matters as provided in Section 20.5 of this Master Lease. Landlord shall maintain (or cause its contractors and experts to maintain) customary insurance coverage with customary limits with respect to all Inspections naming Tenant as additional insured.

(x) Landlord’s Right to Perform.

(A) If Tenant fails to perform any of its obligations under this Schedule 20.6 in a timely manner, without limiting any other Landlord’s rights or remedies under this Master Lease, upon reasonable notice to Tenant, Landlord may (but shall have no obligation to) perform such obligation at Tenant’s sole risk and expense.

(B) Without limiting the foregoing, in the event Tenant has not fully complied with all obligations to deliver any or all of the Demised Premises free of Hazardous Substances or has failed to remove any Environmental Equipment or has failed to otherwise complete any required remediation activities or other obligations pursuant to Article XX with respect to the surrender of the Demised Premises on the expiration or earlier termination of this Master Lease, subject to the provisions of Schedule 20.3 to the Side Letter and the provisions of Section 20.3(b), Landlord, its successors, assigns and designees (collectively, “Performing Parties”) may accept such delivery and surrender of the Demised Premises with such failure and nonperformance by Tenant and undertake any or all of Tenant’s such obligations with respect to any or all of the Demised Premises in accordance with the requirements of Environmental Law at Tenant’s sole cost and expense, without releasing Tenant from its liabilities or obligations under this Master Lease and without waiving any rights or remedies against Tenant. In such event, in addition to all other Landlord’s rights and remedies, Tenant shall remain liable for all costs, expenses, fees, charges, fines, penalties and damages as a result of Tenant’s such failure to deliver and surrender the Demised Premises in the condition required, and shall pay or reimburse the same to Landlord or any other Performing Parties, plus five percent (5%) of the amount thereof for administrative expenses, within ten (10) days of written demand therefor.

Schedule 20.6 – 5

(xi) Tenant to Maintain Records. Tenant shall retain and maintain copies of all removal, transportation and disposal manifests, notices, correspondence, spill or release reports, remediation requests and action plans, environmental reports, tests and inspections, notices of violations, and all other Remediation Materials referred to in this Schedule 20.6 for a period of not less than three (3) years (or such longer period as may be required by applicable Environmental Law) from and after the period to which they relate.

(xii) Environmental Indemnity. In addition to all other Tenant indemnities hereunder, Tenant shall indemnify, defend (with counsel acceptable to Landlord), and hold harmless Landlord and all Indemnified Parties from and against any and all Losses (including reasonable attorneys’ fees and expenses, including all of the same incurred in the enforcement of this indemnity, and reasonable consultants’ fees) which are caused by, relate to or arise in connection with: (A) any breach of Article XX; (B) any violation by Tenant or Tenant Group of any Environmental Law with respect to the Demised Premises, the Properties and/or the Shopping Center (if applicable); (C) any act or omission of Tenant or Tenant Group as to any environmental matter or condition arising during the Term resulting in any violation of Environmental Law; and (D) that portion of an environmental condition on or about the Demised Premises, the Properties and/or the Shopping Center (if applicable) caused by, contributed to, or aggravated or exacerbated by Tenant. Tenant’s obligation under this Schedule 20.6(c)(xii) shall survive the expiration or earlier termination of this Master Lease.

(xiii) Confidentiality. All environmental testing and mitigation results and all documents or reports generated in connection with the Tenant’s operation, investigation, maintenance, abandonment, removal, repair or replacement of any Environmental Equipment or Hazardous Substances shall be kept strictly confidential unless disclosure is required by law (in which event, prior written notice of such disclosure, together with a copy of the testing, mitigation documents or reports that will be disclosed must be given to Landlord at least thirty (30) days prior to the disclosure).

(xiv) Survival. The provisions of this Schedule 20.6 shall survive the expiration or sooner termination of this Master Lease with respect to any or all of the Demised Premises.

Schedule 20.6 – 6